QuickLinks -- Click here to rapidly navigate through this document

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-109049

PROSPECTUS

MSW ENERGY HOLDINGS II LLC

MSW ENERGY FINANCE CO. II, INC.

OFFER TO EXCHANGE

$225,000,000 principal amount of 7 3/8% Series B Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933, for any and all of the outstanding 7 3/8% Series A Senior Secured Notes due 2010

        We are offering to exchange all of our outstanding 7 3/8% Series A Senior Secured Notes due 2010, which we refer to as the old notes, for our registered 7 3/8% Series B Senior Secured Notes due 2010, which we refer to as the exchange notes, and together with the old notes, the notes. The terms of the exchange notes are substantially identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable. The exchange notes will represent the same debt as the old notes, and we will issue the exchange notes under the same indenture.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on June 29, unless extended.

  •
  We will exchange all old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

  •
  We will not receive any proceeds from the exchange offer.

  •
  There is no established trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        The exchange notes will be our senior secured obligations and will rank equally in right of payment with all of our senior secured indebtedness, including the old notes. The exchange notes will be jointly and severally guaranteed by UAE Ref-Fuel II Corp., our wholly-owned subsidiary. Our sole source of operating cash flow is our direct and indirect 50% membership interest in Ref-Fuel Holdings LLC, which owns 100% of American Ref-Fuel Company LLC. Ref-Fuel Holdings LLC, American Ref-Fuel Company LLC and their subsidiaries are not deemed to be our subsidiaries for purposes of the indenture governing the notes and therefore are not limited by the covenants set forth in the indenture and also are not guarantors of the notes. In addition, the exchange notes and the guarantees will be secured by a first-priority perfected lien on substantially all our assets, including the capital stock of Ref-Fuel Holdings LLC, as more fully described in "Description of the Notes—Security."

Participating in the exchange offer involves risks.
See "Risk Factors" beginning on page 17.

        Neither the Securities and Exchange Commission nor any other federal or state agency has approved or disapproved of the securities to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is June 1, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	17
FORWARD-LOOKING STATEMENTS	27
USE OF PROCEEDS	27
CAPITALIZATION	28
THE TRANSACTIONS	29
SELECTED FINANCIAL DATA	31
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS	35
BUSINESS OF REF-FUEL HOLDINGS	52
MSW ENERGY HOLDINGS II LLC	68
MSW ENERGY FINANCE CO. II, INC.	70
REF-FUEL HOLDINGS LLC	71
REGULATION	72
MANAGEMENT	76
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	80
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	82
THE EXCHANGE OFFER	83
DESCRIPTION OF THE NOTES	91
BOOK-ENTRY; DELIVERY AND FORM	132
MATERIAL FEDERAL INCOME TAX CONSEQUENCES	134
PLAN OF DISTRIBUTION	135
LEGAL MATTERS	135
EXPERTS	135
WHERE YOU CAN FIND MORE INFORMATION	136
INDEX TO PRO FORMA FINANCIAL STATEMENT	P-1
INDEX TO HISTORICAL FINANCIAL STATEMENTS	F-1

        We have not authorized any person to give any information or to make any representation other than those contained in this prospectus. You must not rely upon any unauthorized information or representation. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation.

PROSPECTUS SUMMARY

        This summary highlights the material information contained elsewhere in this prospectus. It does not contain all of the information that may be important to you. We encourage you to read this prospectus in its entirety.

        As used in this prospectus, the term "MSW Energy II" refers to MSW Energy Holdings II LLC only; the term "MSW Energy Finance II" refers to MSW Energy Finance Co. II, Inc. only; unless otherwise indicated, the terms "we," "our," "ours" and "us" refer only to MSW Energy II; the term "Issuers" refers only to MSW Energy II and MSW Energy Finance II and not to any of our other affiliates; the terms "American Ref-Fuel" and "ARC" refer to American Ref-Fuel Company LLC; the term "UAE Holdings" refers to United American Energy Holdings Corp.; the term "UAE Ref-Fuel" refers to UAE Ref-Fuel LLC; the term "UAE Ref-Fuel II" refers to UAE Ref-Fuel II Corp.; and the term "Ref-Fuel Holdings" refers to Ref-Fuel Holdings LLC.

        Our sole source of operating cash flow is our direct and indirect 50% membership interest in Ref-Fuel Holdings, which owns 100% of American Ref-Fuel. However, neither Ref-Fuel Holdings nor American Ref-Fuel is considered to be a subsidiary of ours for purposes of the indenture governing the notes. Therefore, Ref-Fuel Holdings and American Ref-Fuel are not guarantors and are not subject to the covenants contained in the indenture. We have included the financial statements and other financial information of Ref-Fuel Holdings because we believe this information is helpful to investors in evaluating MSW Energy II. However, as a 50% owner, the financial statements and other financial information contained in this prospectus relating to Ref-Fuel Holdings are not directly comparable to our financial statements and other financial information.

Issuers and Guarantor

        MSW Energy II, a Delaware limited liability company and MSW Energy Finance II, a Delaware corporation, are co-issuers of the notes. UAE Ref-Fuel II Corp., a wholly-owned subsidiary of MSW Energy II, is a guarantor of the notes.

MSW Energy II

        We were formed in August 2003 as a Delaware limited liability company for the purpose of issuing the old notes, the proceeds of which were used, together with loans and capital contributions from MSW Merger LLC's owners, to fund the merger of MSW Merger LLC with and into UAE Holdings which was completed on December 12, 2003. We refer to this merger as the "UAE Merger." Our sole source of operating cash flow is our 50% direct and indirect membership interest in Ref-Fuel Holdings. Ref-Fuel Holdings is a holding company whose sole assets and source of operating cash flow relate to its 100% membership interest in American Ref-Fuel. We depend on the cash flow of Ref-Fuel Holdings and indirectly American Ref-Fuel to meet our obligations, including our obligations under the notes. Because we depend on the cash flow of Ref-Fuel Holdings and indirectly, American Ref-Fuel, this prospectus provides extensive disclosure regarding Ref-Fuel Holdings and its subsidiaries. American Ref-Fuel is one of the largest owners and operators of waste-to-energy (WTE) facilities in the northeast United States, as measured by design capacity on a total ton per day basis.

        Our principal executive offices are c/o American Ref-Fuel Company LLC, 155 Chestnut Ridge Road, Montvale, NJ 07645, Attention: Michael J. Gruppuso, telephone number (800) 727-3835.

Ref-Fuel Holdings

        Ref-Fuel Holdings was formed as a Delaware limited liability company in 1997. Ref-Fuel Holdings directly owns 100% of American Ref-Fuel.

        American Ref-Fuel was formed as a Delaware limited liability company for the purpose of owning partnerships that develop, own and operate WTE facilities, which combust municipal solid waste and produce energy in the form of electricity and steam. American Ref-Fuel owns or controls and operates six state-of-the-art WTE facilities located in the northeastern United States, which we refer to as the ARC operating facilities.

        The subsidiaries of American Ref-Fuel that operate the ARC operating facilities (or the ARC operating companies) derive revenues principally from disposal or tipping fees received by the ARC operating facilities for accepting waste and the sale of electricity and steam produced by those facilities.

        The following information relates to the ARC operating facilities as of December 31, 2003:

		Capacity		Contract Expiration Date		Date of Commercial Operation/Date Acquired by American Ref-Fuel
Operating Facility	Location	Waste Disposal (tons per day)	Electric Generating (megawatts)	Service Agreements/ Disposal Contracts	Electricity Sales Contracts		Revenues Under Long-Term Contracts(1)
Hempstead	Hempstead, NY	2,505	72	2009	2009	1989	97%
Essex	Newark, NJ	2,700	70	2020	2021	1991	96%
Seconn	Preston, CT	689	18	2015	2017	1992	90%
Niagara	Niagara Falls, NY	2,250	50	2007-2012	2014	1980/1993	72%
Semass	Rochester, MA	2,700	79	2003-2016	2015	1989/1996	55%
Delaware Valley	Chester, PA	2,688	79	2017	2016	1992/1997(2)	57%

(1)
Represents the portion of gross revenues generated by contracts with an original term of three years or greater. Gross revenues do not include fair value adjustment amortization and revenue levelization adjustments.

(2)
Date acquired for the Delaware Valley facility refers to the date of acquisition by Allied Waste Industries, Inc. Following that date, the Delaware Valley facility was managed by a predecessor of American Ref-Fuel until it was acquired by American Ref-Fuel on April 30, 2001.

        American Ref-Fuel indirectly owns 100% of the ARC operating companies, except for Semass Partnership (which owns the Semass facility), of which American Ref-Fuel indirectly owns 90%. American Ref-Fuel also owns TransRiver Marketing Co., L.P. (or TransRiver), a waste procurement company. In addition to providing waste procurement services to American Ref-Fuel, TransRiver owns a 740-ton-per-day transfer station in Lynn, Massachusetts.

        On May 9, 2003, American Ref-Fuel completed the issuance of $275 million aggregate principal amount of 6.26% Senior Notes due 2015. The notes achieved a rating of "Baa2" by Moody's Investors Service, Inc. (or Moody's) and "BBB" by Standard & Poor's (or S&P). Net proceeds of $270 million from the financing were used, in part, to repay and retire $242.6 million under outstanding credit facilities. As part of this refinancing, American Ref-Fuel entered into a $75 million amended and restated revolving credit facility, of which $7.0 million of letters of credit were outstanding and no advances were outstanding as of December 31, 2003. We sometimes refer to these refinancings as the ARC refinancing.

The Transactions

        On December 12, 2003, MSW Merger LLC, a Delaware limited liability company and our indirect parent, consummated the merger contemplated by the agreement and plan of merger entered into on August 22, 2003 (the UAE Merger Agreement), pursuant to which the members of MSW Merger LLC became the sole stockholders of UAE Holdings. At the same time, our direct parent prior to the UAE Merger, MSW Intermediate Merger LLC, merged with and into UAE Ref-Fuel, an indirect wholly owned subsidiary of UAE Holdings, with UAE Ref-Fuel as the surviving entity and UAE Ref-Fuel contributed to us its direct 49.9% capital interest in Ref-Fuel Holdings and all of its interest in UAE Ref-Fuel II, our wholly-owned subsidiary, which owns a 0.1% capital interest in Ref-Fuel Holdings. We refer to the transactions described in this paragraph as the Transactions.

        Our sole source of operating cash flow is our direct and indirect 50% membership interest in Ref-Fuel Holdings, which in turn owns 100% of American Ref-Fuel.

        Pursuant to the UAE Merger, the total amount of payments made by MSW Merger LLC was $392 million, consisting of payments to the stockholders and optionholders of UAE Holdings and funds used to extinguish debt at UAE Holdings and United American Energy Corp. (UAE Corp.), and excluding certain amounts funded to be retained as working capital at UAE Corp. Additionally, MSW Merger incurred various costs associated with the UAE Merger.

        The net proceeds of the old notes (which were distributed to UAE Ref-Fuel and then loaned and distributed first to UAE Corp. and then to UAE Holdings), together with loans and capital contributions from MSW Merger LLC's members of $209 million, in the aggregate, were used to finance the UAE Merger. See "The Transactions" for a more detailed description.

Our Structure and Owners

        The following chart reflects the ownership structure of UAE Holdings and Ref-Fuel Holdings prior to the Transactions and the effect of the Transactions on that ownership structure.

(received cash consideration in the UAE Merger)
Former Stockholders of UAE Holdings
(Members of MSW Merger LLC became Stockholders of UAE Holdings)
DLJMB Funds (defined below)
UAE Holdings
Merged into UAE Holdings
MSW Merger LLC
United American Energy Corp. ("UAE Corp.")
MSW Intermediate Merger LLC
Merged into UAE Ref-Fuel
Interests in UAE Ref-Fuel II Corp. and Ref-Fuel Holdings LLC contributed to MSW Energy Holdings II LLC
UAE Subsidiaries with ownership of operating facilities
UAE Ref-Fuel
MSW Energy Holdings II LLC
49.9%
UAE Ref-Fuel II Corp.
0.1%
Ref-Fuel Holdings LLC
MSW Energy Finance Co. II, Inc.

The following chart reflects the current ownership structure of MSW Energy II and Ref-Fuel Holdings after the Transactions and the Equalization Transactions described below in this section:

DLJMB Funds
(defined below)
Affiliates of AIGGIG
(defined below)
60%
40%
UAE Holdings
100%
100%
UAE
Corp.
100%
UAE Ref-Fuel
UAE Subsidiaries with
ownership of
operating facility
Affiliates of
CSFB Private
Equity
(defined below).
MSW Acquisition LLC
Affiliates of AIGGIG
(defined below).
0.01%
60%
39.99%
100%
49.9%
49.8% (1)
MSW Energy Holdings II LLC
UAE
Ref-Fuel
II Corp.
0.1%
MSW Energy
Holdings LLC
Co-obligors on
$225 million
7 3/8% Senior
Secured Notes
due 2010
100%
MSW Energy
Finance Co. II, Inc.
Ref-Fuel
Holdings LLC
100%
MSW Energy
Finance Co., Inc.
Co-obligors on
$200 million
8 1/2% Senior
Secured Notes
due 2010
100%
American Ref-Fuel
Company LLC and
Subsidiaries

(1)
MSW Energy Holdings LLC also has the ability to vote an additional 0.2% membership interest. The intermediate wholly owned subsidiary through which MSW Energy Holdings LLC holds its 49.8% ownership interest is not shown.

        Each of the ARC operating companies has outstanding indebtedness with respect to the ARC operating facilities. The majority of this indebtedness is evidenced by tax-exempt bonds and is collateralized by the ARC operating facilities and other assets of the ARC operating companies. American Ref-Fuel also has outstanding indebtedness. Substantially all distributions to American Ref-Fuel from the ARC operating companies, after the payment of expenses and debt service on ARC operating company-level indebtedness, are subject to the satisfaction of financial tests. For more information regarding these financial tests, see "The Business of Ref-Fuel Holdings—ARC Operating Facilities." Distributions from American Ref-Fuel to Ref-Fuel Holdings, after the payment of expenses and debt service on American Ref-Fuel indebtedness, are also subject to the satisfaction of financial tests. For more information regarding these financial tests, see "Business of Ref-Fuel Holdings—Financing"

        We are owned by UAE Ref-Fuel, a wholly owned indirect subsidiary of UAE Holdings. As a result of the transactions described below, which were consummated on April 30, 2004, UAE Holdings is owned 60% by DLJ Merchant Banking Partners III, L.P. and several affiliated private equity funds (the DLJMB Funds), each of which is managed by entities affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston, and

40% by Highstar Renewable Fuels II LLC (Highstar II), an indirect subsidiary of AIG Global Asset Management Holdings Corp. (AIGGIG).

        As noted above, of the other 50% interest in Ref-Fuel Holdings, 49.8% is indirectly owned by MSW Energy Holdings LLC (MSW Energy I) and 0.2% is indirectly owned by Duke Energy Corporation (Duke). MSW Energy I is owned (i) 60% by MSW Acquisition LLC, an affiliate of CSFB Private Equity, (ii) 39.99% collectively by Highstar Renewable Fuels LLC (Highstar), an indirect subsidiary of AIGGIG, and Highstar Renewable Fuels I LLC (Highstar I), which is owned by Highstar and AIG Highstar Capital, L.P., an investment fund managed by affiliates of Highstar, and (iii) 0.01% by UAE Holdings.

        On April 30, 2004, the DLJMB Funds sold to Highstar II 40% of the outstanding shares of common stock of UAE Holdings and 40% of the principal amount of certain promissory notes previously issued by UAE Holdings to the DLJMB Funds, pursuant to a securities purchase agreement dated January 26, 2004. Concurrently, on April 30, 2004, MSW Acquisition LLC acquired an additional 10% membership interest in MSW Energy I from Highstar, pursuant to a membership interests purchase agreement dated as of January 26, 2004. On April 29, 2004, Highstar transferred a 39.89% membership interest in MSW Energy to Hightstar I. As a result of these transactions, MSW Acquisition LLC owns 60%, Highstar and Highstar I collectively own 39.99% and UAE Holdings owns 0.01% of the outstanding membership interest in MSW Energy I. UAE Holdings is the managing member of MSW Energy I. Highstar intends to transfer its interest in Highstar I, and Highstar II intends to transfer its interest in UAE Holdings, to one or more AIG managed private equity limited partnerships or other AIG affiliated investment vehicles.

        The transactions described above (the Equalization Transactions) resulted in CSFB Private Equity affiliates collectively owning a 59.88% indirect interest in Ref-Fuel Holdings and the Highstar entities collectively owning a 39.92% indirect interest in Ref-Fuel Holdings.

        The parties entered into a stockholders' agreement and members' agreement that provide for the governance of UAE Holdings, MSW Energy I and their subsidiaries. Pursuant to the stockholders' agreement, the affiliates of CSFB Private Equity, on the one hand, and the Highstar entities, on the other hand, will have representation on the boards of directors of UAE Holdings and its subsidiaries that will be generally proportionate to their ownership in UAE Holdings. Although affiliates of CSFB Private Equity will initially have the ability to appoint a majority of the members of the boards of directors of these entities, the terms of the stockholders' agreement provide that UAE Holdings, MSW Energy I (through UAE Holdings as its managing member) or in many cases their subsidiaries, including Ref-Fuel Holdings American Ref-Fuel and us, may not take certain significant actions without the consent of both the affiliates of CSFB Private Equity and Highstar II, so long as they continue to own a minimum percentage of the common stock of UAE Holdings. These significant actions are more fully described under the section headed "MSW Energy Holdings II LLC" in this prospectus. The agreements also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and MSW Energy I. The parties also entered into a registration rights agreement with respect to the common stock of UAE Holdings.

MSW Energy Finance II

        Our wholly owned subsidiary, MSW Energy Finance II, was formed in November 2003 solely for the purpose of serving as a co-issuer of the notes in order to facilitate the offering of the old notes. Other than serving as a co-issuer of the notes, MSW Energy Finance II does not have any operations or assets and will not have any revenues. As a result, you should not expect MSW Energy Finance II to participate in servicing the interest and principal obligations on the notes.

The Exchange Offer

        The following is a brief summary of the terms of the exchange offer. For a more complete description, see "The Exchange Offer."

        On November 24, 2003, MSW Energy II and MSW Energy Finance II completed an offering of $225,000,000 aggregate principal amount of 7 3/8% senior secured notes due 2010, which was exempt from registration under the Securities Act of 1933 (the Securities Act).

        Credit Suisse First Boston LLC, the initial purchaser, subsequently resold the old notes to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

        In connection with the sale of the old notes, we, together with MSW Energy Finance II and UAE Ref-Fuel II, our wholly-owned subsidiary entered into a registration rights agreement with the initial purchaser. We are obligated to file a registration statement with respect to an offer to exchange the notes for a new issue of equivalent notes registered under the Securities Act within 90 days after the date on which the old notes were purchased by the initial purchaser. We are also obligated to use our commercially reasonable best efforts to cause the registration statement to be declared effective prior to 180 days after the date on which the old notes were purchased by the initial purchaser. We may be required to provide a shelf registration statement to cover resales of the notes under certain circumstances.

        If we fail to meet any of these requirements, it will constitute a default under the registration rights agreement and we must pay additional interest on the notes of 0.25% per annum for the first 90-day period after any such default. This interest rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all such defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. The exchange offer is being made pursuant to the registration rights agreement and is intended to satisfy the rights granted under the registration rights agreement.

Securities Offered	$225,000,000 in aggregate principal amount of 7 3/8% Series B Senior Secured Notes due 2010.
Exchange Offer
The exchange notes are being offered in exchange for a like amount of old notes. $1,000 principal amount of exchange notes will be issued in exchange for each $1,000 principal amount of old notes validly tendered.
The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:
• the exchange notes have been registered under the federal securities laws and will not bear any legend restricting their transfer; and
• the exchange notes bear a different CUSIP number than the old notes.

Resale
Except as described below, we believe that registered securities to be issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if you meet the following conditions:
(1) the registered securities are acquired by you in the ordinary course of your business;
(2) you are not engaging in and do not intend to engage in a distribution of the registered securities;
(3) you do not have an arrangement or understanding with any person to participate in the distribution of the registered securities; and
(4) you are not an affiliate of ours, as that term is defined in rule 405 under the Securities Act.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff would make a similar determination with respect to the exchange offer.

If you do not meet the above conditions, you may incur liability under the Securities Act if you transfer any registered security without delivering a prospectus meeting the requirements of the Securities Act. We do not assume or indemnify you against that liability.

Each broker-dealer that is issued registered securities in the exchange offer for its own account in exchange for old securities which were acquired by that broker-dealer as a result of market-making activities or other trading activities must agree to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the registered securities. A broker-dealer may use this prospectus for an offer to resell or to otherwise transfer registered securities.
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on June 29, 2004, which we refer to as the expiration date, unless we, in our sole discretion, extend it. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holders promptly after the expiration or termination of the exchange offer.

Conditions to Exchange Offer
The conditions to completing the exchange offer are that the exchange offer not violate applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction. These conditions are for our sole benefit and may be asserted by us in our reasonable judgment regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time prior to the expiration date in our reasonable judgment. See "The Exchange Offer—Conditions to the Exchange Offer."
Procedure for Tendering Old Notes
The exchange offer will expire at 5:00 p.m., New York City time, on June 29, 2004. If you wish to accept the exchange offer, you must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus and in the letter of transmittal.

We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued in the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer—Terms of the Exchange Offer."
Special Procedures for Beneficial Owners
If you are the beneficial owner of old notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender in the exchange offer, you should contact the person in whose name your notes are registered and promptly instruct the person to tender on your behalf.
Guaranteed Delivery Procedures
If you wish to tender your old notes and time will not permit your required documents to reach the exchange agent by the expiration date, or the procedure for book-entry transfer cannot be completed on time, you may tender your notes according to the guaranteed delivery procedures. For additional information, you should read the discussion under "The Exchange Offer—Guaranteed Delivery Procedures."
Withdrawal Rights	The tender of the old notes pursuant to the exchange offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
Acceptance of Old Notes and Delivery of Exchange Notes

Subject to customary conditions, we will accept old notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. See "The Exchange Offer—Conditions to the Exchange Offer." The exchange notes will be delivered promptly following the expiration date.

Effect of Not Tendering
Any old notes that are not tendered or that are tendered but not accepted will remain subject to the restrictions on transfer. Since the old notes have not been registered under the federal securities laws, they bear a legend restricting their transfer absent registration or the availability of a specific exemption from registration. Upon the completion of the exchange offer, we will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the federal securities laws. See "The Exchange Offer—Effect of Not Tendering."
Interest on the Exchange Notes and the Old Notes

The exchange notes will bear interest from the most recent interest payment date to which interest has been paid on the old notes. Interest on the old notes accepted for exchange will cease to accrue upon the issuance of the exchange notes.
Material Federal Income Tax Considerations
The exchange of old notes for exchange notes by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange. See "Material Federal Income Tax Consequences."
Exchange Agent
Wells Fargo Bank, N.A., the trustee under the indenture, is serving as exchange agent in connection with the exchange offer. Contact details for the exchange agent are set forth under "The Exchange Offer—Exchange Agent."
Use of Proceeds	We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

Terms of the Exchange Notes

        The following is a summary of the terms of the exchange notes. For a more complete description, see "Description of the Notes."

Issuers	MSW Energy Holdings II LLC and MSW Energy Finance Co. II, Inc.
Notes Offered	$225,000,000 aggregate principal amount of 7 3/8% Series B Senior Secured Notes due 2010.
Maturity Date	September 1, 2010.
Interest	7 3/8% per annum, payable semiannually in arrears on March 1 and September 1, commencing March 1, 2004.
Ranking	The exchange notes and the subsidiary guarantees rank:
• effectively senior to all of our and our guarantors' existing and future senior unsecured indebtedness; and
• senior to any of our and our guarantors' future indebtedness that expressly provides it is subordinated to the notes and the guarantees (including senior subordinated notes).

Collateral
The exchange notes and the subsidiary guarantees are secured by a first-priority perfected lien on substantially all our assets, including a pledge of the membership interests of Ref-Fuel Holdings and the subsidiaries directly held by us and our restricted subsidiaries.
Optional Redemption
On or before September 1, 2006, we may redeem up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain equity offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange notes remains outstanding.

We may redeem some or all of the exchange notes prior to September 1, 2007, at a redemption price equal to the make-whole amount set forth in this prospectus, and accrued and unpaid interest and additional interest, if any, to the date of redemption.

We may redeem any of the exchange notes at any time on or after September 1, 2007, in whole or in part, in cash, at the redemption prices described in this prospectus, plus accrued and unpaid interest and additional interest, if any, to the date of redemption.
Offer to Repurchase upon Certain Sales of Assets; Financings by American Ref-Fuel

If we receive more than $20 million in proceeds from certain financings or asset sales by Ref-Fuel Holdings or American Ref-Fuel and their subsidiaries, we will be required to make an offer to repurchase all or a portion of each holder's exchange notes, on a pro rata basis with all other holders electing to have their notes repurchased, at a price equal to 100% of their principal amount together with accrued and unpaid interest and additional interest, if any, to the date of repurchase, limited to the amount of net proceeds received by us as a result of such sales of assets or financings.
Change of Control
Upon a change of control, we will be required to make an offer to purchase each holder's exchange notes at a price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.
Subsidiary Guarantees
The exchange notes will be jointly and severally guaranteed on a senior secured basis by our wholly-owned subsidiary, UAE Ref-Fuel II Corp. Ref-Fuel Holdings LLC, American Ref-Fuel Company LLC and their subsidiaries are not deemed to be our subsidiaries for purposes of the indenture governing the notes and therefore are not limited by the covenants set forth in the indenture and also are not guarantors of the notes.
Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our Restricted Subsidiaries to:

	•	incur additional indebtedness;
	•	create liens;
	•	pay dividends or make other equity distributions;
	•	purchase or redeem capital stock;
	•	make investments;
	•	sell assets or consolidate or merge with or into other companies; and
	•	engage in transactions with affiliates.
These limitations are subject to a number of important qualifications and exceptions. See "Description of the Notes—Certain Covenants."
Ref-Fuel Holdings and its subsidiaries are not subject to the covenants contained in the indenture except in limited circumstances.
Absence of Public Market
The exchange notes generally will be freely transferable but will also be new securities for which there will not initially be a market. Accordingly, we cannot assure you that a market for the exchange notes will develop or as to the liquidity of any market that does develop. We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system. The initial purchaser in the private offering of the outstanding notes has advised us that it currently intends to make a market in the exchange notes. However, it is not obligated to do so, and any market making with respect to the exchange notes may be discontinued at any time without notice. See "Plan of Distribution."

Risk Factors

        Before deciding to tender your old notes in exchange for exchange notes pursuant to the exchange offer, you should consider carefully the information included in the "Risk Factors" section, as well as all other information included in this prospectus.

MSW Energy II
Unaudited Summary Pro Forma Condensed Consolidated Financial and Other Data

        We were formed in August 2003 for the purpose of issuing the old notes. Our sole source of operating cash flow relate to our direct and indirect 50% membership interest in Ref-Fuel Holdings which owns 100% of American Ref-Fuel.

        The unaudited summary pro forma condensed consolidated statements of operations data and pro forma MSW Energy II other data for the year ended December 31, 2003 has been prepared as if the consummation of the Transactions and the issuance of the old notes had occurred on January 1, 2003. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable.

        The following table should be read in conjunction with our financial statements and related notes, our pro forma financial statements and related notes, our "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements and related notes of Ref-Fuel Holdings, and Ref-Fuel Holding's "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere in this prospectus (in thousands).

					Pro Forma
	Three Months Ended March 31, 2004		Historical From Inception (August 20, 2003) to December 31, 2003		For the Year Ended December 31, 2003
	(unaudited)				(unaudited)
Revenues:
Equity in net earnings of Ref-Fuel Holdings (1)	$4,218		$4,041		$35,781
Interest income	17		36		36

Total Revenue	4,235		4,077		35,817
Expenses:
Interest expense	4,148		1,705		16,594
Amortization of deferred financing fees	346		138		1,385
Other expenses	208		67		67

Total expenses	4,702		1,910		18,046

(Loss) income before income taxes	(467)		2,167		17,771

Net (loss) income	$(275)		$1,275		$10,413

Other data:
Ratio of Earnings to Fixed Charges(2)	5.30	x	(0.02	)x	2.02	x

(1)
We use the equity method of accounting to record our 50% direct and indirect interest in Ref-Fuel Holdings. Our 50% equity in net earnings of Ref-Fuel Holdings has been adjusted to reflect the push-down basis differential due to differing purchase prices paid by MSW Energy I and paid in the UAE Merger for each respective membership interest in Ref-Fuel Holdings.

(2)
For purposes of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations before income from Ref-Fuel Holdings, fixed charges and include distributed earnings of Ref-Fuel Holdings. Fixed charges consist of interest expense and deferred financing fees. For the period from inception (August 20, 2003) to December 31, 2003, earnings were insufficient to cover fixed charges by $1.9 million as there were no distributions from Ref-Fuel Holdings for that period.

Supplemental Information
Ref-Fuel Holdings
Summary Condensed Consolidated Financial and Other Data

        The following tables set forth summary selected historical consolidated financial data for Ref-Fuel Holdings. The summary selected historical consolidated financial data has been derived from the financial statements of Ref-Fuel Holdings included elsewhere in this prospectus.

        Because we only hold a 50% direct and indirect membership interest in Ref-Fuel Holdings, Ref-Fuel Holdings financial data is not directly comparable to our financial information. Combined information is provided for the year ended December 31, 2003 for informational and comparative purposes only.

        Prior to June 30, 2003, Ref-Fuel Holdings was owned 50 percent by United American Energy Corp. (UAE) and 50 percent by Duke Energy Corporation. Effective June 30, 2003, Duke Energy Corporation sold its membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy I, which was then jointly owned by (a) Highstar Renewable Fuels LLC, an indirect subsidiary of AIG Global Asset Management Holdings Corp. (AIGGIG), an indirect subsidiary of American International Group, Inc., and (b) MSW Acquisition LLC which is owned by several investment funds affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.

        On December 12, 2003, MSW Merger, an affiliate of CSFB Private Equity, merged with and into United American Energy Holdings Corp., a Delaware corporation, which continued as the surviving corporation in the merger. UAE Holdings is the direct parent of UAE. As a result of the merger, UAE's 50 percent ownership in American Ref-Fuel was transferred to us.

        Upon consummation of the change in ownership and taking into account the June 30, 2003 acquisition by MSW Energy I of Duke Energy Corporation's membership interest in Ref-Fuel Holdings, affiliates of CSFB Private Equity and AIGGIG (the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting power with respect to Duke Energy Corporation's remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," Ref-Fuel Holdings' financial statements will reflect the effects of its change in ownership and the new owners' basis in the net assets and liabilities acquired. As a result, the statement of operations and the statement of cash flows for the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 reflect the results of Ref-Fuel Holdings prior to purchase accounting adjustments and the statement of operations of statement of cash flows for the period from December 12, 2003 through December 31, 2003, reflect the impact of purchase accounting adjustments arising from the acquisition by the Transactions and the acquisition by MSW Energy I.

        Prior to the Transactions and the acquisition by MSW Energy I, profits and losses of Ref-Fuel Holdings were allocated among its members based on ownership percentages. Subsequent to the Transactions and acquisition by MSW Energy I profits and losses are allocated based upon the members' ownership percentages except for the amortization of the variances in purchase price. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The tables include certain items that are not measures under generally accepted accounting principles and are not intended to supplant the information provided in accordance with generally accepted accounting principles. Furthermore, these measures may not be comparable to those used by other companies. We believe, however, that this information provides useful supplemental information that is important to investors and readers of this financial and other data (in thousands).

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003	Period from December 12, 2003 through December 31, 2003	Period from January 1, 2003 through December 12, 2003	As of and For the Combined Results for the Year Ended December 31, 2003	Year Ended December 31, 2002
	(unaudited)	(unaudited)			(unaudited)
Statement of Operations Data:
Total net revenues	$102,105	$106,031	$24,847	$444,461	$469,308	$438,542
Operating and other expenses	55,143	50,782	8,417	183,822	192,239	171,752
Depreciation and amortization	17,371	15,415	3,391	55,838	59,229	67,249
General and administrative expenses	10,833	11,660	2,184	42,118	44,302	43,642

Operating income	18,758	28,174	10,855	162,683	173,538	155,899
Interest income	740	745	275	2,956	3,231	3,740
Interest expense	(10,834)	(14,858)	(2,954)	(59,189)	(62,143)	(60,893)
Loss on early extinguishment of debt			—	(3,191)	(3,191)	—
Equity in earnings of unconsolidated affiliates			—	—	—	15,500
Other income (expenses), net	138	146	(94)	(188)	(282)	(757)
Minority interests in net income of subsidiaries			—	—	—	(4,885)

Net income	$8,802	$14,207	$8,082	$103,071	$111,153	$108,604

Cash Flow and Other Data:
EBITDA(1)	$36,651	$45,323	$14,246	$220,728	$234,974	$230,445
Adjusted EBITDA(1)	55,362	52,492	18,050	249,596	267,646	256,858
Cash flows from operating activities	45,566	43,062	14,870	171,034	185,904	198,651
Cash flows from investing activities	(13,139)	(11,423)	36,314	(70,554)	(34,240)	(69,536)
Cash flows from financing activities	(75,601)	(77,469)	(16,124)	(109,202)	(125,526)	(110,685)
Capital expenditures	19,397	16,147	—	33,780	33,780	35,727
Balance Sheet (at end of period):
Total cash and cash equivalents and reserves(2)	$185,057		$233,973			$201,594
PP&E	1,222,083		1,220,949			1,103,072
Total assets	2,069,570		2,127,908			1,756,824
Total debt	1,109,942		1,142,687			1,156,396
Total liabilities	1,367,357		1,386,608			1,462,368
Total members equity	702,213		741,300			294,456

(1)
"EBITDA" means, for any period, the (a) income (or loss) before interest and taxes, plus (b) to the extent deducted in determining such income (or loss), depreciation and amortization, plus (c) loss on retirements and relocation expenses. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

"Adjusted
EBITDA" means, for any period, EBITDA plus fair value adjustment amortization and revenue levelization adjustments. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

(2)
Total cash and cash equivalents and reserves includes, in addition to cash and cash equivalents, both restricted cash and short-term investments and restricted cash and long-term investments. Ref-Fuel Holdings is required to maintain cash and investment balances that are restricted by provisions of its debt agreements and lease agreements.

        EBITDA and Adjusted EBITDA are calculated and reconciled to operating income and to cash provided by operating activities as follows (unaudited, in thousands):

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003	Period from December 12, 2003 through December 31, 2003	Period from January 1, 2003 through December 12, 2003	Combined Results for the Year Ended December 31, 2003	Year Ended December 31, 2002

Operating income	$18,758	$28,174	$10,855	$162,683	$173,538	$155,899
Depreciation and amortization	17,371	15,415	3,391	55,838	59,229	67,249
Loss on asset retirements	522	1,734	—	2,207	2,207	1,886
Relocation expenses	—	—	—	—	—	5,411

EBITDA	36,651	45,323	14,246	220,728	234,974	230,445
Amortization of long-term waste contracts	(1,897)	(2,282)	(477)	(7,454)	(7,931)	(8,453)
Amortization of deferred revenue	(10)	(113)	—	(909)	(909)	(198)
Amortization of energy contracts	16,263	7,600	3,286	27,293	30,579	25,984
Energy contract levelization	5,524	3,284	995	14,947	15,942	14,359
Amortization of lease	(1,169)	(1,320)	—	(5,009)	(5,009)	(5,279)

Total fair value adjustment amortization and revenue levelization adjustments	18,711	7,169	3,804	28,868	32,672	26,413

Adjusted EBITDA	$55,362	$52,492	$18,050	$249,596	$267,646	$256,858

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003	Period from December 12, 2003 through December 31, 2003	Period from January 1, 2003 through December 12, 2003	Combined Results for the Year Ended December 31, 2003	Year Ended December 31, 2002

Adjusted EBITDA	$55,362	$52,492	$18,050	$249,596	$267,646	$256,858
Less relocation expenses	—	—	—	—	—	(5,411)
Less other income (expense), net	138	146	(94)	(188)	(282)	(757)
Amortization of debt	(5,144)	(475)	(494)	(4,097)	(4,591)	(4,608)
Interest expense	(10,834)	(14,858)	(2,954)	(59,189)	(62,143)	(60,893)
Interest income	(740)	(745)	275	2,956	3,231	3,740
Interest on loss contracts	—	491	—	1,863	1,863	2,051
Changes in assets and liabilities
Accounts receivable, net	1,748	1,555	2,890	(6,337)	(3,447)	(437)
Prepaid expenses and other current assets	(2,566)	(2,630)	3,255	(2,731)	524	(7,933)
Other long-term assets	(6,075)	(5,514)	562	(2,971)	(2,409)	3,567
Accounts payable and other current liabilities	4,367	4,416	1,886	(21,202)	(19,316)	19,314
Accrued interest payable	8,542	4,574	(7,775)	6,762	(1,013)	6,138
Other long-term liabilities	(712)	(2,120)	(731)	6,572	5,841	(12,978)

Cash provided by operating activities	$45,566	$43,062	$14,870	$171,034	$185,904	$198,651

RISK FACTORS

        You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to participate in the exchange offer. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Notes and the Exchange Offer

Our substantial indebtedness and the substantial indebtedness of Ref-Fuel Holdings could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        We have a substantial amount of indebtedness. As of December 31, 2003, our total indebtedness was $225 million, which represented approximately 60.0% of our total capitalization. As of December 31, 2003, Ref-Fuel Holdings' total indebtedness was approximately $1.1 billion, which represented approximately 61.3% of Ref-Fuel Holdings' total capitalization.

        This substantial indebtedness could have important consequences for you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes, including our repurchase obligations;

  •
  increase our vulnerability to general economic and industry conditions;

  •
  limit our flexibility in planning for, or reacting to, changes in the business and industry in which Ref-Fuel Holdings operates;

  •
  place us and Ref-Fuel Holdings at a competitive disadvantage compared to competitors of Ref-Fuel Holdings that have less debt; and

  •
  limit our ability to borrow additional funds in order to make capital contributions to fund the ARC operating facilities.

The indenture imposes significant operating and financial restrictions on us.

        The indenture governing the notes contains restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. As of the date of this prospectus, we are in compliance with the covenants under the indenture. However, these restrictions limit our ability and the ability of our restricted subsidiaries to take the following actions:

  •
  incur additional indebtedness;

  •
  create liens;

  •
  pay dividends or make other equity distributions;

  •
  purchase or redeem capital stock;

  •
  make investments;

  •
  sell assets or consolidate or merge with or into other companies; and

  •
  engage in transactions with affiliates.

Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt. Moreover, it is possible that in the future the owners of MSW Energy I and MSW Energy II could determine to merge those companies with each other or into Ref-Fuel Holdings. While such a merger would be required to comply with the terms of the indenture governing the notes, a result would be an increase in the amount of indebtedness of the successor entity.

Our sole source of cash flow is our investment in Ref-Fuel Holdings, whose sole source of cash flow, in turn, is its 100% interest in American Ref-Fuel. Accordingly our performance will depend solely on cash distributions from American Ref-Fuel and Ref-Fuel Holdings.

        We will need to receive sufficient ongoing cash distributions from Ref-Fuel Holdings in order to pay principal and interest on the notes. As of the date of this prospectus, our annual debt service for interest payable on the notes is $16.6 million. Our ability to service our debt is subject to a number of risks, including the following:

  •
  We depend on the ability of American Ref-Fuel and its subsidiaries to generate sufficient cash flow to service American Ref-Fuel's significant debt and to make distributions to Ref-Fuel Holdings. The business of American Ref-Fuel is subject to a variety of risks, many of which, as described below, are outside the control of American Ref-Fuel. Any of these risks could affect American Ref-Fuel's ability to generate cash flow. In the event that American Ref-Fuel fails to generate cash flow sufficient to make distributions to Ref-Fuel Holdings, we will not be able to pay interest and principal on the notes.

  •
  American Ref-Fuel and the ARC operating companies have a significant amount of indebtedness outstanding, and the terms of the agreements governing that indebtedness significantly restrict American Ref-Fuel and the ARC operating companies from making distributions or otherwise transferring assets. The ARC operating companies must satisfy restrictions imposed by their debt agreements on distributions to American Ref-Fuel, and American Ref-Fuel must satisfy restrictions imposed by its debt agreements on distributions to Ref-Fuel Holdings. See "Business of Ref-Fuel Holdings—Financing." The ARC operating companies must also satisfy any applicable legal restrictions on distributions to equity holders before making cash distributions to American Ref-Fuel, and American Ref-Fuel must also satisfy any applicable legal restrictions on distributions to equity holders before making cash distributions to Ref-Fuel Holdings.

We own an indirect 50% membership interest in American Ref-Fuel, and our lack of unilateral control over American Ref-Fuel could impair our ability to fulfill our obligations under the notes.

        We own directly and indirectly a 50% membership interest in Ref-Fuel Holdings, which owns 100% of American Ref-Fuel. The other 50% membership interest in Ref-Fuel Holdings is either indirectly owned or, with respect to voting, controlled by MSW Energy I. MSW Energy I is owned (i) 60% by an affiliate of CSFB Private Equity, (ii) 39.99% by affiliates of AIGGIG and (iii) 0.01% by UAE Holdings. Our indirect parent, UAE Holdings, is the managing member of MSW Energy I.

        As a result of the Equalization Transactions, affiliates of CSFB Private Equity indirectly own a majority of the interests in Ref-Fuel Holdings and control a majority of the board of directors of Ref-Fuel Holdings. However, Ref-Fuel Holdings will not be able to enter into significant transactions without the consent of the affiliate of AIGGIG, and therefore neither we nor CSFB Private Equity will be able to unilaterally control decisions made by Ref-Fuel Holdings. Our inability to unilaterally control most significant actions at Ref-Fuel Holdings could impair our ability to service the debt and fulfill our obligations under the notes.

We may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture governing the notes or to pay principal on the notes at maturity.

        If we undergo a change of control, as defined in the indenture governing the notes, we may need to refinance large amounts of our debt, including the notes. If a change of control occurs, we must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus any accrued and unpaid interest, and additional interest, if any. We may not have sufficient funds available to make any required repurchases of the notes upon a change of control. If we fail to repurchase the notes, we will go into default under the indenture governing the notes. A default under the indenture may cause all of the indebtedness then outstanding under the indenture to become due and payable. It is unlikely that we would be able to repay or refinance all of that indebtedness in those circumstances, in which case we would either seek to obtain a waiver of the default from the holders of the notes or, if such a waiver was not forthcoming, seek protection under applicable bankruptcy laws. Any future debt that we incur may contain restrictions on repayment upon a change of control. If any change of control occurs, we may not have sufficient funds to satisfy all of our debt obligations. The purchase offer requirements could also delay or make it more difficult for others to effect a change of control. Further, the definition of change of control includes a phrase relating to sale of "all or substantially all" of our assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain corporate events such as a leveraged recapitalization which could have a significant impact on our financial condition may not trigger a "change of control" which would require us to offer to repurchase your notes.

        Although the indenture governing the notes requires us to make an offer to repurchase the notes upon a "change of control," we may engage in transactions, such as a leveraged recapitalization, which could have a significantly impact on our financial condition (for example, by significantly increasing the amount of our debt while we redeem or otherwise make payments to the holders of our equity) and which would not trigger a change of control under the indenture. As defined in the indenture if we were to effect a leveraged recapitalization or other similar "non-change of control" transaction that resulted in an increase in indebtedness our ability to make payments on the notes would be adversely affected. At the same time, however, we would not be required to make an offer to repurchase the notes, and you might be required to continue to hold your notes, despite our decreased ability to meet our obligations under the notes.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt, and Ref-Fuel Holdings and its subsidiaries may incur significant additional indebtedness, which would further increase the risks associated with our substantial indebtedness and the substantial indebtedness of Ref-Fuel Holdings.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future because the terms of the indenture do not prohibit us or our subsidiaries from doing so. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they face would be increased. Any senior secured debt would be effectively senior to the notes to the extent of the collateral securing that additional debt and any senior unsecured debt would rank equally with the notes (except to the extent of the value of the collateral securing the notes). In addition, the indenture does not prevent us from incurring obligations that do not constitute indebtedness such as operating leases or other contractual obligations. Furthermore, Ref-Fuel Holdings and its subsidiaries may be able to incur substantial additional indebtedness in the future. American Ref-Fuel has available under its amended and restated secured revolving credit facility up to $75 million, including $45 million available for letters of credit. As of December 31, 2003, there were no borrowings and $7.0 million of letters of credit outstanding under the amended and restated secured revolving credit facility.

Any realization of the collateral securing the notes could be insufficient to repay all amounts due on the notes and could be delayed by regulatory approvals or other factors.

        Our obligation to make payments on the notes is secured only by the collateral described in this prospectus and does not include a lien on the ARC operating facilities, the ARC operating companies, any equity interest in American Ref-Fuel or any assets of Ref-Fuel Holdings. The trustee's ability to foreclose on this collateral may be subject to perfection and priority issues and practical problems associated with the realization of the trustee's security interest in the collateral. Furthermore, the enforcement of the security interest with respect to the collateral may not provide sufficient funds to repay all amounts due on the notes.

        The collateral for the notes includes the pledge of all of our interests in Ref-Fuel Holdings and all of our interests in the subsidiary owning an interest in Ref-Fuel Holdings and its interest in Ref-Fuel Holdings. Foreclosure of our interests in Ref-Fuel Holdings, could cause a tax termination of Ref-Fuel Holdings, resulting in the loss or deferral of depreciation and amortization deductions.

        In addition, any attempt by the trustee to transfer these membership interests in connection with the enforcement of its rights as a secured creditor would be subject to approval by the Federal Energy Regulatory Commission (FERC) and possibly certain state environmental or energy regulators. While we believe there is no history of the FERC declining to authorize foreclosures and similar changes in control over FERC-regulated facilities such as those owned by ARC, the FERC could deny the required authorization if the FERC believed that the change in control would harm competition, rates, or the regulatory jurisdiction of any governmental agency. The process of obtaining the required FERC authorization could take up to several months to accomplish. Furthermore, compliance with any state environmental or energy regulatory process could also delay the trustee's realization on the collateral.

The notes are not obligations of Ref-Fuel Holdings, American Ref-Fuel or the ARC operating companies.

        The notes are obligations solely of MSW Energy II and MSW Energy Finance II and our existing and future restricted subsidiaries (including UAE Ref-Fuel II, our wholly-owned subsidiary), and will not be guaranteed by, will not otherwise be the obligations of, and will not be collateralized by any assets of the ARC operating facilities or any other assets of, the ARC operating companies, American Ref-Fuel, Ref-Fuel Holdings or the members, partners, stockholders, or any affiliates or subsidiaries of those entities and persons (other than our assets). Moreover, the notes are not obligations of MSW Energy I, which is the co-obligor under $200 million of its own debt obligations which are secured by, among other things, its interest in Ref-Fuel Holdings. Recourse under the notes is limited to the Issuers, our subsidiary guarantors and the collateral described in this prospectus.

        American Ref-Fuel and its subsidiaries are separate and distinct legal entities that have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available therefor. American Ref-Fuel and its subsidiaries do not guarantee or otherwise support the payment of the notes. American Ref-Fuel has outstanding indebtedness. Substantially all of its assets are pledged to secure that indebtedness or are subject to negative pledge provisions. In addition, each of the ARC operating companies has outstanding indebtedness with respect to the ARC operating facilities. Substantially all of the assets of the ARC operating companies are pledged to secure that indebtedness or are subject to negative pledge provisions. Substantially all distributions from the ARC operating companies to American Ref-Fuel and from American Ref-Fuel to Ref-Fuel Holdings are subject to the satisfaction of financial tests. See "Business of Ref-Fuel Holdings—Financing."

We are controlled by AIGGIG and CSFB Private Equity or their respective affiliates, whose interests in our business may be different than holders of the notes.

        Affiliates of AIGGIG and CSFB Private Equity indirectly own or control all of our equity and are able to control our affairs in all cases. With the exception of one independent director, who is entitled to vote only with respect to certain bankruptcy matters, our entire board has been designated by affiliates of AIGGIG and CSFB Private Equity and is associated with AIGGIG and CSFB Private Equity. In addition, affiliates of AIGGIG and CSFB Private Equity control the appointment of management, the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The interests of AIGGIG and CSFB Private Equity and their affiliates could conflict with yours.

        For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of AIGGIG and CSFB Private Equity as equity holders might conflict with your interests as a note holder. Affiliates of AIGGIG and CSFB Private Equity may also have an interest in pursuing, or having American Ref-Fuel pursue, acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though those transactions might involve risks to you as a holder of the notes. In addition, AIGGIG and CSFB Private Equity or their affiliates may in the future own businesses that directly compete with ours.

If American Ref-Fuel or the ARC operating companies were to become bankrupt, the creditors of American Ref-Fuel would be paid in full before any distributions are made to Ref-Fuel Holdings.

        In the event of any bankruptcy, liquidation or reorganization of American Ref-Fuel or the ARC operating companies, creditors of American Ref-Fuel or the ARC operating companies, as applicable, would have to be paid in full before American Ref-Fuel could make any distributions to Ref-Fuel Holdings. Distributions, if any, from Ref-Fuel Holdings to us may be insufficient for us to pay interest and principal on the notes.

If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected.

        We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent, together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions.

        In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be fewer old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

There is no existing market for the exchange notes, and an active trading market may not develop for the exchange notes or you may not be able to sell your exchange notes.

        There is no existing market for the exchange notes and a liquid market for the notes may not develop. You may not be able to sell your exchange notes at all or at prices you desire. Future trading prices of the exchange notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Although CSFB, the initial purchaser of the old notes, is not obligated to do so, it intends to make a market in the exchange notes. Any such market making by it may be discontinued at any time without notice. CSFB is affiliated with CSFB Private Equity and is required to deliver a prospectus in connection with any market-making activities in the exchange notes.

        We do not intend to apply for a listing of the exchange notes on any securities exchange or on any automated dealer quotation system. Historically, the market for non-investment grade debt, such as the exchange notes, has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any such disruptions may have a negative effect on you, as a holder of the exchange notes, regardless of our prospects and financial performance.

Risks Relating to Ref-Fuel Holding's and American Ref-Fuel's Business

American Ref-Fuel's revenues depend on the operation of the ARC operating facilities.

        American Ref-Fuel's receipt of distributions from the ARC operating companies and TransRiver are dependent on the successful operation of the ARC operating facilities. The operation of the ARC operating facilities involves many risks, including:

  •
  the breakdown or failure of equipment or processes;

  •
  difficulty or inability to find suitable replacement parts for equipment;

  •
  the performance of the ARC operating facilities below expected levels of waste throughput, electric or steam generation or efficiency;

  •
  the unavailability of sufficient quantities of waste;

  •
  decreases in the fees for solid waste disposal;

  •
  decreases in the demand or market prices for recovered ferrous and nonferrous metal;

  •
  disruption in the transmission of electricity generated;

  •
  labor disputes;

  •
  operator error;

  •
  catastrophic events such as hurricanes, earthquakes, floods and acts of terrorism that damage or destroy the facilities or the area in which the facilities are located;

  •
  changes in law or application of law (including any applicable environmental laws or permit requirements); and

  •
  the exercise of the power of eminent domain.

        While American Ref-Fuel will maintain insurance to protect against certain of these risks, the insurance may not cover all of these risks and the proceeds of the insurance may not fully compensate for damages to the ARC operating facilities and the ARC operating facilities' lost revenues or increased expenses. A decrease or elimination of revenues generated by the ARC operating facilities or an increase in the costs of operating the ARC operating facilities could decrease or eliminate funds available to American Ref-Fuel to make distributions to Ref-Fuel Holdings, which in turn would decrease or eliminate the funds available to Ref-Fuel Holdings to make distributions to us, which would decrease or eliminate the funds available to us to make payments of principal and interest on the notes.

American Ref-Fuel depends on performance by third parties under contractual arrangements.

        American Ref-Fuel depends on third parties to, among other things, purchase the electric and steam energy produced by the ARC operating facilities, and supply and deliver the waste and other goods and services necessary for the operation of the ARC operating facilities. The viability of the ARC operating facilities and the ability of American Ref-Fuel to make distributions to Ref-Fuel Holdings depend significantly upon the performance by third parties in accordance with the long-term contracts entered into by the ARC operating companies and the third parties in connection with the ARC operating facilities.

        If the third parties to those contracts default and do not perform their obligations, or are excused from performing their obligations because of nonperformance by the ARC operating companies or other parties to the documents, or due to force majeure events or changes in laws or regulations, the ARC operating companies may not be able to secure alternate arrangements on substantially the same terms, if at all, for the services provided under the contracts. Furthermore, the ability of the ARC operating companies and TransRiver to make distributions to American Ref-Fuel may be adversely affected, which would decrease or eliminate the funds available to us to make payments of principal and interest on the notes. In addition, the bankruptcy or insolvency of a participant or third party in the ARC operating facilities could result in nonpayment or nonperformance of that party's obligations to the ARC operating companies and could adversely affect the ability of American Ref-Fuel to make distributions to Ref-Fuel Holdings, which in turn would decrease or eliminate the funds available to Ref-Fuel Holdings to make distributions to us, which would decrease or eliminate the funds available to us to make payments of principal and interest on the notes. See "Business of Ref-Fuel Holdings—the ARC Operating Facilities."

        This prospectus contains no financial information with respect to any party other than us, Ref-Fuel Holdings, American Ref-Fuel, the ARC operating companies and TransRiver. As a result, in making an investment decision with respect to the notes, a third party may not have the capability to meet its financial and other obligations under the agreements to which it is a party.

American Ref-Fuel is obligated to provide financial support to the ARC operating companies.

        American Ref-Fuel guarantees or provides financial support for each of the ARC operating companies, in one or more of the following forms (the amounts set forth below are as of December 31, 2003):

  •
  guarantees of certain debt (Hempstead facility, approximately $42.7 million; Seconn facility, approximately $43.5 milion; Niagara facility, approximately $165.0 million; Semass facility, approximately $5.0 million);

  •
  support agreements in connection with service or operating agreement-related obligations for each of the Hempstead facility (approximately, $149.3 million), the Semass facility (approximately, $12.0 million), the Seconn facility (approximately $90.1 million), the Essex facility (approximately $100.0 million), the Niagara facility (approximately $24.6 million) and the Delaware Valley facility (approximately $190.6 million);

  •
  the obligation to pay each lease payment installment in connection with the Hempstead facility and the Seconn facility to the extent required for the Hempstead partnership and the Seconn partnership to fulfill their obligations under their respective lease agreements;

  •
  contingent credit support for damages from performance failures;

  •
  environmental indemnities; and

  •
  contingent capital and credit support to finance costs, in most cases in connection with a corresponding increase in service fees, relating to uncontrollable circumstances.

        Many of these contingent obligations cannot readily be quantified but they may be material to American Ref-Fuel's cash flow and financial condition. If American Ref-Fuel were required to provide this support, it could materially and adversely affect its ability to make payments with respect to the outstanding principal of, premium, if any, and interest on the indebtedness of American Ref-Fuel, and, accordingly, affect American Ref-Fuel's ability to make distributions to Ref-Fuel Holdings and, in turn, affect Ref-Fuel Holdings' ability to make distributions to us.

American Ref-Fuel's operations are concentrated in one region, and its revenue is highly dependent on two facilities.

        All of the ARC operating facilities are located in the northeastern United States. The entrance of new competitors into the market or the expansion of existing competitors could have a material adverse effect on distributions available to American Ref-Fuel from the ARC operating companies and, ultimately, on our ability to make payments of principal and interest on the notes.

        American Ref-Fuel's Hempstead facility and its Semass facility accounted for approximately 52% of American Ref-Fuel's net revenues in 2003, and are expected to continue to account for a significant percentage of its net revenues for the foreseeable future. The existing waste supply contract and power purchase agreement for the Hempstead facility will expire in 2009. The power purchase agreement for the Hempstead facility with the Long Island Power Authority provided for approximately 10% of American Ref-Fuel's total net revenues in 2003. American Ref-Fuel may not be able to secure alternate arrangements on substantially the same terms, if at all, to replace the Hempstead facility's existing waste supply contract or power purchase agreement. If American Ref-Fuel is unable to secure these arrangements, our ability to service the notes could be negatively impacted.

        The power purchase agreement for the Hempstead facility provides for payments in an amount equal to Long Island Power Authority's avoided costs per kilowatt hour (which include certain fixed capacity costs), subject to stated floor and ceiling levels which generally increase over time. The Hempstead Partnership and the Long Island Power Authority entered into a first supplement to the power purchase agreement in January 2003. The first supplement establishes a new generation threshold for the Hempstead facility of 573,000 MWH (subject to adjustment but in no event less than 566,000 MWH) per calendar year. The rate payable by Long Island Power Authority for the entire net electrical output of the facility up to the threshold of 573,000 MWH (subject to adjustment as set forth above) will remain the same and will increase for output above the threshold to a fixed rate of $60.00 per MWH. The Long Island Power Authority may terminate the contract if a material default by the ARC operating company under the contract is not cured within 90 days. See the "Business of Ref-Fuel Holdings—The ARC Operating Facilities."

        The waste supply contract with the town of Hempstead may be terminated by the town if the ARC operating company is in default under the contract. In the event of a termination by the town, the ARC operating company would be required to prepay the project debt and the town would have the option of purchasing the facility at a price equal to 75% of the fair market value. Upon a termination of the contract by the ARC operating company because of a default by the town, the town would be obligated to pay liquidated damages in an amount sufficient to pay the project debt plus certain other amounts.

        In the event these agreements are terminated American Ref-Fuel may not be able to secure alternate arrangements on substantially the same terms, if at all, to replace them. If American Ref-Fuel is unable to secure these arrangements, our ability to service our outstanding debt could be negatively impacted.

American Ref-Fuel depends on a significant supply of solid waste.

        If the ARC operating facilities do not obtain a supply of solid waste at prices and quantities that are sufficient to operate the ARC operating facilities at their expected operating levels, it will adversely affect the operations of American Ref-Fuel and its ability to make distributions to Ref-Fuel Holdings, which would decrease or eliminate our ability to make payments of principal and interest on the notes. One or more of the following factors could impact the price and supply of waste:

  •
  defaults by waste suppliers under their contracts;

  •
  a decline in solid waste supply due to increased recycling;

  •
  composting of municipal solid waste;

  •
  legal prohibitions against disposal of certain types of solid waste in WTE facilities; or

  •
  increased competition from landfills, recycling facilities and transfer stations.

        In addition, state and local governments mandate recycling and waste reduction at the source and the scope of these recycling and waste reduction mandates may be enlarged in the future. ARC operating companies may not be successful in obtaining sufficient quantities of waste at adequate prices for the successful operation of the ARC operating facilities. Failure to obtain sufficient waste could have a material adverse effect on distributions available to American Ref-Fuel from the ARC operating companies and, ultimately, on our ability to make payments of principal and interest on the notes.

The Essex Facility derives a significant amount of revenue from our waste disposal agreement with New York City.

        The Essex Facility is dependent on the revenues generated by our waste disposal agreement with the City of New York. While the agreement does not expire until October 2007 (with two additional one year renewal options at the City of New York's option), New York City can terminate the agreement at any time for no reason. If New York City terminated the agreement, the Essex Facility business would suffer unless it was able to secure an alternative waste disposal contract in a timely and efficient fashion. It may not be able to do so on terms that are as favorable as the current contract.

Failure to comply with environmental permitting and governmental regulations would adversely affect American Ref-Fuel's operations.

        The ARC operating facilities are subject to extensive federal, state and local laws and regulations related to the environment, health and safety and associated compliance and permitting obligations (including those related to the use, storage, handling, discharge, emission and disposal of municipal solid waste and other waste, pollutants or hazardous substances or wastes, or discharges and air and other emissions) as well as land use and development. Environmental laws also impose obligations to clean up contaminated properties or to pay for the cost of such remediation, often upon parties that did not actually cause the contamination. While we believe that we, Ref-Fuel Holdings and ARC are currently in compliance with applicable environmental laws in all material respects, it is possible that such conditions impacting the ARC operating facilities could be discovered in the future or that such conditions could be created by future spills or releases. Compliance with these laws, regulations and obligations could require substantial capital expenditures. Failure to comply could result in the imposition of penalties, fines or restrictions on operations and/or remedial liabilities. The costs and liabilities of any of these results could adversely affect the operations of one or more of the ARC operating facilities. Environmental laws and regulations may also limit American Ref-Fuel's ability to operate the ARC operating facilities at maximum capacity or at all. These laws, regulations and obligations could change with the promulgation of new laws and regulations or a change in the interpretation of existing laws and regulations, which could result in substantially similar risks. Stricter environmental regulations could materially affect American Ref-Fuel's cash flow and its ability to make distributions to Ref-Fuel Holdings, which would decrease or eliminate our ability to make payments of principal and interest on the notes.

        The costs of addressing future environmental requirements at the ARC operating facilities or at disposal facilities where ARC operating facilities have disposed of waste are difficult to estimate. While we believe that we, Ref-Fuel Holdings and ARC are currently in compliance in all material respects with applicable environmental laws, we, Ref-Fuel Holdings and ARC may not at all times, be in compliance and the steps to bring American Ref-Fuel's facilities into compliance may limit American Ref-Fuel's ability to make distributions to Ref-Fuel Holdings.

        Certain environmental permits for the ARC operating facilities are subject to periodic renewal or reissuance. Renewal or reissuance may not be granted by regulatory authorities and any renewed or reissued environmental permit may contain new, more stringent requirements resulting in the need for additional capital and operating expenditures due to additions to or modifications of the ARC operating facilities in order to bring the ARC operating facilities into compliance with the renewed or reissued permits' terms. Certain environmental permits contain terms that can result in periodic adjustment of operating limits, which can result in reduced revenue. Any of the following events could adversely affect the amount of distributions available to American Ref-Fuel and the ability of American Ref-Fuel to make distributions to Ref-Fuel Holdings:

  •
  loss of environmental permits;

  •
  reduction in allowed operations;

  •
  failure or delay in the renewal or reissuance of environmental permits;

  •
  any increase in operating costs resulting from any renewed or reissued environmental permit; and

  •
  any expenditures, penalties, restrictions and/or liabilities resulting from any other non-compliance.

Changes in electricity regulation could have an adverse impact on American Ref-Fuel.

        The ARC operating companies derive a significant amount of revenue from the sale of electric power. The electric power generation business is subject to substantial regulation and the ARC operating companies are required to comply with numerous laws and regulations in order to sell the power generated from the ARC operating facilities. These laws and regulations could be revised and new laws and regulations could be adopted. The power purchase agreements with respect to each ARC operating facility could be adversely affected if amendments to, or a repeal of, existing regulations with respect to the production of energy were enacted that reduce the benefits currently afforded under the power purchase agreements. A reduction in benefits could adversely affect the amount of distributions available to American Ref-Fuel and its ability to make payment of the principal of and premium, if any, and interest on its debt and to make cash distributions to Ref-Fuel Holdings. American Ref-Fuel's business could be materially and adversely affected by statutory or regulatory changes or administrative or judicial interpretations of existing statutes, regulations or licenses that impose more comprehensive or stricter energy regulation on American Ref-Fuel.

American Ref-Fuel's insurance may be inadequate and impact its ability to service its debt and make distributions to its equity holders.

        American Ref-Fuel maintains comprehensive insurance with respect to the ARC operating facilities, including general liability, boiler and machinery coverage, all risk fire and casualty insurance (with business interruption coverage) covering, among other things, damage caused by fire, floods or earthquake. American Ref-Fuel's insurance coverage may not be available in the future on commercially reasonable terms or at commercially reasonable rates or that the amounts for which each ARC operating facility is insured will cover all unanticipated losses. If there is a total or partial loss of one or more ARC operating facilities, the insurance proceeds received by American Ref-Fuel in respect thereof may not be sufficient to satisfy the indebtedness with respect to the affected ARC operating facility. A total or partial loss of one or more ARC operating facilities could impact the ability of American Ref-Fuel to make payments with respect to its debt and to make cash distributions to Ref-Fuel Holdings.

FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of MSW Energy II. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        These forward-looking statements are based on our expectations and beliefs concerning future events affecting us. They are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus, including the risks outlined under "Risk Factors," will be important in determining future results.

        Because of these factors, we caution that investors should not place undue reliance on any of our forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement, dated November 24, 2003, by and among us, MSW Energy Finance II, UAE Ref-Fuel II, our wholly-owned subsidiary, as the guarantor party thereto, and the initial purchaser of the old notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. We will receive old notes in like principal amount. We will retire or cancel all of the old notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

        On November 24, 2003, we issued and sold the old notes and immediately placed the proceeds into escrow. On December 12, 2003, we used the proceeds from the offering of the old notes to make a distribution to our direct parent subsequent to the UAE Merger, UAE Ref-Fuel, which then loaned and distributed the proceeds first to UAE Corp. and then to UAE Holdings to partially fund the UAE Merger. In connection with UAE Merger, the owners of MSW Merger acquired 100% of the capital stock of UAE Holdings, and we acquired a 50% direct and indirect interest in Ref-Fuel Holdings. See "Summary—The Transactions" and "The Transactions."

CAPITALIZATION

MSW Energy II

        We were formed in August 2003 and we have only held our interest in Ref-Fuel Holdings since December 12, 2003. The following table sets forth our capitalization as of March 31, 2004 (in thousands):

As of March 31, 2004
Total debt	$225,000
Total member's equity	132,252

Total capitalization	$357,252

Ref-Fuel Holdings

        The following table sets forth the consolidated capitalization of Ref-Fuel Holdings as of March 31, 2004 (in thousands).

As of March 31, 2004
Long-term debt (including current portion)
ARC Senior Notes	$259,000
Niagara corporate credit bonds	165,010
Hempstead corporate credit bonds	42,670
Seconn corporate credit bonds	43,500
Other project debt and capital leases	534,506
Net unamortized debt premium	65,256

Total debt	1,109,942
Members' equity	702,213

Total capitalization	$1,812,155

THE TRANSACTIONS

        On December 12, 2003, pursuant to an agreement and plan of merger entered into on August 22, 2003 (the UAE Merger Agreement), MSW Merger LLC, a Delaware limited liability company, merged with and into UAE Holdings, a Delaware corporation, with UAE Holdings continuing as the surviving corporation in the merger. Pursuant to the UAE Merger Agreement, the members of MSW Merger LLC became the only stockholders of UAE Holdings. At the same time, our direct parent prior to the UAE Merger, MSW Intermediate Merger LLC, merged with and into UAE Ref-Fuel, an indirect wholly owned subsidiary of UAE Holdings, and UAE Ref-Fuel contributed to us its direct 49.9% membership interest in Ref-Fuel Holdings and its 100% equity interest in UAE Ref-Fuel II Corp., which owns a 0.1% membership interest in Ref-Fuel Holdings. UAE Ref-Fuel II Corp., our wholly-owned subsidiary, is a limited purpose entity and is a guarantor of the notes. For as long as the notes remain outstanding, UAE Ref-Fuel II Corp.'s activities are limited solely to owning, managing and holding interests in Ref-Fuel Holdings and activities incident to the foregoing. We refer to the transactions described in this paragraph as the Transactions.

        As a result of the Transactions, our sole source of operating cash flow is our direct and indirect 50% interest in Ref-Fuel Holdings, which in turn owns 100% of American Ref-Fuel, and our interests in MSW Energy Finance II.

        The total amount of payments made in connection with the Merger was $392 million, consisting of payments to stockholders and optionholders of UAE Holdings and funds used to extinguish debt at UAE Holdings and UAE Corp., excluding certain amounts funded to be retained as working capital at UAE Corp. Additionally, MSW Merger incurred various costs associated with the UAE Merger.

        The net proceeds of the notes (which were distributed to UAE Ref-Fuel and then loaned and/or distributed first to UAE Corp. and then to UAE Holdings), together with loans and capital contributions from MSW Merger's members of $209 million, in the aggregate, were used to finance the UAE Merger.

        On December 15, 2003, UAE Corp. also sold its interest in five other electrical generation facilities, as well as certain other assets, and the sale of a sixth electrical generation facility is pending (the non-ARC Assets).

        We are owned by UAE Ref-Fuel, a wholly owned indirect subsidiary of UAE Holdings. As a result of the Equalization Transactions, UAE Holdings is owned 60% by the DLJMB Funds and 40% by Highstar II.

        Of the other 50% interest in Ref-Fuel Holdings, 49.8% is indirectly owned by MSW Energy I and 0.2% is indirectly owned by Duke. MSW Energy I is owned (i) 60% by MSW Acquisition LLC, (ii) 39.99% collectively by Highstar and Highstar I, and (iii) 0.01% by UAE Holdings.

        On April 30, 2004, the DLJMB Funds sold to Highstar II 40% of the outstanding shares of common stock of UAE Holdings and 40% of the principal amount of certain promissory notes previously issued by UAE Holdings to the DLJMB Funds, pursuant to a securities purchase agreement dated January 26, 2004. Concurrently, on April 30, 2004, MSW Acquisition LLC acquired an additional 10% membership interest in MSW Energy I from Highstar, pursuant to a membership interests purchase agreement dated as of January 26, 2004. On April 29, 2004, Highstar transferred a 39.89% membership interest in MSW Energy I to Highstar I. As a result of these transactions, MSW Acquisition LLC owns 60%, Highstar and Highstar I collectively own 39.99% and UAE Holdings owns 0.01% of the outstanding membership interest in MSW Energy I. UAE Holdings is the managing member of MSW Energy I.

        The Equalization Transactions resulted in CSFB Private Equity affiliates collectively owning a 59.88% indirect interest in Ref-Fuel Holdings and affiliates of Highstar collectively owning a 39.92% indirect interest in Ref-Fuel Holdings.

        The parties entered into a stockholders' agreement and members' agreement that provide for the governance of UAE Holdings, MSW Energy I and their subsidiaries. Pursuant to the stockholders' agreement, the affiliates of CSFB Private Equity, on the one hand, and Highstar, on the other hand, will have representation on the boards of directors of UAE Holdings and its subsidiaries that will be generally proportionate to their ownership in UAE Holdings. Although affiliates of CSFB Private Equity will initially have the ability to appoint a majority of the members of the boards of directors of these entities, the terms of the stockholders' agreement provide that UAE Holdings, MSW Energy I (through UAE Holdings as its managing member) and in many cases their subsidiaries, including Ref-Fuel Holdings, American Ref-Fuel and us, may not take certain significant actions without the consent of both the affiliates of CSFB Private Equity and Highstar II, so long as they continue to own a minimum percentage of the common stock of UAE Holdings. These significant actions are more fully described under the section headed "MSW Energy Holdings II LLC" in this prospectus. The agreements also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and MSW Energy I. The parties also entered into a registration rights agreement with respect to the common stock of UAE Holdings.

SELECTED FINANCIAL DATA

        Because we have only been in existence since August 2003 and have only held our interest in Ref-Fuel Holdings since December 12, 2003, the Selected Financial Data provided below for prior periods is for informational and comparative purposes only. Because we only hold a 50% direct and indirect membership interest in Ref-Fuel Holdings, the Selected Financial Data provided for Ref-Fuel Holdings is not directly comparable to our financial information. Combined information is provided for the year ended December 31, 2003 for informational and comparative purposes only.

        Prior to June 30, 2003, Ref-Fuel Holdings was owned 50 percent by United American Energy Corp. (UAE) and 50 percent by Duke Energy Corporation. Effective June 30, 2003, Duke Energy Corporation sold its membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy I, which was then jointly owned by (a) Highstar Renewable Fuels LLC, an indirect subsidiary AIG Global Asset Management Holdings Corp., (AIGGIG), an indirect subsidiary of American International Group, Inc.; and (b) MSW Acquisition LLC which is owned by several funds affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.

        On December 12, 2003, MSW Merger, an affiliate of CSFB Private Equity, merged with and into United American Energy Holdings Corp., a Delaware corporation, which continued as the surviving corporation in the merger. UAE Holdings is the direct parent of UAE. As a result of this merger, UAE's 50 percent ownership in American Ref-Fuel was transferred to us.

        Upon consummation of the change in ownership and taking into account the June 30, 2003 acquisition by MSW Energy I of Duke Energy Corporation's membership interest in Ref-Fuel Holdings, affiliates of CSFB Private Equity and AIGGIG (the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting power with respect to Duke Energy Corporation's remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," Ref-Fuel Holdings' financial statements will reflect the effects of its change in ownership and the new owners' basis in the net assets and liabilities acquired. As a result, the statement of operations and the statement of cash flows for the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 reflect the results of Ref-Fuel Holdings prior to purchase accounting adjustments and the statement of operations and the statement of cash flows for the period from December 12, 2003 through December 31, 2003, reflect the impact of purchase accounting adjustments arising from the acquisition by the Transactions and the acquisition by MSW Energy I.

        Prior to the Transactions and the acquisition by MSW Energy I, profits and losses of Ref-Fuel Holdings were allocated among its Members based on ownership percentages. Subsequent to the Transactions and acquisition by MSW Energy I profits and losses are allocated based upon the members' ownership percentages except for the amortization of the respective differences in purchase price. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The table below includes certain items that are not measures under generally accepted accounting principles and are not intended to supplant the information provided in accordance with generally accepted accounting principals. Furthermore, these measures may not be comparable to those used by other companies.

        The information set forth below should be read in conjunction with the section of this prospectus captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included elsewhere in this prospectus.

MSW Energy II

        Because we were not yet in existence, there are no financial results for the first quarter of 2003 comparable to the data for the first quarter of 2004. The following summarizes the historical financial information for MSW Energy II as of and for the three months ended March 31, 2004 and from inception to December 31, 2003 (in thousands).

	For the Three Months Ended March 31, 2004	Historical From Inception (August 20, 2003) to December 31, 2003
	(unaudited)
Statement of Operations Data:
Equity in net earnings of Ref-Fuel Holdings	$4,218	$4,041
Interest income	17	36
Interest expense	(4,148)	(1,705)
Amortization of deferred financing fees	(346)	(138)
Other expenses	(208)	(67)

(Loss) income before income taxes	(467)	2,167
Benefit (provision) for income taxes	192	(892)

Net (loss) income	$(275)	$1,275

Cash Flow Data:
Cash provided by operating activities	$19,262	$224
Cash used in investing activities	(75)	—
Cash used in financing activities	(17,468)	(222)
Balance Sheet Data:
Investment in Ref-Fuel Holdings	$468,740	$488,447
Total assets	479,214	497,535
Total debt	225,000	225,000
Total member's equity	132,252	149,980

Ref-Fuel Holdings

	Three Months Ended March 31, 2004	Period from December 12, 2003 through December 31, 2003	Period from January 1, 2003 through December 12, 2003	As of and For the Combined Results for the Year Ended December 31, 2003	Three Months Ended March 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001
	(unaudited)			(unaudited)	(unaudited)
Statement of Operations Data:
Total net revenues	102,105	$24,847	$444,461	$469,308	106,031	$438,542	$301,920
Operating and other expenses	55,143	8,417	183,822	192,239	50,782	171,752	99,238
Depreciation and amortization	17,371	3,391	55,838	59,229	15,415	67,249	40,899
General and administrative expenses	10,833	2,184	42,118	44,302	11,660	43,642	30,107

Operating income	18,758	10,855	162,683	173,538	28,174	155,899	131,676
Interest income	740	275	2,956	3,231	745	3,740	4,663
Interest income—affiliate	—	—	—	—	—	—	1,707
Interest expense	(10,834)	(2,954)	(59,189)	(62,143)	(14,858)	(60,893)	(55,747)
Interest income—affiliate							(4,525)
Loss on early extinguishment of debt	—	—	(3,191)	(3,191)	—	—	(3,711)
Equity in earnings of unconsolidated affiliates	—	—	—	—	—	15,500	26,322
Other income (expenses), net	138	(94)	(188)	(282)	146	(757)	(145)
Minority interests in net income of subsidiaries	—	—	—	—	—	(4,885)	(24,961)

Net income	$8,802	$8,082	$103,071	$111,153	$14,207	$108,604	$75,279

Cash Flow and Other Data:
EBITDA(1)	36,651	$14,246	$220,728	$234,974	45,323	$230,445	$173,332
Adjusted EBITDA(1)	55,362	18,050	249,596	267,646	52,492	256,858	181,737
Cash flows from operating activities	45,566	14,870	171,034	185,904	43,062	198,651	133,029
Cash flows from investing activities	(13,139)	36,314	(70,554)	(34,240)	(11,423)	(69,536)	(113,613)
Cash flows from financing activities	(75,601)	(16,124)	(109,202)	(125,526)	(77,469)	(110,685)	23,265
Capital expenditures	19,397	—	33,780	33,780	16,142	35,727	9,181
Balance Sheet (at end of period):
Total cash and cash equivalents and reserves(2)	$185,057	$233,973				$201,594	$146,019
PP&E	1,222,083	1,220,949				1,103,072	1,099,019
Total assets	2,069,570	2,127,908				1,756,824	1,813,178
Total debt	1,109,942	1,142,687				1,156,396	1,156,623
Total liabilities	1,367,357	1,386,608				1,462,368	1,488,585
Total members equity	702,213	741,300				294,456	136,158

(1)
"EBITDA" means, for any period, the (a) income (or loss) before interest and taxes, plus (b) to the extent deducted in determining such income (or loss), depreciation and amortization, plus (c) loss on retirements and relocation expenses. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

"Adjusted EBITDA" means, for any period, EBITDA plus fair value adjustment amortization and revenue levelization adjustments. Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

(2)
Total cash and cash equivalents and reserves includes, in addition to cash and cash equivalents, both restricted cash and short-term investments and restricted cash and long-term investments. Ref-Fuel Holdings is required to maintain cash and investment balances that are restricted by provisions of its debt agreements and lease agreements.

        EBITDA and Adjusted EBITDA are calculated and reconciled to operating income and to cash provided by operating activities as follows (unaudited, in thousands):

	For the Three Months Ended March 31, 2004	Period from December 12, 2003 through December 31, 2003	Period from January 1, 2003 through December 12, 2003	Combined Results for the Year Ended December 31, 2003	For the Three Months Ended March 31, 2003	Year Ended December 31, 2002	Year Ended December 31, 2001

Operating income	$18,758	$10,855	$162,683	$173,538	$28,174	$155,899	$131,676
Depreciation and amortization	17,371	3,391	55,838	59,229	15,415	67,249	40,899
Loss on asset retirements	522	—	2,207	2,207	1,734	1,886	757
Relocation expenses	—	—	—	—	—	5,411

EBITDA	36,651	14,246	220,728	234,974	45,323	230,445	173,322
Amortization of long-term waste contracts	(1,897)	(477)	(7,454)	(7,931)	(2,282)	(8,453)	(6,283)
Amortization of deferred revenue	(10)	—	(909)	(909)	(113)	(198)	(1,762)
Amortization of energy contracts	16,263	3,286	27,293	30,579	7,600	25,984	12,505
Energy contract levelization	5,524	995	14,947	15,942	3,284	14,359	7,464
Amortization of lease	(1,169)	—	(5,009)	(5,009)	(1,320)	(5,279)	(3,519)

Total fair value adjustment amortization and revenue levelization adjustments	18,711	3,804	28,868	32,672	7,169	26,413	8,405

Adjusted EBITDA	$55,362	$18,050	$249,596	$267,646	$52,492	$256,858	$181,737

Reconciliation of Adjusted EBITDA to cash provided by operating activies	For the Three Months Ended March 31, 2003	Period from December 12, 2003 through December 31, 2003	Period from January 1, 2003 through December 12, 2003	Combined Results for the Year Ended December 31, 2003	For the Three Months Ended March 31, 2004	Year Ended December 31, 2002	Year Ended December 31, 2001

Adjusted EBITDA	$55,362	$18,050	$249,596	$267,646	$52,492	$256,858	$181,737
Less relocation expenses	—	—	—	—	—	(5,411)	—
Less other expense, net	138	(94)	(188)	(282)	146	(757)	(145)
Amortization of debt	(5,144)	(494)	(4,097)	(4,591)	(475)	(4,608)	(907)
Interest expense	(10,834)	(2,954)	(59,189)	(62,143)	(14,858)	(60,893)	(60,272)
Interest income	740	275	2,956	3,231	745	3,740	6,370
Interest on loss contracts	—	—	1,863	1,863	491	2,051	1,422
Changes in assets and liabilities
Accounts receivable, net	1,748	2,890	(6,337)	(3,447)	1,555	(437)	(699)
Prepaid expenses and other current assets	(2,566)	3,255	(2,731)	524	(2,630)	(7,933)	(896)
Other long-term assets	(6,075)	562	(2,971)	(2,409)	(5,514)	3,567	481
Accounts payable and other current liabilities	4,367	1,886	(21,202)	(19,316)	4,416	19,314	4,228
Accrued interest payable	8,542	(7,775)	6,762	(1,013)	4,574	6,138	(11,343)
Other long-term liabilities	(712)	(731)	6,572	5,841	2,120	(12,978)	13,053

Cash provided by operating activities	$45,566	$14,870	$171,034	$185,904	$43,062	$198,651	$133,029

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion contains forward-looking statements. These statements are based on current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include risks set forth in "Risk Factors." The following should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. After the Transactions, we hold a direct and indirect 50% membership interest in Ref-Fuel Holdings. The financial statements and other financial information contained in this prospectus relating to Ref-Fuel Holdings are not directly comparable to our financial statements and other financial information.

MSW Energy Holdings II

General

        We were formed as a Delaware limited liability company for the purpose of issuing the notes, the proceeds of which, along with capital contributions, were used to fund the merger of MSW Merger LLC, our indirect parent prior to the merger, with and into United American Energy Holdings Corp. (UAE Holdings) as contemplated by the agreement and plan of merger dated as of August 22, 2003. We refer to the transactions described in this paragraph as the UAE Merger.

        On December 12, 2003 MSW Merger effected the UAE Merger pursuant to which the members of MSW Merger became the sole stockholders of UAE Holdings. At the same time, our direct parent prior to the merger, MSW Intermediate Merger LLC, merged with and into UAE Ref-Fuel, and UAE Ref-Fuel contributed to us its direct 49.9% capital interest in Ref-Fuel Holdings and all of its interest in UAE Ref-Fuel II Corp., our wholly-owned subsidiary, which owns a 0.1% capital interest in Ref-Fuel Holdings. As a result of these transactions we hold a direct and indirect 50% membership interest in Ref-Fuel Holdings. Ref-Fuel Holdings is a holding company whose sole source of operating cash flow is its 100% membership interest in American Ref-Fuel Company. American Ref-Fuel is an owner and operator of six waste-to-energy facilities in the United States of America. Prior to November 24, 2003 we did not conduct any business operations.

        For purposes of this Management's Discussion and Analysis of Financial Condition and Results of Operations, "we," "our," "ours," and "us" refer to us and our consolidated subsidiary MSW Energy Finance II. Except in connection with the Transactions, we have not conducted any business operations.

Results of Operations

        Because we were not yet in existance, there are no financial results for the first quarter of 2003 comparable to the date for the first quarter of 2004.

For the Three Months Ended March 31, 2004

        Equity in net earnings of Ref-Fuel Holdings.    Equity in net earnings of Ref-Fuel Holdings of $4.2 million for the three months ended March 31, 2004 represents our share (50.0%) of the net earnings of Ref-Fuel Holdings as adjusted by the basis differential.

        Interest income.    Interest income for the three months ended March 31, 2004 represents interest on cash and cash equivalents at rates ranging from 0.5% to 1.5%.

        Interest expense.    Interest expense of $4.1 million for the three months ended March 31, 2004 represents 7.375% annual interest on our Senior Notes.

        Amortization of deferred financing fees.    Amortization of deferred financing fees of $0.3 million for the three months ended March 31, 2004 represents amortization of direct costs associated with financing the Senior Notes over the seven-year life of the Senior Notes.

        Other expenses.    Other operating expenses of $0.2 million for the three months ended March 31, 2004 represent expenses incurred for professional fees and our operations and administration.

        Provision for income taxes.    The provision for income taxes was $0.2 million for the three months ended March 31, 2004. The effective income tax rate was 41.2% for the three months ended March 31, 2004.

From Inception to December 31, 2003

        Equity in net earnings of Ref-Fuel Holdings.    Equity in net earnings of Ref-Fuel Holdings of $4.0 million from Inception (August 20, 2003) to December 31, 2003 represents our share (50.0%) of the net earnings of Ref-Fuel Holdings. We acquired our interest in Ref-Fuel Holdings on December 12, 2003.

        Interest income.    Interest income for the period from Inception (August 20, 2003) to December 31, 2003 represents interest on cash and cash equivalents at rates ranging from 0.5% to 1.5%.

        Interest expense.    Interest expense of $1.7 million for the period from Inception (August 20, 2003) to December 31, 2003 represents 7.375% annual interest on our Senior Notes.

        Amortization of deferred financing fees.    Amortization of deferred financing fees of $0.1 million for the period from Inception (August 20, 2003) to December 31, 2003 represents amortization of direct costs associated with financing the Senior Notes over the seven-year life of the Senior Notes.

        Other expenses.    Other operating expenses of $0.1 million for the period from Inception (August 20, 2003) to December 31, 2003 represent expenses incurred for professional fees and our operations and administration.

        Provision for income taxes.    The provision for income taxes was $0.9 million for the period from Inception (August 20, 2003) to December 31, 2003. The effective income tax rate was 41.2% for the period from Inception (August 20, 2003) to December 31, 2003.

Liquidity and Capital Resources

        At March 31, 2004, our sole source of operating cash was our 50.0% direct and indirect membership interest in Ref-Fuel Holdings. Accordingly, our performance and significant source of future liquidity will depend solely on cash distributions, if any, from Ref-Fuel Holdings. We will need to receive sufficient ongoing cash distributions from Ref-Fuel Holdings in order to pay principal and interest on our senior notes, however such distributions from Ref-Fuel Holdings are not assured. American Ref-Fuel management's historic practice is to distribute all cash available for distribution on a quarterly basis upon the satisfaction of the restriction imposed by American Ref-Fuel's debt agreements and those of the ARC Operating Companies. Interest only is payable throughout the term of the senior notes, with principal and unpaid interest payable at maturity in September of 2010.

Debt Covenant

        The indenture governing the notes requires, among other things, that we not permit any restricted payment or incurrence of debt unless certain ratio covenants based on our proportionate ownership of Ref-Fuel Holdings have been met. Specifically, we cannot incur debt unless our proportionate consolidated interest coverage ratio exceeds 2.0 to 1.0 and we cannot make a restricted payment unless we can incur at least $1.00 of additional indebtedness under the proportionate consolidated interest coverage ratio test. We are presenting proportionate adjusted data, including proportionate total cash and cash equivalents and reserves, proportionate total debt, proportionate interest expense, and proportionate Adjusted EBITDA because these are used in the calculation of the restrictive covenants contained in the indenture governing the notes.

        The unaudited summary pro forma condensed consolidated statements of operations data, pro forma MSW Energy II other data and pro forma proportionate other data for the twelve months ended March 31, 2004, have been prepared as if our acquisition of 50.0% of Ref-Fuel Holdings, the UAE Merger and the issuance of our senior notes had occurred on April 1, 2003. Accordingly, the following table includes the effects of push-down accounting on Ref-Fuel Holdings as if our acquisition of 50.0% of Ref-Fuel Holdings and the UAE Merger had occurred on April 1, 2003.

        The following table includes certain items that are not measures under generally accepted accounting principles and are not intended to supplant the information provided in accordance with generally accepted accounting principles. Furthermore, these measures may not be comparable to those used by other companies. The following table should be read in conjunction with our historical financial statements and related notes, our pro forma financial statements and related notes, the historical financial statements and related notes of Ref-Fuel Holdings and the "Supplemental Discussion and Analysis of Ref-Fuel Holdings" (in thousands).

Pro Forma Twelve Months Ended March 31, 2004
Pro Forma MSW Energy II other data
Distributions received(1)	$37,775
Cash flow available for debt service(2)	37,165
Ratio of cash flows available for debt service to interest	2.2x
Pro Forma Proportionate other data
Proportionate total cash and cash equivalents and reserves(3)	$94,250
Proportionate total debt(4)	779,971
Proportionate Adjusted EBITDA(5)	135,258
Proportionate interest expense(6)	51,211
Proportionate net leverage ratio(7)	5.1x
Ratio of proportionate Adjusted EBITDA to proportionate interest expense (8)	2.6x
(1)
Distributions received calculated as if we owned 50.0% of Ref-Fuel Holdings as of April 1, 2003:

Pro Forma Twelve Months Ended March 31, 2004
Ref-Fuel Holdings distributions paid	$75,550
MSW Energy II ownership percentage	50.0%

Pro Forma distributions received	$37,775

(2)
Cash flow available for debt service is based on distributions received by us less letter of credit fees payable in connection with the equity contribution agreement.

(3)
Total Ref-Fuel Holdings and MSW Energy II cash and cash equivalents and reserves include, in addition to cash and cash equivalents, both restricted cash and short-term investments and restricted cash and long-term investments.

        Proportionate Total Cash and Cash Equivalents and Reserves are calculated as follows (in thousands):

March 31, 2004
Ref-Fuel Holdings cash and cash equivalents	$53,337
Ref-Fuel Holdings restricted cash and short-term investments	46,298
Ref-Fuel Holdings restricted cash and long-term investments	85,422

Total Ref-Fuel Holdings cash and cash equivalents and reserves	185,057
MSW Energy II ownership percentage	50.0%

Ref-Fuel Holdings proportionate total cash and cash equivalents and reserves	92,529
MSW Energy II total cash and cash equivalents	1,721

MSW Energy II proportionate consolidated total cash and cash equivalents and reserves	$94,250

(4)
MSW Energy II Proportionate Total Debt is defined as 50.0% of the total debt for Ref-Fuel Holdings (excluding unamortized debt premium) plus our total debt.

        Proportionate total debt is calculated as follows (in thousands):

March 31, 2004
Ref-Fuel Holdings current portion of long-term debt	$82,876
Ref-Fuel Holdings long-term debt (excluding net unamortized debt premium of $65.2 million)	1,027,066

Total Ref-Fuel Holdings debt (excluding net unamortized debt premium of $65.2 million)	1,109,942
MSW Energy II ownership percentage	50.0%

Ref-Fuel Holdings proportionate total debt	544,971
MSW Energy II total debt	225,000

Proportionate total debt	$779,971

(5)
Proportionate Adjusted EBITDA is defined as 50.0% of the pro forma Adjusted EBITDA of Ref-Fuel Holdings. Adjusted EBITDA (as calculated below) is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

        Proportionate Adjusted EBITDA is calculated as follows (in thousands):

	Pro Forma Year Ended December 31, 2003	Pro Forma Three Months Ended March 31, 2003	Actual Three Months Ended March 31, 2004	Pro Forma Twelve Months Ended March 31, 2004
Ref-Fuel Holdings:
Operating income	$127,737	$16,225	$18,758	$130,270
Depreciation and amortization	68,094	17,728	17,371	67,737
Loss on retirements	2,207	1,734	522	995

EBITDA	228,221	35,687	36,651	199,002
Fair value adjustment amortization and revenue levelization adjustments	69,608	16,805	18,711	71,514

Adjusted EBITDA	$267,646	$52,492	$55,362	$270,516
MSW Energy II ownership percentage				50%

MSW Energy II Proportionate Adjusted EBITDA				$135,258

(6)
Proportionate interest expense is defined as 50.0% of the pro forma interest expense for American Ref-Fuel plus 100% of our pro forma interest expense.

        The following table reconciles MSW Energy II Proportionate Interest Expense (in thousands):

Pro Forma Twelve Months Ended March 31, 2004
Pro Forma Ref-Fuel Holdings interest expense	$69,233
MSW Energy II ownership percentage	50.0%

Ref-Fuel Holdings proportionate interest expense	34,617
MSW Energy II pro forma interest expense	16,594

MSW Energy II proportionate interest expense	$51,211

(7)
Proportionate net leverage ratio is defined as the quotient of proportionate total debt less proportionate total cash divided by proportionate Adjusted EBITDA.

(8)
Proportionate Adjusted EBITDA to proportionate interest expense is defined as the quotient of proportionate Adjusted EBITDA divided by proportionate interest expense.

Operating Activities

        Our net cash provided by operating activities of $19.3 million for the three months ended March 31, 2004 relates primarily to the distributions received from Ref-Fuel Holdings of $24.0 million in 2004 offset by the payment of $4.5 million of interest on our Senior Notes, and payments for our operating costs. Our net cash provided by operating activities of $0.2 million for the period from Inception (August 20, 2003) to December 31, 2003 related primarily to the interest income offset by payments for our operating costs.

Investing Activities

        Our net cash used in investing activities for the three months ended March 31, 2004 relates directly to the payment of costs associated with the investment in Ref-Fuel Holdings. As a result of the UAE Merger, the interests in Ref-Fuel Holdings were contributed to MSW Energy I on December 12, 2003, as such there were no investing activities during 2003.

Financing Activities

        Our net cash used in financing activities of $17.5 million for the three months ended March 31, 2004 relates primarily to distributions paid to our member in 2004. Our net cash used in financing activities for the period from Inception (August 20, 2003) to December 31, 2003 of $0.2 million relates primarily to $4.5 million of proceeds from member contributions and $225.0 million from proceeds of borrowings of long-term debt, offset by cash paid for debt financing costs of $9.2 million and a distribution we made to our member of $220.5 million in December 2003.

Critical Accounting Policies

        Our management is responsible for our financial statements and has evaluated the accounting policies to be used in their preparation. Our management believes these policies to be reasonable and appropriate. The following discussion identifies those accounting policies that we believe will be critical in the preparation of our financial statements, the judgments and uncertainties affecting the application of those policies, and the possibility that materially different amounts will be reported under different conditions or using different assumptions.

        Use of Estimates in Preparing Financial Statements.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect: (a) the reported amounts of assets and liabilities at the date of the financial statements; (b) the disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Such estimates may be subsequently revised as necessary when additional information becomes available. Actual results could differ from those estimates.

        Equity Method Investment.    Investments are accounted for using the equity method of accounting if the investment gives us the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if we have an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's board of directors, are considered in determining whether the equity method of accounting is appropriate.

        We have recorded our investment in Ref-Fuel Holdings as an equity-method investment whereby our ownership percentage of 50.0% of Ref-Fuel Holdings is reflected on our consolidated balance sheet as "Investment in Ref-Fuel Holdings." We will record our share of Ref-Fuel Holdings' earnings or losses as "Equity in net earnings (loss) of Ref-Fuel Holdings" on our consolidated statement of operations. Cash distributions received from Ref-Fuel Holdings will be included in the accompanying consolidated statement of cash flows as "Distributions from Ref-Fuel Holdings."

        Push-Down Accounting.    Upon consummation of the UAE Merger between MSW Merger and UAE Holdings on December 12, 2003 and taking into account the June 30, 2003 acquisition by MSW Energy Holdings LLC of a 49.8% membership interest in Ref-Fuel Holdings from an affiliate of Duke Energy Corporation, affiliates of CSFB Private Equity and AIGGIG own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting power with respect to the remaining 0.2% interest). Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," requires that Ref-Fuel Holdings financial statements reflect this change in ownership. Accordingly, the aggregate excess of purchase price over the net assets acquired by us was pushed-down to Ref-Fuel Holdings and its subsidiaries on December 12, 2003.

        Income Taxes.    As we are a limited liability company, we are not directly subject to Federal and State income taxes; rather our income or loss is required to be included in the income tax returns of our member. Our member, UAE Ref-Fuel is a limited liability company and its member, UAE Corp. is a C corporation for tax purposes. For the period ended December 31, 2003, MSW Energy II's provision reflects the C corporation taxes that its indirect corporate member is responsible for on the taxable income of MSW Energy II.

        We account for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

        The operating results of MSW Energy II will be included on the income tax return of its indirect corporate member. Accordingly, the income tax payable on the accompanying consolidated balance sheet at December 31, 2003 will not be paid; however, it will be included along with the results of the member itself and other subsidiaries of MSW Energy II's indirect corporate member in determining the income tax liability, if any, of MSW Energy II's member.

Effect of New Accounting Standard

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities", and a revised interpretation of FIN 46 ("FIN 46R") in December 2003 (collectively "FIN 46"). FIN 46 addresses consolidation of variable interest entities. FIN 46 provides guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure that functions to support the activities of the primary beneficiary. The provisions of FIN 46 are effective immediately for all variable interest entities created after January 31, 2003. It applies in the first year or interim period ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Management has evaluated FIN 46 and its related guidance and determined that it does not have any impact on our consolidated financial statements

Contractual Obligations and Commercial Commitments

        The following sets forth our contractual obligation outstanding as of March 31, 2004:

        Payment Due by Period

Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-Term Debt Obligations	$225,000	$—	$—	$—	$225,000

Total	$225,000	$—	$—	$—	$225,000

        Our ability to satisfy this obligation is entirely dependent on the generation of cash distributions by Ref-Fuel Holdings. The business of Ref-Fuel Holdings is subject to a variety of risks, many of which are outside the control of Ref-Fuel Holdings. Any of these risks could affect Ref-Fuel Holdings' ability to generate cash flow. In addition, the ARC operating companies and American Ref-Fuel must satisfy covenants imposed by their debt agreements as well as other legal restrictions before making distributions to their owners, including Ref-Fuel Holdings, and, ultimately, us. Finally, we do not unilaterally control the board of directors of Ref-Fuel Holdings and cannot unilaterally determine the amount of cash distributions.

Supplemental Discussion and Analysis of Ref-Fuel Holdings

History and Organization

        Ref-Fuel Holdings, which was formerly known as Duke/UAE Ref-Fuel LLC, is a Delaware limited liability company that was formed in 1997, for the purpose of obtaining 50 percent ownership of the following partnerships:(a) American Ref-Fuel Company (Ref-Fuel Management), which owned 98 percent of TransRiver Marketing Company, L.P. (TransRiver); (b) American Ref-Fuel Company of Hempstead (Hempstead or the Hempstead Partnership); (c) American Ref-Fuel Company of Essex County (Essex or the Essex Partnership); (d) American Ref-Fuel Company of Southeastern Connecticut (Seconn or the Seconn Partnership); (e) American Ref-Fuel Company of Niagara, L.P. (Niagara or the Niagara Partnership); (f) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass or Semass L.P.); (g) American Ref-Fuel Operations of Semass, L.P. (Semass Operator); and (h) American Ref-Fuel Company of the Capital District, L.P. These companies, along with American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley) are collectively referred to as the American Ref-Fuel Partnerships. The American Ref-Fuel Partnerships, except for Delaware Valley, were a series of general and limited partnerships 50 percent owned by Ref-Fuel Holdings and 50 percent indirectly by subsidiaries wholly owned by Allied Waste Industries, Inc. (Allied), who also owned the remaining 2 percent of TransRiver and 100 percent of Delaware Valley.

        Prior to April 30, 2001, Hempstead, Essex, Niagara and Seconn (collectively, the HENS) were a series of partnerships that were equally owned by Allied Waste Industries, Inc. (Allied) and Ref-Fuel Holdings (the Investors). On April 30, 2001 the Investors recapitalized their partnership interests in the HENS (the Recapitalization). The terms of the Recapitalization provided that indirect subsidiaries of Ref-Fuel Management became the managing general partners of the HENS. The interest held by

Ref-Fuel in the HENS converted to a Class A interest, and the interest held by Allied converted to a Class B interest. In conjunction with the Recapitalization, the HENS contributed $163.5 million to obtain 99 percent noncontrolling interests in equipment leasing entities controlled by Allied. ARC LLC also agreed to substitute as guarantor for guarantees previously furnished by Duke and Allied, less certain liabilities retained by Allied and Duke pursuant to credit backstop agreements.

        The Class A and Class B partners were both general partners in the HENS; however, the Class B partners had limited involvement in the HENS' management and had limited participation in partnership distributions, except as expressly agreed. Among other limitations, the Class A partners were restricted from the following actions without the written consent of the Class B partners: voluntary dissolution of the HENS, sale or abandonment of a substantial portion of the HENS' assets, disposition of any of the HENS' interests in the equipment leasing entities, and certain other activities.

        From April 30, 2001 through April 30, 2002, the profits and losses of the HENS were allocated as follows: (a) depreciation expense allocated to the HENS from the equipment leasing entities was allocated to the Class A partner only; (b) net income and loss before depreciation of the equipment leasing entities allocated to the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches; and (c) all other net income or loss of the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches which differ from the tranches used to allocate the earnings of the equipment leasing entities. Both Allied and Ref-Fuel Holdings had separate, nonconcurrent rights to cause the HENS to redeem Allied's Class B interests in the HENS for the HENS' interest in the equipment leasing entities (the Redemption).

        In January 2002, Allied announced its intention to exercise that right and completed the Redemption on April 30, 2002. The Redemption of the HENS resulted in the following: (a) gross income for the period from January 1, 2002, through the Redemption date, was reallocated first to the Class A partners in an amount equal to the difference between the Class A partners' share of economic depreciation and prior special allocations of depreciation expense to the Class A partners with all remaining profits and losses allocated consistent with profit and loss allocations described above; (b) the HENS' interests in the equipment leasing entities were distributed to Allied in redemption of Allied's Class B interests in the HENS; and (c) the $2.6 million difference between the fair value of Allied's interest in the HENS and the fair value received by Allied in redemption of those interests was paid by Allied to the HENS.

        The Redemption of Allied's Class B interest in the HENS resulted in the application of purchase accounting to the HENS in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," and adjusted the assets and liabilities of the HENS to fair value.

        Prior to June 30, 2003, Ref-Fuel Holdings was owned 50 percent by United American Energy Corp. (UAE) and 50 percent by Duke Energy Corporation (Duke). Effective June 30, 2003, Duke sold its membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy I, which is jointly owned by (a) affiliates of AIG Global Asset Management Holdings Corp., (AIGGIG), a subsidiary of American International Group, Inc.; and (b) MSW Acquisition LLC (MSW Acquisition) which is owned by several funds affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.

        On December 12, 2003, MSW Merger II, an affiliate of CSFB Private Equity, merged with and into United American Energy Holdings Corp. (UAE Holdings) a Delaware corporation, which continued as the surviving corporation in the merger. UAE Holdings is the direct parent of UAE. As a result of this merger, UAE's 50 percent ownership in American Ref-Fuel was transferred to MSW Energy II.

        Upon consummation of the change in ownership and taking into account the June 30, 2003 acquisition by MSW Energy I of Duke's membership interest in Ref-Fuel Holdings, affiliates of CSFB

Private Equity and AIGGIG (the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting power with respect to Duke's remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," Ref-Fuel Holdings' financial statements will reflect the effects of its change in ownership and the new owners' basis in the net assets and liabilities acquired. As a result, the statement of operations and the statement of cash flows for the period from January 1, 2003 through December 12, 2003 and the year ended December 31, 2002 reflect the results of Ref-Fuel Holdings prior to purchase accounting adjustments and the statement of operations of statement of cash flows for the period from December 12, 2003 through December 31, 2003, reflect the impact of purchase accounting adjustments arising from the MSW Transactions.

        Prior to the Transactions and the acquisition by MSW Energy I, profits and losses of Ref-Fuel Holdings were allocated among its members based on ownership percentages. Subsequent to the MSW Transactions profits and losses are allocated based upon the members' ownership percentages except for the amortization of the respective differences in purchase price. All significant intercompany accounts and transactions have been eliminated in consolidation.

        All of the American Ref Fuel Partnerships are indirect wholly owned subsidiaries or controlled subsidiaries of American Ref-Fuel. The consolidated financial statements of Ref-Fuel Holdings include the accounts of Ref-Fuel Holdings, its controlled subsidiaries and certain investments.

Results of Operations

Comparison of the Three Months ended March 31, 2004 and 2003

        Total Net Revenues.    Total net revenues were $102.1 million for the three months ended March 31, 2004, a decrease of $3.9 million, or 4%, over the same period in 2003. Net revenues decreased $11.3 million due to an increased amortizations of waste and energy contract intangible assets ($9.1 million) resulting from push-down accounting and energy contract levelization ($2.2 million). This decrease was partially off set by increases in waste revenue of $2.5 million, resulting from increased volumes and pricing; power revenue increases of $1.9 million due to increased volumes sold; metals revenue increases of $1.9 million, resulting from an increase in the pricing and other revenue increases of $1.1 million, primarily attributable to ash disposal fees. Waste volume increases were due to increased boiler availability, and metals pricing was attributable primarily to increases in demand for metals.

        Expenses.    Operating expenses were $54.6 million for the three months ended March 31, 2004, an increase of $5.6 million, or 11% from the prior year. The most significant increase, approximately $4.2 million, was primarily attributable to increased facility maintenance expenses resulting from increased outage scope. In addition, transportation, ash and waste disposal costs also increased ($1.0 million) due to higher volumes at the plant level.

        Depreciation and amortization.    Depreciation and amortization expenses was $17.4 million for the three months ended March 31, 2004, an increased of $2.0 million, or 13%, over the prior year's period mainly as a result of purchase accounting adjustments in 2004 as a result of the revaluation of Ref-Fuel Holdings assets in connection with the Transactions.

        General and administrative.    General and administrative expenses were $10.8 million for the three months ended March 31, 2004, a decrease of $0.8 million, or 7%, from the prior year's period. Higher developmental spending activities were offset by lower costs associated with Ref-Fuel Holdings' terminated incentive plan.

        Interest Expense.    Interest expense was $10.8 million for the three months ended March 31, 2004, a decrease of $4.0 million, or 27%, from the prior year's period. The decrease was due to the amortization of debt as a result of purchase accounting ($4.7 million), offset by higher rates associated with the refinancing of short-term to long-term debt in May 2003.

Comparison of the Combined Results for the Year Ended December 31, 2003 and for the Year Ended December 31, 2002

        Total Net Revenues.    Total net revenues were $469.3 million for the year ended December 31, 2003, an increase of $30.8 million, or 7%, over the prior year. Net revenues increased mainly as a result of improved pricing; approximately $4.3 million due to waste pricing increases, $10.4 million due to energy pricing improvements and $2.0 million from higher prices for recovered metals. Other drivers of the increase related to increased production and volumes; $6.0 million resulting from increased hauling and transfer station operations, $2.4 million due to increased steam production at the Niagara facility, $7.4 million due to an increase in ash disposal volumes, and $5.5 million overall increased production. This increase in revenues was offset by $6.7 million of additional amortization of intangible contract assets resulting from the Redemption the Transactions and the acquisition by MSW Energy I. For more information on the Redemption, see "—Ref-Fuel Holdings—History and Reorganization."

        Expenses.    Operating and other expenses were $192.2 million for the year ended December 31, 2003, an increase of $20.5 million, or 12% from the prior year. The most significant increase, approximately $11.2 million, resulted from increased disposal costs associated with the hauling and transfer station operations and ash disposal. The remaining increases were primarily attributable to increased maintenance expenses at the plants.

        Depreciation and amortization of $59.2 million for the year ended December 31, 2003, decreased by $8.0 million, or 12%, over the prior year. This decrease resulted from the third quarter 2002 change in estimated of useful lives of certain plant and equipment and the elimination of certain intangible assets as a result of the purchase accounting adjustments recorded on account of the Redemption. See "—Ref-Fuel Holdings—General" for a more detailed description of the Redemption."

        General and administrative expenses were $44.3 million for the year ended December 31, 2003, an increase of $0.7 million, or 2%, from the prior year period. The difference from the prior year relates to several transactions which occurred in 2002, including the relocation costs associated with Ref-Fuel Holdings' corporate office move to Montvale, New Jersey, which was partially offset by approximately $1.1 million reimbursement of legal expenses received. During 2003, there was an increase in development spending related to the exploration of the development of new plant facilities and $1.9 million of increased insurance expenses, which further offset this difference.

        Interest Income.    Interest income was $3.2 million for the year ended December 31, 2003, a decrease of $0.5 million, or 14%, as compared to the prior year. This decrease was generally due to the change in interest rates on invested funds.

        Interest Expense.    Interest expense was $62.1 million for the year ended December 31, 2003, an increase of $1.2 million, or 2%, from the prior year. The increase was due to the refinancing of variable rate debt with fixed rate debt at 6.26% in May 2003, partially offset by reduced balances on project-related debt.

        Loss on Early Extinguishment of Debt.    Ref-Fuel Holdings expensed approximately $3.2 million of deferred financing costs associated with the refinancing of debt during 2003. There was no such expense in 2002.

        Equity in Earnings of Equipment Leasing Entities.    As a result of the Redemption, Ref-Fuel Holdings no longer had an interest in the equipment leasing entities in 2003, which caused the decrease in the equity earnings of equipment leasing entities of $15.5 million from 2002.

        Other expense, net.    Other expenses were $0.3 million for the year ended December 31, 2003, a decrease of $0.5 million, or 63% from the prior year period. Other expenses consist primarily of income taxes levied on certain wholly owned non operating subsidiaries of Ref-Fuel Holdings that are taxable corporations.

        Income Attributable to Class B Minority Interests.    Minority interest in net income of subsidiaries of $4.9 million for the year ended December 31, 2002 was due to Allied's interests in the HENS partnerships, which no longer existed as a result of the Redemption.

Earnings Overview for the Year Ended December 31, 2001

        Prior to April 30, 2001, Ref-Fuel Holdings used the equity method of accounting to account for its ownership in American Ref-Fuel Company LLC. Therefore, the financial statements for Ref-Fuel Holdings for the year ended December 31, 2001 effectively represent eight months of consolidated earnings, and four months of equity income for the operations of American Ref-Fuel Company LLC. Since the results are not directly comparable, the financial information has been presented as if the results were consolidated for the entire period of 2001.

Results of Operations

(in thousands)

			December 31, 2001
	December 31, 2002	(Pro Forma) December 31, 2001	Pro Forma Adjustments	Actual
Statement of Operations Data:
Total net revenues	$438,542	$431,246	$129,326	$301,920
Operating and other expense	171,752	167,848	68,610	99,238
Depreciation and amortization	67,249	66,032	25,133	40,899
General and administrative expenses	43,642	42,902	12,795	30,107

Operating income	155,899	154,464	22,788	131,676
Interest income	3,740	7,354	984	6,370
Interest expense	(60,893)	(79,982)	(19,710)	(60,272)
Loss on early retirement of debt	—	(3,711)		(3,711)
Equity in earnings of unconsolidated subsidiaries	15,500	16,705	(9,617)	26,322
Other expenses, net	(757)	317	462	(145)
Minority interests in net income of subsidiaries	(4,885)	(24,961)	—	(24,961)

Net income	$108,604	$70,186	$(5,093)	$75,279

Comparison of the year ended December 31, 2002 and pro forma results for the year ended December 31, 2001

        Total Net Revenues.    Total net revenues were $438.5 million for the year ended December 31, 2002, a $7.3 million increase as compared to pro forma 2001. This increase resulted from higher waste disposal and metals prices, increased collection and transfer station volumes, off set by increased power revenue contract levelization.

        Expenses.    Operating expenses were $171.8 million for the year ended December 31, 2002, an increase of $3.9 million or 2.3% from the prior year. Operating expenses increased by $6.6 million which was mainly attributable to increased facility maintenance expenses resulting from increased outage scope and higher operating and disposal costs associated with collection and transfer station operations. This increase was offset by a reduction in loss on asset retirements of approximately $2.7 million from December 31, 2002 as compared to pro forma 2001.

        Depreciation and amortization.    Depreciation and amortization expenses were $67.7 million for the year ended December 31, 2002, an increased of $1.7 million, or 2.5%, over the pro forma period due to increased capital spending at the operating facilities.

        General and administrative.    General and administrative expenses were $43.6 million, an increase of $0.7 million from December 31, 2001 as a result of slightly higher salary related expenses.

        Interest Expense.    Interest expense was $60.9 million for the year ended 2002 as compared to $80.0 million for the pro forma period ended 2001, a decrease of $19.1 million or 24%. During 2001 a significant of Ref-Fuel Holdings outstanding debt was refinanced resulting in lower interest rates in 2002.

        Loss on Early Extinguishment of Debt    The loss on early extinguishment of debt was $3.7 million for the period ended 2001, which is attributable to the costs associated with the early extinguishment of certain of the debt obligations that were refinanced in 2001. This also resulted in the write-off of the unamortized deferred financing costs and payment of call premiums. There were no extinguishments of debt in 2002.

        Equity in Earnings of Equipment Leasing Entities    Equity in earnings of equipment leasing entities was $15.5 million for the year ended 2002 and $16.7 million for the period ended 2001, a decrease of $1.2 million or 7%. Ref-Fuel Holdings' equity interest reflects its share of the earnings of the equipment leasing entities controlled by Allied.

        Minority Interest in net income of subsidiaries    Minority interest in net income of subsidiaries was $4.9 million for the year ended 2002, as compared to $25.0 million for the period ended 2001. Income attributable to minority interest decreased $20.0 million as a result of the allocation of Allied's interest in the HENS Partnerships based on their contractually defined share of the HENS Partnerships earnings.

Liquidity and Capital Resources

        Ref-Fuel Holdings has historically generated funds from its operations providing funding for its working capital requirements, capital spending, debt payments and dividend payout.

        On May 9, 2003, American Ref-Fuel completed the issuance of $275.0 million aggregate principal amount of 6.26% Senior Notes due 2015. The proceeds of the financing were used to repay $242.6 million under the prior credit facilities, fund debt service reserve accounts and for general corporate purposes. As part of this refinancing, American Ref-Fuel entered into an amended and restated secured revolving credit facility for up to $75 million, including $45 million which could be used for letters of credit. Under the terms of the credit facility and indenture governing the senior notes, American Ref-Fuel is subject to certain quarterly financial covenants, as defined in the credit facility and indenture governing the senior notes, with respect to leverage and adjusted cash flow coverage ratios. American Ref-Fuel is currently in compliance with respect to the financial covenants. For more information regarding the credit facility and indenture and the quarterly financial covenants referenced therein, see "Business of Ref-Fuel Holdings—Financing." To receive copies of the indenture or the credit facility, see "Where You Can Find More Information" in this propspectus. As of March 31, 2004, there were no borrowings and $7.0 million of letters of credit outstanding.

Cash Flows

Operating Activities

        Ref-Fuel Holdings' net cash flows provided by operating activities totaled $45.6 million for the three months ended March 31, 2004, compared with $43.0 million for the three months ended March 31, 2003. The increase in cash flow from operating activities of $2.6 million is attributable to an increase of approximately $1.7 million due to increased cash flow from waste volumes and metal pricing. In addition, there was an increase in interest payable as a result of the refinancing which occurred in 2003. During this refinancing, American Ref-Fuel issued debt with semi-annual payments, in June and December, replacing the old debt which had quarterly payments. This resulted in a significant change in the accrued interest payable. This increase from 2003 was partially off-set by other timing differences in working capital.

        Ref-Fuel Holdings net cash flows provided by operating activities totaled $185.9 million for the year ended December 31, 2003, compared with $198.6 million for the year ended December 31, 2002. The decrease in cash flow from operating activities of $12.7 million is attributable to a $23.8 million payout under a terminated long-term compensation plan in 2003 that did not occur in 2002, offset by increased operating income in 2003.

Investing Activities

        Cash flows utilized in investing activities are typically related to capital additions and restricted cash changes. Ref-Fuel Holdings is required to maintain cash and investment balances that are restricted by provisions of its debt agreements and lease agreements. Ref-Fuel Holdings capital additions consist primarily of expenditures to maintain the operation of the ARC operating facilities, including expenditures for replacement and refurbishment of equipment and environmental compliance that increase value, change capacities or extend useful lives.

        Cash flow utilized in investing activities totaled $13.1 million for the three months ended March 31, 2004, compared with $11.4 million for the three months ended March 31, 2003. The increase in cash used of $1.7 million is primarily due an increase in capital expenditures of $3.3 million, slightly reduced by the increase in restricted cash balances of $1.1 million. The increase in capital expenditures was attributable to additional repairs.

        Cash flow utilized in investing activities totaled $34.2 million for the year ended December 31, 2003, compared with $69.5 million for the year ended December 31, 2002. The reduction of $35.3 million is primarily due to a change in the requirement for restricted cash due to changes in the timing of debt payments.

Financing Activities

        Cash flows utilized in financing activities are related to borrowings of long-term debt, principal payments of long-term debt and distributions to members.

        Cash flows utilized in financing activities totaled $75.6 million for the three months ended March 31, 2004, as compared with $77.5 million for prior year's period. The reduction of cash used of $1.9 million resulted from a reduction of long-term debt payments in the amount of $4.8 million the majority of which was as a result of the refinancing which occurred in 2003, offset by an increase in distributions of $3.0 million.

        Cash flows utilized in financing activities totaled $125.3 million for the year ended December 31, 2003, compared with $110.7 million for the year ended December 31, 2002. In 2002, Ref-Fuel Holdings borrowed $40.0 million against its revolving credit facility and repaid debt of $56.0 million. Ref-Fuel Holdings increased its outstanding borrowings by approximately $325.3 partially in connection with the refinancing of the senior notes in 2003. Repayments of debt were approximately $372.9 million. Additionally, distribution to members decreased by $22.0 million in 2003.

Capital Structure and Resources

        As of March 31, 2004, Ref-Fuel Holdings had an aggregate of $1.1 billion in outstanding debt relating to those operating facilities, with maturities ranging from 2004 to 2026. Some of ARC operating companies are obligated to restrict funds on a monthly basis from revenues from operations for payment of Ref-Fuel Holdings debt and certain ARC operating companies are required to maintain debt service reserve funds pursuant to the debt instruments governing such debt. Ref-Fuel Holdings management believes that all debt service reserve funds requirements have been satisfied.

        In order to provide American Ref-Fuel with an additional source of funds to meet calls on American Ref-Fuel's project support obligations, each of Ref-Fuel Holdings' Member has entered into the Equity Contribution Agreement pursuant to which each member has agreed to provide up to $50 million in equity capital to the Company. Each of Ref-Fuel Holdings' Member's obligation to make equity contributions under the Equity Contribution Agreement is conditioned upon the other making an equal contribution and is limited to each making no more than $50 million of aggregate equity contributions. If a Member is not rated at least BBB by S&P, such party is required to provide a letter of credit from a commercial bank that is rated at least A- by S&P to secure its obligations under the Equity Contribution Agreement.

        American Ref-Fuel's cash requirements for 2004 are expected to be funded by cash flows from operations. American Ref-Fuel's cash management practices are to maintain sufficient funds in each ARC operating company to meet its projected cash requirements. American Ref-Fuel management reviews cash balances and determines cash available for distribution on a quarterly basis. At each of the ARC operating companies, American Ref-Fuel management's historic practice has been to distribute all cash in excess of anticipated needs on a monthly basis, as allowed by the project level financings.

Commitments and Contingencies

        The following is a schedule of Ref-Fuel Holdings' contractual obligations outstanding at March 31, 2004:

	Payment Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(in thousands)
Long-term debt obligations	$1,109,942	$82,876	$154,978	$189,443	$682,645
Operating lease obligations	152,055	14,318	27,968	29,216	80,553
Other long-term liabilities reflected on balance sheet under GAAP	17,468	6,955	496	—	10,017

Total	$1,279,465	$104,149	$183,442	$218,659	$773,215

        Additionally, Ref-Fuel Holdings maintained employment agreements with nine officers which expired on December 31, 2003. These agreements were replaced with new agreements on January 1, 2004, the maximum liability of which is $2.2 million.

Effect of Inflation

        Ref-Fuel Holdings' management believes that Ref-Fuel Holdings' results of operations have not been materially impacted by inflation over the past three years.

Critical Accounting Policies

        The management of Ref-Fuel Holdings is responsible for its financial statements presented in this prospectus and has evaluated the accounting policies used in their preparation. The management of Ref-Fuel Holdings believes these policies to be reasonable and appropriate. The following discussion identifies those accounting policies that Ref-Fuel Holdings believes are critical in the preparation of Ref-Fuel Holdings' financial statements, the judgments and uncertainties affecting the application of those policies, and the possibility that materially different amounts would be reported under different conditions or using different assumptions.

        Use of Estimates in Preparing Financial Statements.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of commitments and contingencies at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Among the significant estimates affecting the financial statements are those related to the realizable value of accounts receivable, long-lived assets, liabilities for self-insurance, allocation of purchase price and certain landfill liabilities. Such estimates are subsequently revised, as necessary, when additional information becomes available. Actual results could differ from those estimates.

        Revenue Recognition.    Ref-Fuel Holdings recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received and revenue from energy production is recognized as the energy is delivered. Each ARC operating facility has one or more long-term power sales contracts for the sale of energy with contracts expiring in 2009 to 2021. Each ARC operating facility is contractually obligated for waste services from its host community or communities with contracts expiring in 2009 to 2020. In addition to the host community contracts, certain facilities enter into long-term waste service contracts with surrounding communities. Additionally, TransRiver markets waste capacity not committed to long-term waste contracts.

        In connection with the acquisition of the Semass Partnership, Ref-Fuel Holdings is accounting for the long-term power contracts acquired in accordance with Emerging Issues Task Force (EITF) Issues 91-6 Revenue Recognition of Long-Term Power Sales Contracts and 96-17 Revenue Recognition under Long-Term Power Sales Contracts That Contain both Fixed and Variable Pricing Terms which require the Semass Partnership and American Ref-Fuel to recognize power revenues under these contracts as the lesser of (a) amounts billable under the respective contracts or (b) an amount determinable by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the contract. The determination of the lesser amount is to be made quarterly based on the cumulative amounts that would have been recognized had each method been applied consistently from the beginning of the contract.

        Property, Plant and Equipment.    Property, plant and equipment are carried at cost. American Ref-Fuel provides for depreciation using the straight-line method over the estimated useful lives of the assets. Cost and accumulated depreciation of retired or disposed plant and equipment are removed from the respective accounts and the gain or loss, if any, is reflected in net income.

        Routine repairs and maintenance are charged against current operations. Expenditures that increase value, change capacities or extend useful lives are capitalized.

        American Ref-Fuel maintains a supply of various spare parts integral to its operations. Certain spare parts which management does not expect to use within the upcoming year have been classified as long-term spare parts inventory with property, plant and equipment.

        Landfill Costs.    In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143). SFAS 143 applies to all legally enforceable obligations associated with the retirement of tangible long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS 143 requires amounts initially recognized as an asset retirement obligation to be measured at fair value. The recognized asset retirement cost is capitalized as part of the cost of the asset and is depreciated over the useful life of the asset.

        SFAS 143, which primarily impacts Ref-Fuel Holdings' accounting for its landfill operation, does not change the landfill accounting followed historically by Ref-Fuel Holdings. Ref-Fuel Holdings expenses costs for future closure and post-closure obligations on a per-unit basis as the landfill space is consumed. This practice will continue to be followed upon adoption of SFAS 143 except, under the new rules, costs associated with future final capping activities that occur during the operating life of the landfill will be accounted for as an asset retirement obligation. Effective January 1, 2003, upon adoption of SFAS 143, Ref-Fuel Holdings recognized an asset and corresponding liability of approximately $0.7 relating to landfill retirement obligations related to post-closure activities equal to their estimated fair value. Landfill retirement costs arising from post-closure obligations, which was capitalized as part of the landfill asset, are amortized consistent with Ref-Fuel Holdings' current estimated life and are non-cash in nature. Landfill retirement costs arising from final capping obligations, will be amortized on a units-of-consumption basis over the estimated number of tons of waste that each final capping event covers.

        Goodwill.    Goodwill represents the total consideration paid in excess of the fair value of the net tangible and intangible assets acquired. Effective January 1, 2002, upon adoption of SFAS No. 142, Goodwill and Other Intangible Assets (SFAS 142), Ref-Fuel Holdings stopped recording goodwill amortization and performed its assessment of its reporting units and its initial assessment of impairment, which was estimated using discounted cash flows. Additionally, Ref-Fuel Holdings performed its required annual fair value testing of its recorded goodwill for its reporting units using the discounted cash flows approach which was consistent with the approach used upon adoption of SFAS 142. Based upon its most recent analysis, Ref-Fuel Holdings believes that no material impairment exists.

        Energy Contract Intangibles.    Energy contract intangibles represent the amount by which the contractual rates in long-term energy sales contracts held by certain subsidiaries of Ref-Fuel Holdings exceeded fair value on the dates that such contracts were acquired. These contract related intangibles are being amortized against income as a reduction of energy revenues on a straight-line basis over periods ranging from 10 to 20 years, which represented the remaining term of the applicable contracts as of the dates of acquisition.

        Operating Lease.    The fair value adjustment related to the operating lease with respect to the Delaware Valley facility represents the liability by which the present value of future rent payments on the Delaware Valley facility lease exceeds the fair value of the Delaware Valley facility as of the acquisition date. This amount is being amortized as a decrease in facility rent expense on a straight-line basis over approximately 15 years, which represented the life of the associated lease at the time of acquisition.

        Long Term Waste Contracts.    The fair value adjustment related to the acquired long-term waste contracts represents the liability by which the present value of costs of disposal and processing of waste delivered pursuant to certain long-term waste contracts held by the Semass Partnership exceeded the estimated fair value of the contract revenue at the date of acquisition. The liability is being amortized as an increase to waste disposal revenues using the straight-line method and an increase to interest expense using the effective interest method over 19 years, the remaining term of the applicable contracts as of the date of acquisition.

        Review of Long Lived Assets.    Ref-Fuel Holdings reviews long-lived assets for impairment, whenever events or changes in business circumstances indicate the carrying amount of the assets may not be fully recoverable. American Ref-Fuel performs cash flow analyses to determine if an impairment exists. If the sum of the expected future cash flows is less than the carrying amount, an impairment loss is recognized. Based upon its most recent analysis, Ref-Fuel Holdings believes that no material impairment exists. Additionally, Ref-Fuel Holdings periodically reviews the estimated useful lives of long-lived assets.

        Taxation.    The operating subsidiaries consist of limited liability companies and partnerships. Accordingly, income taxes are not levied at the Ref-Fuel Holdings level, but rather on the individual members. Certain wholly owned non-operating subsidiaries of Ref-Fuel Holdings are taxable corporations.

Effect of New Accounting Standards

        In January 2003, the FASB issued Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities." FIN 46 requires that unconsolidated variable interest entities be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity's expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to existing variable interest entities in the periods beginning after June 15, 2003. Ref-Fuel Holdings has determined that FIN 46 does not have a material effect on its financial position, results of operations or cash flows.

BUSINESS OF REF-FUEL HOLDINGS

Overview

        Ref-Fuel Holdings was formed for the purpose of obtaining 50 percent ownership of partnerships that develop, own and operate WTE facilities that combust municipal solid waste and produce energy in the form of electricity and steam.

        On April 30, 2001, Ref-Fuel Holdings contributed its interests to American Ref-Fuel and American Ref-Fuel purchased certain interests in the following:

  •
  American Ref-Fuel Company of Hempstead, a New York general partnership and the beneficial owner of the Hempstead facility (the Hempstead Partnership);

  •
  American Ref-Fuel Company of Essex County, a Delaware general partnership and the beneficial owner of the Essex facility (the Essex Partnership);

  •
  American Ref-Fuel Company of Southeastern Connecticut, a Connecticut general partnership and the beneficial owner of the Seconn facility (the Seconn Partnership);

  •
  American Ref-Fuel Company of Niagara, L.P., a Delaware limited partnership and the beneficial owner of the Niagara facility (the Niagara Partnership);

  •
  American Ref-Fuel Company of Semass, L.P., a Massachusetts limited partnership (Semass L.P.) and the owner of 90% of the Semass Partnership, the owner of the Semass facility (the Semass Partnership), and American Ref-Fuel Operations of Semass, L.P., a Delaware limited partnership and the operator of the Semass facility (the Semass Operator); and

  •
  American Ref-Fuel Company of Delaware Valley, L.P., a Delaware limited partnership and the lessee of the Delaware Valley facility (the Delaware Partnership).

        We sometimes refer to these entities, including the Semass Partnership and Semass Operator but not including Semass, L.P., as the ARC operating companies.

        Ref-Fuel Holdings also contributed to American Ref-Fuel its interests in TransRiver and the ARC Management Company. The ARC operating companies, TransRiver and ARC Management Company are now indirect, wholly owned subsidiaries or, in the case of the Semass Partnership, a controlled partnership, of American Ref-Fuel. As a result of the reorganization, American Ref-Fuel is a holding company and operates its business through ARC Management Company, the ARC operating companies and TransRiver. ARC Management Company, a wholly-owned subsidiary of American Ref-Fuel, runs the day-to day operations of American Ref-Fuel including the provision of legal, accounting and engineering services.

        The following is a chart of the ARC operating companies and TransRiver, each of which is indirectly 100% owned by American Ref-Fuel, except for the Semass Partnership, which is indirectly 90% owned by American Ref-Fuel:

American Ref-Fuel's facilities are located in:

  •
  Hempstead, New York;

  •
  Newark, New Jersey;

  •
  Preston, Connecticut;

  •
  Niagara Falls, New York;

  •
  Rochester, Massachusetts; and

  •
  Chester, Pennsylvania.

We refer to these facilities as the ARC operating facilities. The ARC operating facilities together process approximately 5 million tons of waste annually and sell approximately 2.7 million megawatt hours (MWH) of electricity each year. In 2003, approximately 72% of American Ref-Fuel's total gross revenues were derived from long-term waste disposal and energy contracts.

        TransRiver provides waste marketing services to American Ref-Fuel and owns a 740 ton-per-day transfer station in Lynn, Massachusetts. American Ref-Fuel, through ARC Management Company, provides technical support, environmental permitting support, operating and maintenance support, and general and administrative services to the ARC operating companies and TransRiver.

ARC Operating Facility Information

		Capacity		Contract Expiration Date
Operating Facility	Location	Waste Disposal(1)	Electric Generating(2)	Service Agreements/ Disposal Contracts	Electricity Sales Contracts	Date of Commercial Operation/Date Acquired by American Ref-Fuel
		(tons per year)	(megawatt hours in 000's)
Hempstead	Hempstead, NY	914,325	630.7	2009	2009	1989
Essex	Newark, NJ	985,500	613.2	2020	2021	1991
Seconn	Preston, CT	258,000	157.7	2015	2017	1992
Niagara	Niagara Falls, NY	821,250	438.0	2007-2012	2014	1980/1993
Semass	Rochester, MA	1,740,000	692.0	2004-2016	2015	1989/1996
Delaware Valley	Chester, PA	1,575,000	692.0	2017	2016	1992/1997	(3)

(1)
Waste disposal capacity represents the permitted annual waste disposal volumes (excluding alternate fuel processed), available for processing each year, please see the Waste and Alternate Fuels processed table in "Business of Ref-Fuel Holdings—ARC Operating Facility Information".

(2)
Electric generating capacity is presented in megawatt hours per year, see the Power Sold table in "Business of Ref-Fuel Holdings—ARC Operating Facility Information".

(3)
Date acquired for the Delaware Valley facility refers to the date of acquisition by Allied. Following that date, the Delaware Valley facility was managed by a predecessor of American Ref-Fuel until it was acquired by American Ref-Fuel on April 30, 2001.

        The ARC operating companies derive revenues principally from disposal or tipping fees received by the ARC operating facilities for accepting waste and the sale of electricity and steam produced by those facilities. Each of the ARC operating companies has outstanding indebtedness with respect to the ARC operating facilities. The majority of this indebtedness is evidenced by tax-exempt bonds and is collateralized by the ARC operating facilities and other assets of the ARC operating companies. American Ref-Fuel also has outstanding indebtedness. Substantially all distributions to American Ref-Fuel from the ARC operating companies, after the payment of expenses and debt service on ARC operating company-level indebtedness, are subject to the satisfaction of financial tests. For more information regarding these tests, see the discussions in the individual facilities, in "Business of Ref-Fuel Holdings—The ARC Operating Facilities." Distributions from American Ref-Fuel to Ref-Fuel Holdings, after the payment of expenses and debt service on American Ref-Fuel indebtedness, are subject to the satisfaction of financial tests. As of December 31, 2003, American Ref-Fuel and its operating companies were in full compliance with their covenants.

Key Operating Data

        The ARC operating companies generate revenues from three primary sources:

  •
  tipping fees (approximately 59% of total gross revenues in 2003);

  •
  energy sales (approximately 38% of total gross revenues in 2003); and

  •
  other sources such as ferrous and non-ferrous sales (approximately 3% of total gross revenues in 2003).

        Tipping fees include amounts that municipalities and other waste handlers pay the ARC operating companies and TransRiver for accepting the waste materials that are transported to American Ref-Fuel's facilities pursuant to waste disposal agreements. Certain waste disposal agreements with municipal customers guarantee minimum waste shipment deliveries to the ARC operating facilities. In the event counterparties to these contracts fail to provide the ARC operating companies with the agreed waste supply, the contracts generally provide for the ARC operating companies to be compensated by the counterparties in an amount equal to the shortfall in revenues, if any, after giving effect to the value received by the ARC operating companies through mitigating delivery shortfalls by obtaining municipal solid waste from alternate sources. For energy revenues, ARC operating facilities burn waste materials to produce steam in water wall boilers that is either sold to adjacent industrial users or converted to electricity and sold to local utilities. The internal power consumption of the ARC operating facilities is approximately 13% of the electricity generated, on average, and the remaining electricity is sold to customers. The contracts with local utility customers generally provide that such utilities will purchase all power produced at each ARC operating facility.

        In 2003, approximately 72% of total gross revenues were generated under long-term waste disposal and energy contracts. American Ref-Fuel reports that it intends to renegotiate some or all of these long-term waste and energy contracts at market prices upon their expiration. We cannot assure you that these contracts will be successfully extended.

        The following information relates to the ARC operating facilities as of December 31, 2003:

Operating Facility	Waste Contract Years Remaining	Power Contract Years Remaining	Date of Commercial Operation/ Date Acquired by American Ref-Fuel		Revenues under Long Term Contracts(1)
Hempstead	5	5	1989		97%
Essex	16	17	1991		96
Seconn	11	13	1992		90
Niagara	3-9	10	1980/1993		72
Semass	1-13	11	1989/1996		55
Delaware Valley	13	12	1992/1997	(2)	57

(1)
Represents the portion of gross revenues generated by contracts with an original term of three years or greater. Gross revenues do not include fair value amortization and revenue levelization adjustments.

(2)
Date acquired for the Delaware Valley facility refers to the date of acquisition by Allied. Following that date, the Delaware Valley facility was managed by a predecessor of American Ref-Fuel until it was acquired by American Ref-Fuel on April 30, 2001.

        American Ref-Fuel's facilities are among the largest in the northeastern United States, together processing a total of approximately five million tons of waste in each of the years indicated below.

Waste and Alternate Fuels Processed ('000 tons/year)	1999(1)	2000	2001	2002	2003
Hempstead Facility	926	897	915	923	936
Essex Facility	975	916	918	899	937
Seconn Facility	245	241	248	252	258
Niagara Facility	760	782	755	725	755
Semass Facility	978	1,106	1,091	1,056	1,069
Delaware Valley Facility	1,040	1,114	1,151	1,060	1,111

Total	4,924	5,056	5,078	4,915	5,066

        The ARC operating facilities sell approximately 2.6 million MWH of electricity in each of the years indicated below.

Power Sold ('000 MWH)	1999(1)	2000	2001	2002	2003
Hempstead Facility	562	537	547	541	557
Essex Facility	514	465	468	465	479
Seconn Facility	129	126	129	137	138
Niagara Facility	301	299	289	278	270
Semass Facility	561	631	612	597	591
Delaware Valley Facility	567	616	618	554	577

Total	2,634	2,674	2,663	2,572	2,612

        The following table summarizes each ARC operating facility's weighted average boiler availability levels. The availability levels indicate the total annual boiler hours that boilers produced steam.

Availability Levels	1999(1)	2000	2001	2002	2003
Hempstead Facility	95.5%	92.2%	93.8%	93.1%	94.8%
Essex Facility	95.9	90.7	92.5	92.7	92.6
Seconn Facility	96.9	93.9	95.3	96.2	96.3
Niagara Facility	93.4	92.5	90.3	89.8	89.7
Semass Facility	88.0	93.2	91.6	89.6	87.6
Delaware Valley Facility	88.1	92.2	92.1	88.4	88.4

Average	92.2%	92.3%	92.5%	91.0%	90.9%

(1)
For the fiscal year ended September 30, 1999.

Support Obligations; Equity Contribution Agreement

        American Ref-Fuel guarantees or provides support for each of its subsidiaries that owns an ARC operating facility, in one or more of the following forms:

  •
  guarantees of recourse debt;

  •
  support agreements in connection with service agreement-related obligations for each of the Hempstead facility, the Semass facility, the Seconn facility and the Delaware Valley facility; and

  •
  contingent credit support for damages from performance failures, environmental indemnities, or contingent capital and credit support to finance costs, in most cases in connection with a corresponding increase in service fees, relating to uncontrollable circumstances.

        In order to provide American Ref-Fuel with an additional source of funds to meet calls on American Ref-Fuel's project support obligations, Duke Capital and UAE Corp. entered into an equity contribution agreement, dated April 30, 2001, pursuant to which each agreed to provide up to $50 million in contingent equity capital to American Ref-Fuel to meet calls on American Ref-Fuel's project support obligations. Pursuant to the terms of an equity purchase agreement, MSW Energy I assumed Duke Capital's obligations under the equity contribution agreement and caused Duke Capital to be unconditionally released from its obligations.

        Each of MSW Energy I's and UAE Corp.'s obligation to make equity contributions under the equity contribution agreement is conditioned upon the other making an equal contribution and will be limited to each making no more than $50 million of aggregate equity contributions. Payment obligations under the equity contribution agreement are triggered by a call by American Ref-Fuel, issued to each of MSW Energy I and UAE Corp. Most of American Ref-Fuel's support obligations are covered by the equity contribution agreement.

        If MSW Energy I or UAE Corp. are not rated at least BBB by S&P, MSW Energy I or UAE Corp., as applicable, are required to provide a letter of credit from a commercial bank that is rated at least A- by S&P to secure its obligations under the equity contribution agreement. In addition, either or both of MSW Energy I and UAE Corp. are obligated to provide letters of credit satisfying the above specified criteria if S&P requires such credit support in order for American Ref-Fuel to retain a credit rating of at least BBB-.

        The commitment to make equity contributions in accordance with the equity contribution agreement is unconditional and irrevocable, is not subject to termination and will remain in effect until the earlier of April 30, 2026 or the date on which all credit support obligations have been satisfied or paid in full, or otherwise terminated.

        If MSW Energy I or UAE Corp., directly or indirectly, sells, transfers or otherwise disposes of its entire interest in Ref-Fuel Holdings, MSW Energy I or UAE Corp., as applicable, can be released of its obligations under the equity contribution agreement, provided all of such obligations are assumed by an entity that is rated at least BBB by S&P, or such obligations are secured by a letter of credit from a commercial bank that is rated at least A- by S&P.

The ARC Operating Facilities

        We have included brief descriptions of each of the ARC operating facilities below.

Hempstead Facility

        History and Ownership.    The Hempstead Partnership beneficially owns and operates the Hempstead facility, a 72-megawatt, 2,505-ton-per-day WTE facility located in the Town of Hempstead, New York. The Hempstead facility was developed and constructed by the Hempstead Partnership at an overall cost of $424 million and began commercial operations in November 1989. The Hempstead facility utilizes the DBA technology. The components of the Hempstead facility include three identical and independently operated furnace/boiler units and one turbine-generator.

        Waste Capacity and Supply.    The Hempstead facility has a permitted capacity of 914,325 tons per year of municipal solid waste per calendar year, exclusive of wood waste. In addition, the Hempstead facility has burned 30,000 to 40,000 tons per year of wood waste as supplemental fuel.

        The Hempstead Partnership, the Town of Hempstead and the Town of Hempstead (on behalf of the Town of Hempstead Refuse Disposal District) entered into a service agreement dated as of December 1, 1985, with a term ending August 29, 2009. Pursuant to the Hempstead service agreement, the Hempstead Partnership is obligated to process, or otherwise dispose of, acceptable waste delivered to the Hempstead facility by the Town of Hempstead and the Town of Brookhaven. The Town of Hempstead is obligated to:

  •
  deliver or cause to be delivered to the Hempstead facility for processing and/or disposal all acceptable waste generated within the Town of Hempstead (Town Waste) and certain acceptable waste generated within the Town of Brookhaven and requested by the Hempstead Partnership (Brookhaven Waste);

  •
  pay service fees for the processing and/or disposal of the acceptable waste, and in any event to pay monthly service fees with respect to an annual aggregate of at least 540,000 tons per year (subject to adjustment but in no event less than 465,000 tons per year) of Town Waste (the Guaranteed Tonnage) and up to 200,000 tons per year of Brookhaven Waste, whether or not such tonnage is actually delivered (subject to reduction of amounts due with respect to delivery shortfalls based on certain revenues derived by the Hempstead Partnership from waste other than Town Waste and Brookhaven Waste); and

  •
  provide a disposal facility for ash, non-processible waste, certain residue and by-pass waste.

        Under limited circumstances, the Town of Hempstead is obligated to pay the Hempstead Partnership amounts intended to mitigate the effect of lost energy revenues attributed to tons of waste not delivered by the Town of Hempstead with respect to the Guaranteed Tonnage. The Town of Hempstead pays a base per ton fee for waste delivered to the Hempstead facility and certain costs arising from uncontrollable circumstances and is obligated to pay the base per ton fee for the Guaranteed Tonnage and up to 200,000 tons of Brookhaven Waste per year (subject to mitigation by the Hempstead Partnership) even if the Town of Hempstead does not deliver these minimum quantities of waste to the Hempstead facility.

        The Towns of Hempstead and Brookhaven have entered into an agreement for the delivery and acceptance of solid waste and process residue dated September 13, 1991 with a term ending August 29, 2009 (the Waste Delivery Term) with respect to acceptable waste and January 31, 2005 with respect to ash (subject to an extension period to August 29, 2009, at the sole option of Brookhaven). Pursuant to this delivery and acceptance agreement, during the Waste Delivery Term, Brookhaven is obligated to deliver to the Hempstead facility specified monthly tonnages of acceptable waste (aggregating up to 200,000 tons per year) and pay the Town of Hempstead a waste service fee (the Waste Service Fee)

based on the number of tons of waste actually delivered to and accepted by the Town of Hempstead. Under the Hempstead service agreement, the Town of Hempstead is obligated to pay to the Hempstead Partnership an amount equal to the Waste Service Fee for acceptable waste originating in Brookhaven and delivered to the Hempstead facility.

        The Hempstead facility is capable of processing and permitted to process more waste than it anticipates will be delivered by the Towns of Hempstead and Brookhaven pursuant to the Hempstead service agreement. In each year since the Hempstead facility became fully operational, TransRiver has caused enough additional acceptable waste to be delivered to the Hempstead facility to allow operation at close to its permitted processing capacity.

        In 2003, approximately 44% of the Hempstead Partnership's total gross revenues were derived from the Hempstead service agreement and other long-term waste contracts.

        Power Contract.    The Hempstead Partnership and the Long Island Power Authority (the successor to the Long Island Lighting Company) (LIPA) are parties to an energy purchase agreement dated October 10, 1986, (the Hempstead PPA), pursuant to which the entire net electrical output generated by the Hempstead facility is sold to LIPA. The Hempstead PPA has a term which ends in April 2009. The Hempstead PPA provides for payments in an amount equal to LIPA's avoided costs per kilowatt hour (which include certain fixed capacity costs), subject to stated floor and ceiling levels which generally increase over time. The rate received by the Hempstead facility in 2003 was approximately 11.0 cents per kilowatt hour. In 2003, approximately 52% of the Hempstead Partnership's total gross revenues were derived from the Hempstead PPA.

        As a result of a planned modification to the Hempstead facility (which includes redesigning the turbine blade and/or improving the cooling tower), to provide additional capacity to LIPA to meet the demand for electricity in its service territory, the Hempstead Partnership and LIPA entered into a first supplement to the Hempstead PPA in January 2003. The first supplement establishes a new generation threshold for the Hempstead facility of 573,000 MWH (subject to adjustment but in no event less than 566,000 MWH) per calendar year. The rate payable by LIPA under the Hempstead PPA for the entire net electrical output of the facility up to the threshold of 573,000 MWH (subject to adjustment as set forth above) will remain the same and will increase for output above the threshold to a fixed rate of $60.00 per MWH, payable in the same manner and at the same times as provided in the Hempstead PPA.

        Financing.    The Hempstead facility is nominally owned by the Hempstead Industrial Development Agency (HIDA) and is leased to the Hempstead Partnership under a capital lease agreement. The Hempstead facility has outstanding debt financing in the form of tax-exempt Resource Recovery Revenue Bonds, Series 1997, issued through HIDA, having interest rates of between 3.75% and 5.00% and maturity dates between 1998 and 2009 (the Hempstead Project Bonds). As of December 31, 2003, the Hempstead Partnership's long-term obligation under the capital lease was $133.0 million, which represents approximately the principal amount of the Hempstead Project Bonds outstanding, less reserve funds pledged to the trustee for the bondholders. Upon the payment in full of the principal of and interest on the Hempstead Project Bonds, the Hempstead Partnership has the option to purchase the Hempstead facility from HIDA for $1 and certain other nominal amounts specified in the Hempstead capital lease agreement. Under the capital lease agreement, the Hempstead Partnership is required to make rental payments in such amounts as will pay when due debt service on the Hempstead Project Bonds and all amounts required to fund the debt service reserve fund. As of December 31, 2003, the reserve funds were fully funded at $30.1 million.

        The financing arrangements with respect to the Hempstead facility also include $42.7 million of outstanding corporate credit bonds, which mature on December 1, 2010. American Ref-Fuel anticipates that approximately $36.0 million of corporate credit bonds will be refinanced in 2010, with interest only payments from the date of such refinancing through 2015. In order for distributions to be made:

  •
  the Hempstead Partnership must have an unencumbered working capital balance of at least 15% of principal and interest accruing in the next succeeding 12 months on the Hempstead Project Bonds;

  •
  the Hempstead Partnership must certify that it can meet its financial obligations and that no material adverse change has occurred; and

  •
  the debt service reserve fund must be fully funded.

        As of December 31, 2003, distributions were not limited by these tests. Historically, after giving effect to these tests, substantially all of the cash generated from the operation of the Hempstead facility, after payment of debt service and expenses, has been distributed by the Hempstead Partnership. Although distributions are limited to once per year, there are no prohibitions restricting the Hempstead Partnership from loaning monies to American Ref-Fuel pending such distributions. As part of its cash management program, the Hempstead Partnership regularly loans funds to American Ref-Fuel. These loans are evidenced by a demand note and the use of the proceeds by American Ref-Fuel is not restricted. Accordingly, the funds are used to pay obligations of American Ref-Fuel and to make distributions to American Ref-Fuel's members. American Ref-Fuel's practice is to repay these loans from the proceeds of distributions when made by the Hempstead Partnership.

        Support Obligations.    Pursuant to the terms of a support agreement, American Ref-Fuel is obligated, subject to certain exceptions and limitations, to provide financial support to the Hempstead Partnership to the extent required for the Hempstead Partnership to fulfill its obligations to pay each lease payment installment in accordance with the Hempstead capital lease agreement. In addition, pursuant to such support agreement, American Ref-Fuel is also obligated, subject to certain exceptions and limitations, to provide financial support required by the Hempstead Partnership in order for the Hempstead Partnership to perform its obligations under the Hempstead service agreement.

        American Ref-Fuel has also guaranteed the due and punctual payment of the principal of, purchase price and premium, if any, of, and the interest on, the corporate credit bonds.

Essex Facility

        History and Ownership.    The Essex Partnership beneficially owns and operates the Essex facility, a 70-megawatt, 2,700-ton-per-day WTE facility located in the City of Newark, County of Essex, New Jersey. The Essex facility was developed and constructed at a cost of $356 million and began commercial operations in February 1991. The Essex facility utilizes DBA technology. The components of the facility include three identical and independently operated furnace/boiler units and two turbine generators.

        Waste Capacity and Supply.    The Essex facility's permitted capacity is approximately 985,500 tons per year. Pursuant to a service agreement dated as of February 28, 1986 between the Essex Partnership and the Port Authority of New York and New Jersey (the Port Authority), fees payable by the Port Authority to the Essex Partnership are not dependent on the quantity of municipal solid waste delivered by the Port Authority to the Essex facility.

        The Essex service agreement has a basic term ending December 31, 2020. Under the Essex service agreement, the Essex Partnership agreed to construct and operate the Essex facility and to process acceptable waste delivered thereto. The service agreement obligates the Port Authority to: (a) deliver or cause to be delivered at least 680,000 tons of acceptable municipal solid waste per year; (b) pay a fixed annual fee, a portion of which escalates by indexes, certain project costs, other miscellaneous costs including certain environmental costs and costs arising from uncontrollable circumstances; and (c) cause Essex County to provide a disposal facility for ash. The fees paid by the Port Authority are primarily fixed and not subject to the amount of municipal solid waste actually delivered by the Port

Authority. The Port Authority receives, as a credit against its payment obligations, approximately 77% of power revenues and 60% of waste revenues from deliveries in excess of 680,000 tons per year. In 2003, approximately 89% of the Essex facility's total gross revenues originated from the Essex service agreement and a waste disposal agreement with New York City that is scheduled to expire in October 2009 (but is subject to early termination by New York City for any or no reason).

        Power Contract.    The Essex Partnership and Public Service Electric and Gas Company (PSE&G) are parties to a power purchase agreement, dated July 1, 1985, as amended (the Essex PPA), which expires in February 2021. Under the Essex PPA, the Essex Partnership is not required to deliver electricity to PSE&G but has a right to put electricity to PSE&G at 97% of the market clearing price. The Essex Partnership received (and shared with the Port Authority) approximately 4.1 cents per kilowatt hour for electricity sales during 2003. In 2003, approximately 7% of the Essex Partnership's total gross revenues were received from the Essex PPA. The Essex Partnership currently sells all electricity produced by the Essex facility and not used by the Essex facility in the spot market operated by the Pennsylvania-New Jersey-Maryland (PJM) independent system operator (ISO).

        Financing.    The Essex facility is nominally owned by the Port Authority, subject to sale to the Essex Partnership under a conditional sale agreement dated February 28, 1986, and leased to the Essex Partnership under a lease agreement pursuant to which the Essex Partnership has the right to use and operate the Essex facility, subject to certain terms and conditions. Under the conditional sale agreement and other related agreements, the Essex Partnership borrowed $204.1 million from the Port Authority for the development and construction of Essex facility at then current tax exempt rates. Total unamortized project debt was $109 million as of December 31, 2003.

        Distributions are effectively limited to once a year. In addition, for distributions to be made, the Essex Partnership must meet a minimum net current assets test and be in compliance with reserve fund requirements. Historically, after giving effect to such tests, substantially all of the cash generated from the operation of the Essex facility, after payment of debt service and expenses, has been distributed by the Essex Partnership to American Ref-Fuel.

        Support Obligations.    Pursuant to the terms of a support agreement, Duke Capital and BFI are obligated to provide certain performance guarantees, financial support and working capital (subject to an aggregate cap of $50 million each) to the Essex Partnership in order for the Essex Partnership to satisfy its obligations under the Essex service agreement, the conditional sale agreement and the lease and agreement between the Port Authority, as lessor, and the Essex Partnership, as Lessee. The Essex Partnership and American Ref-Fuel have agreed, pursuant to separate reimbursement agreements, to reimburse Duke Capital and BFI under the Essex support agreement with respect to payments made by each party pursuant to the support agreement.

Seconn Facility

        History and Ownership.    The Seconn Partnership beneficially owns and operates the Seconn facility, an 18-megawatt, 689-ton-per-day WTE facility located in Preston, Connecticut. The Seconn facility was developed and constructed at a cost of $177 million and commenced commercial operations in March 1992. The facility utilizes DBA technology. Components of the facility include two identical and independently operated furnace/boiler units and one turbine generator.

        Waste Capacity and Supply.    The Seconn facility's permitted capacity is approximately 252,000 tons per year. In 2003, approximately 77% of the municipal solid waste tonnage was delivered to the Seconn facility under a service agreement dated as of December 1, 1987 between the Seconn Partnership and the Connecticut Resources Recovery Authority (CRRA), pursuant to which the Seconn Partnership constructed the Seconn facility. The annual revenue from the service fee payable under the Seconn service agreement is generally not dependent on the amount of tonnage delivered pursuant to the Seconn service agreement. The Seconn service agreement has a basic term ending on November 11, 2015.

        Pursuant to the Seconn service agreement, the Seconn Partnership is obligated to operate and maintain the Seconn facility and process acceptable waste delivered to the facility. The CRRA is obligated to deliver or cause to be delivered for processing or disposal by the Seconn Partnership all acceptable waste generated within the municipalities participating in the Southeastern Connecticut Regional Resources Recovery Authority (SCRRRA) throughout the term of the service agreement, and to pay, solely from revenues received from such participating municipalities under certain agreements, the service fee to the Seconn Partnership for this disposal service. The CRRA is responsible for providing a disposal facility for ash. The SCRRRA has entered into substantially similar solid waste management service contracts with each of the participating municipalities under which the municipalities have agreed to cause to be delivered and pay for all or any portion of the solid waste generated within their boundaries subject to certain minimum and maximum quantities. The service fee under the Seconn service agreement is calculated from a formula consisting of (i) certain fixed annual amounts, a portion of which escalates by indices, and other miscellaneous costs, plus (ii) costs arising from uncontrollable circumstances, less (iii) a portion of the revenues received by the Seconn Partnership from the sale of electricity. In 2003, approximately 65% of the Seconn Partnership's total gross revenues were derived under the Seconn service agreement and other long-term waste contracts.

        Power Contract.    The Seconn Partnership has entered into an electrical energy purchase agreement, dated December 2, 1988 (the Seconn PPA), with the Connecticut Light and Power Company (CL&P), the CRRA and the SCRRRA, for the sale of the entire net electrical output of the Seconn facility to CL&P. The Seconn PPA expires on February 17, 2017. The Seconn PPA was amended in 1998 to settle several disputes and to provide a schedule of unit prices. The Seconn Partnership received approximately 13.1 cents per kilowatt hour for electricity sales in 2003. In 2003, approximately 25% of the Seconn Partnership's total gross revenues were derived under the Seconn PPA.

        Financing.    The Seconn facility is nominally owned by the CRRA and leased to the Seconn Partnership under a capital lease agreement dated December 1, 1988 through which the Seconn Partnership anticipates acquiring title to the Seconn facility. The Seconn facility has outstanding debt financing in the form of tax exempt Resource Recovery Revenue Bonds, 1998 Series A, issued through the CRRA, having interest rates between 5.00% and 5.50% and maturity dates between 1999 and 2015. We refer to these bonds collectively as the Seconn Bonds. As of December 31, 2003, $53.0 million remained on the Seconn lease agreement, which approximately represents the principal amount of the Seconn Bonds outstanding, other than certain bonds payable solely by the CRRA, less a debt service reserve fund pledged to the applicable indenture trustee. Under the Seconn lease agreement, the Seconn Partnership is required to make rental payments in amounts sufficient to pay debt service on the Seconn Bonds, restore the debt service reserve fund, and in certain default circumstances to satisfy an additional $9.4 million of bonds issued for CRRA purposes that are currently outstanding.

        In addition, the Seconn Partnership is the obligor on corporate credit bonds issued through the CRRA in 2001 and 1992. As of December 31, 2003, $43.5 million of these corporate credit bonds were outstanding.

        Distributions are effectively limited to once per year. In addition, a minimum net working capital test must be satisfied prior to distributions being made. Distributions are prohibited if the Seconn Partnership is in default of its principal agreements. Historically, after giving effect to such tests, substantially all of the cash generated from the operation of the Seconn facility, after payment of debt service and expenses, has been distributed by the Seconn Partnership to American Ref-Fuel.

        Support Obligations.    Pursuant to the terms of support agreements, American Ref-Fuel is obligated, subject to certain exceptions and limitations, to provide financial support to the Seconn Partnership to the extent required for the Seconn Partnership to fulfill its obligations to pay each lease payment installment in accordance with the Seconn lease agreement. In addition, pursuant to these support agreements, American Ref-Fuel is also obligated, subject to certain exceptions and limitations, to provide financial support required by the Seconn Partnership in order for the Seconn Partnership to perform its obligations under the Seconn service agreement.

        American Ref-Fuel has guaranteed the punctual payment of the principal of, purchase price and premium, if any, of, and the interest on approximately $43.5 million of the corporate credit bonds issued in connection with the Seconn facility.

Niagara Facility

        History and Ownership.    The Niagara Partnership beneficially owns and operates the Niagara facility, a 50-megawatt, 2,250-ton-per-day WTE facility located in the City of Niagara Falls, New York. In May 1993, the Niagara Partnership acquired the rights and responsibilities of Occidental Chemical Corporation (Occidental) under a leveraged lease for a refuse derived fuel (RDF) facility that commenced commercial operations in 1980. In addition, the Niagara Partnership leases coal and oil-fired boilers from Occidental in order to maintain back-up steam capacity. In September 1996, the Niagara Partnership completed the addition of two DBA design mass-burn boilers and related air pollution control equipment. The Niagara facility now consists of the DBA boilers and the RDF boilers, which now burn primarily wood waste, all of which are owned by the Niagara Partnership, and the other boilers which continue to be leased from Occidental.

        Waste Capacity and Supply.    The Niagara facility's permits allow it to burn wood waste and up to approximately 821,000 tons per year of municipal solid waste. In 2003, the Niagara facility processed 720,531 tons of municipal solid waste and 33,376 tons of wood waste. In 2003, approximately 23% of the Niagara Partnership's total gross revenues were derived under long-term waste contracts with multiple waste suppliers.

        The Niagara Partnership entered into an agreement for waste disposal services dated October 2000 for a term of five years with an affiliate of BFI, pursuant to which the BFI affiliate has agreed to accept, and the Niagara Partnership has agreed to deliver for disposal, all residue and non-processible waste from the Niagara facility, up to a specified aggregate annual amount, at a BFI disposal facility located in Niagara Falls, New York.

        Power and Steam Contracts.    Power from the Niagara facility is sold to Niagara Mohawk Power Company (NIMO) under a power sales agreement dated as of June 29, 1993 (the Niagara PPA) that terminates in July 2014. The Niagara PPA requires NIMO to purchase all of the electricity produced at the Niagara facility up to a cap of 44.5 megawatts. The price for power delivered under the Niagara PPA is contractually specified for each year. In 2003, the rate was approximately 3.5 cents per kilowatt hour and escalates through 2014 in accordance with the terms of the Niagara PPA. In 2003, approximately 16% of the Niagara Partnership's total gross revenues were derived under the Niagara PPA.

        A steam agreement between the Niagara Partnership and Occidental dated May 5, 1993 provides for the purchase of steam by Occidental until May 2013, subject to early termination beginning in 2007 in the event of a shutdown of Occidental's facilities. Pursuant to this Occidental steam agreement, the Niagara facility must have the capacity to provide 2.8 billion pounds of steam per year and maintain capacity of 425,000 pounds of steam per hour at all times. Occidental is obligated to purchase a minimum of 1.5 billion pounds of steam per year. The price for steam under the Occidental steam agreement is adjusted monthly pursuant to a formula. In 2001, additional steam sale agreements have been entered into with Praxair, Goodyear and Niacet. In 2003, approximately 33% of the Niagara Partnership's total gross revenues were derived under long-term steam sale agreements.

        The Niagara Partnership entered into an additional steam sales agreement with Norampac Industries, Inc. in December 2002. This Norampac steam agreement provides for the construction of pipeline facilities from the Niagara facility to Norampac's paper mill and the purchase by Norampac, on a take-or-pay basis, of 400 million pounds of steam per year during the first five years after completion of the pipeline facilities and thereafter, all of Norampac's steam requirements for the next two contract years. Completion of the pipeline facilities occurred in July 2003. The term of the Norampac steam agreement is seven years from the completion of the pipeline facilities, subject to a five-year extension by mutual agreement of the parties.

        Financing.    In 1994, the leveraged lease financing arrangement for the Niagara facility was terminated concurrently with the commencement of construction of the DBA boilers. The Niagara Partnership currently has approximately $165 million of tax-exempt bonds outstanding which have mandatory tender dates ranging from 2012 through 2015. We refer to these as the Niagara bonds. The Niagara bonds were issued by the Niagara County Industrial Development Agency. American-Ref-Fuel anticipates that 50% of the debt evidenced by the Niagara bonds will be repaid upon the mandatory tender dates in 2012 through 2015 and the remaining 50% will be refinanced upon the mandatory tender dates with interest only payments on the date of refinancing through 2015.

        There are no restrictions on the distribution of funds from the Niagara Partnership.

        Support Obligations.    American Ref-Fuel provides a guaranty of the due and punctual payment of the principal of, purchase price and premium, if any, of, and the interest on, the Niagara bonds.

        American Ref-Fuel has also provided a guaranty to Occidental of certain of the Niagara Partnership's obligations under the Occidental steam agreement.

Semass Facility

        History and Ownership.    Semass L.P. owns 90% of the Semass Partnership, which owns the Semass facility, a 2,700-ton-per-day WTE facility located in Rochester, Massachusetts. The Semass facility, which utilizes a RDF design and was originally developed by Energy Answers Corporation, began commercial operations in 1989 and was expanded in 1994 to its current size. Semass L.P. completed the acquisition of its interests in the Semass Partnership and the Semass Operator began operating the system in June 1996.

        Unlike the other ARC operating facilities, there is a separate operating company, the Semass Operator, which operates the Semass facility. The Semass Operator has also contracted with the Semass Partnership to operate a landfill owned by a third party (which is used primarily for disposal of residue from the Semass facility), a transfer station and a citizen drop off center, which together with the Semass facility constitute a coordinated waste disposal system. This system is a principal disposal location in southeastern Massachusetts and its transfer station is located near Boston.

        Waste Capacity and Supply.    The Semass facility has an effective processing capacity of in excess of 1,100,000 tons per year. In 2003, 33% of the waste received at the Semass facility was delivered under long-term service agreements for the supply of waste with over 40 communities in southeastern Massachusetts (generally through 2016) or other multi-year agreements, and 67% of the supply of waste was delivered by various spot and merchant suppliers. In 2003, approximately 15% of the Semass

Partnership's total gross revenues were derived from long-term contracts with municipal customers and the remainder of the revenue was derived from various short term and spot contracts.

        Power Contract.    Power from the Semass facility is sold to Commonwealth Electric Company (ComElec) under two power sales agreement, which we refer to as PSA I and PSA II. The term of PSA I and the term of PSA II both end on December 31, 2015. PSA I covers output from the Semass facility up to 47.7 megawatts. PSA II covers the remaining output of the Semass facility above 47.7 megawatts. Pricing of electricity sold pursuant to PSA I is based on a gross national product, implicit price deflator-driven formula through 2006, and the price after 2006 is a minimum of 7.3 cents per kilowatt hour throughout the remainder of the term of PSA I. Pricing under PSA II is based on a fixed schedule through 2004, followed by payments equal to 80% of ComElec's generally available power purchase rate schedule (or agreed upon replacement index) for 2005 through 2010, and 75% of such schedule (or agreed upon replacement index) in 2011 through 2015. Rates were approximately 8.1 cents per kilowatt hour and 13.0 cents per kilowatt hour for PSA I and PSA II in 2003, respectively. In 2003, approximately 40% of the Semass Partnership's total gross revenues were derived from PSA I and PSA II and the remainder was derived from various short term and spot waste contracts.

        Financing.    The Semass Partnership has outstanding debt financing in the form of $292.1 million aggregate principal amount of Series 2001A, B and C Resource Recovery Revenue Bonds issued through the Massachusetts Development Finance Agency. The $134.3 million aggregate principal amount Series 2001A Bonds have interest rates between 5.50% and 5.625% and maturity dates between 2010 and 2016. The $118.0 million aggregate principal amount Series 2001B Bonds have interest rates between 5.00% and 5.50% and maturity dates between 2004 and 2010. The $13.9 million aggregate principal amount Series 2001C Bonds (Taxable) have interest rates between 2.90% and 4.00% and maturity dates of 2004.

        Distributions are limited to twice in any fiscal year. In general, distributions may be made only if:

  •
  certain reserve funds and other funded accounts are funded at target levels;

  •
  a debt service coverage test is satisfied; and

  •
  the Semass Partnership is not in default of its obligations under the financing documents.

Historically, after giving effect to these tests, substantially all of the cash generated from the operation of the Semass facility, after payment of debt service and expenses, has been distributed by the Semass Partnership to American Ref-Fuel.

        In addition, certain reserve funds and other funded accounts must be funded at target levels before a portion of incentive fees can be paid to the Operator. The Semass Partnership can also defer certain payables to the Semass Operator.

        Support Obligations.    Pursuant to the terms of support agreements, American Ref-Fuel is obligated, subject to certain exceptions and obligations, to provide support (subject to an aggregate cap of $17 million) to the Semass Partnership in order for the Semass Partnership to perform its obligations to perform operator services, to pay certain materials and subcontractor costs and to fund a contingent capital account.

Delaware Valley Facility

        History and Ownership.    The Delaware Valley facility is located in the City of Chester, Delaware County, Pennsylvania. The 79-megawatt, 2,688-ton-per-day resource recovery facility was constructed by a subsidiary of Westinghouse Electric Corporation and commenced commercial operations in 1992. The plant consists of six mass burn Westinghouse O'Connor rotary waterwall combustors, each nominally rated to burn 448 tons per day of municipal solid waste.

        The Delaware Valley facility was sold to and leased back from an owner trustee indirectly controlled by General Electric Capital Corporation pursuant to a leveraged lease in 1991. The Delaware Partnership became a successor lessee under an amended and restated lease agreement and acquired rights relating to the Delaware Valley facility through an assignment of certain key contracts relating to waste supply and power sales from Westinghouse entities. The Delaware Partnership also has acquired the plant site, subject to a site lease to the owner trustee.

        Waste Capacity and Supply.    The Delaware Valley facility obtains a supply of waste under a restated service agreement dated December 1, 1988, as amended, with the Delaware County Solid Waste Authority (DCSWA). The obligations of the DCSWA under the Delaware Valley service agreement are guaranteed by Delaware County, Pennsylvania. In 2003, approximately 10% of the Delaware Partnership's total gross revenues were derived under the service agreement and other long-term contracts for waste disposal. The Delaware Valley facility also obtains waste from private companies under spot and short term contracts.

        Under the Delaware Valley service agreement, which ends in April 2017, Delaware County is obligated to deliver and pay for disposal of approximately 303,000 tons per year of municipal solid waste and provide a landfill for the disposal of certain waste and residue delivered to or resulting from waste processing at the facility. The service fee payable by Delaware County to the Delaware Partnership for disposal of waste at the Delaware Valley facility, subject to certain service fee increase limitations, consists of:

  •
  $0 per ton for the first 267,000 tons per year;

  •
  $84 (subject to escalation) for the next 36,000 tons per year;

  •
  certain costs of insurance and, other fees; and

  •
  approximately 56% of the costs arising out of uncontrollable circumstances.

The Delaware Partnership is required through 2006 to deliver all process residue generated by the facility to the landfill and to pay the DCSWA a disposal fee, subject to escalation, of $3 per ton of process residue attributable to 303,375 tons per calendar year of DCSWA waste, and $15.50 per ton of process residue (for the first 40,000 tons per calendar year and thereafter $14 per ton) for all tons of non-DCSWA process residue delivered to the landfill.

        Power Contract.    The first 75 megawatts of electricity is sold to Atlantic City Electric Company under an agreement for purchase of electric power with Atlantic City Electric Company dated as of November 18, 1988. The term of this Delaware Valley power contract expires in September 2016. Pricing under the power contract, which escalates according to inflation-based indices, was approximately 5.6 cents per kilowatt hour for 2003. Power in excess of the first 75 megawatts is sold directly into the PJM pool by the Delaware Partnership at the PJM market clearing price. In 2003, approximately 47% of the Delaware Partnership's total gross revenues were derived from the power contract and the remainder was derived from various short term and spot contracts.

        Financing.    The Delaware Partnership is party to a lease of the Delaware Valley facility, which was amended and restated as of April 1, 1997 and has a basic term which ends July 1, 2019. The basic term may be extended by the Delaware Partnership under various fair market value arrangements. The Delaware Partnership owns the site upon which the Delaware Valley facility is located and has leased the site for a term (including a 10-year renewal option) ending July 1, 2029 to the owner trustee pursuant to a site lease.

        The Delaware Partnership is obligated to pay rent designated as "Basic Rent B" under the lease. The Delaware Partnership could be liable to pay "Stipulated Loss Value B" under certain circumstances as determined by a schedule in the lease agreement, a partner of which includes the minimum net retail payment due. At December 31, 2002, the present value (at 6.0%) of Basic Rent B was $120.6 million and Stipulated Loss Value B was $177.4 million. The balance of rental and stipulated loss obligations are referred to as the "A" obligations in the lease and are payable by a trust formed and collateralized by Westinghouse in connection with the disposition of its interest in the Delaware Valley facility. The leveraged lease was funded in part with the proceeds of certain tax exempt industrial revenue bonds, which were refunded in 1997 and are currently outstanding. There were $181.3 million of Delaware County Industrial Development Authority (Pennsylvania) Refunding Revenue Bonds, Series 1997 outstanding as of December 31, 2003. Principal and interest on the bonds is paid from rent under the leveraged lease.

        There are no restrictions on distributions applicable to the Delaware Partnership.

        Support Obligations.    Pursuant to the terms of various guarantee agreements, American Ref-Fuel has guaranteed the payments of Basic Rent B and Stipulated Loss Value B to the extent such payments are not made by the Delaware Partnership. American Ref-Fuel is also obligated, subject to certain exceptions and limitations, to provide financial support required by the Delaware Partnership to perform its obligations under the Delaware Valley service agreement.

TransRiver

        TransRiver was established in 1994 as a waste marketer to market waste capacity not committed under long-term contracts at each of the Hempstead facility, the Essex facility, the Niagara facility and the Seconn facility. TransRiver's scope was increased to serve the same function for the Semass facility and the Delaware Valley facility and broadened to include "special" (that is, non-hazardous) wastes, ferrous and non-ferrous metals and ash reuse.

        TransRiver has multiple short-term and spot contracts with a variety of customers and two material contracts with New York City. Total gross revenues during 2003 were approximately $182 million on volumes of approximately 2,600,000 tons of municipal solid waste and 143,000 tons of metals. TransRiver contracts with each of the ARC operating companies for disposal services and earns a commission for its services that ranges from 6% to 15% of the tipping fee. Its costs include certain handling costs and marketing expenses and it bears the risk of collection. TransRiver has no debt outstanding.

        In 2001, TransRiver acquired a 340-ton-per-day transfer station in Lynn, Massachusetts. The transfer station's capacity was expanded to 740 tons per day in 2002.

Financing

        American Ref-Fuel has outstanding debt financing consisting of $275 million of 6.26% senior notes due 2015 and a $75 million revolving credit facility. American Ref-Fuel is obligated to make semi-annual principal payments on the senior notes. The revolving credit facility provides for a revolving line of credit of up to $75 million, $45 million of which may be used for letters of credit, and has a three-year term (subject to extension). The ARC senior notes outstanding as of December 31, 2003 were $259 million. There were approximately $7.0 million of letters of credit outstanding and no advances outstanding under the revolving credit facility as of December 31, 2003. The indebtedness under the ARC senior notes and the revolving credit facility rank pari passu and require that American Ref-Fuel maintain debt service reserve amounts solely for the benefit of the bond holders and lenders in an amount equal to the greater of 50% of the next twelve months interest and scheduled principal and other payments or 100% of the next six months interest and scheduled principal and other payments. They also maintain indirect equity interests in the ARC operating companies as collateral.

        The agreements governing the indebtedness evidenced by the ARC senior notes and the revolving credit facility each include, among other restrictive covenants, limitations on the ability of American Ref-Fuel and its subsidiaries to incur additional indebtedness. Permitted indebtedness under these agreements is generally limited to:

  •
  the notes, the revolving credit facility and other existing indebtedness;

  •
  purchase money indebtedness;

  •
  intercompany debt;

  •
  indebtedness that is non-recourse to American Ref-Fuel;

  •
  indebtedness incurred to finance capital expenditures required by law;

  •
  subordinated debt;

  •
  up to $5 million of indebtedness incurred in the ordinary course;

  •
  other indebtedness so long as cash flow coverage tests are satisfied and the ratings are not reduced on the ARC senior notes; and

  •
  refinancing indebtedness.

        In addition, these agreements also require American Ref-Fuel to redeem, on a pro rata basis, any outstanding indebtedness under the notes and the revolving credit facility from the net cash proceeds that American Ref-Fuel receives from: (i) the sale of assets, other than in the ordinary course of business, (ii) any condemnation or casualty loss or damage, or (iii) the restructuring of power, steam sales, waste processing or disposal service contracts or other material contracts, unless all of the net cash proceeds received are reinvested or segregated for reinvestment and other conditions are met.

        In accordance with the terms of these agreements, American Ref-Fuel is limited in making distributions to Ref-Fuel Holdings. American Ref-Fuel will not make any distribution, unless, and at the time of and after giving effect to such distribution:

  •
  no default or event of default shall have occurred and be continuing or would occur as a consequence of such distribution;

  •
  the debt service reserve accounts are funded at their required levels;

  •
  recourse debt coverage ratio (described below) for the preceding rolling four fiscal quarters is equal to or greater than 1.75 to 1.00;

  •
  the projected recourse debt coverage ratio for the succeeding rolling four fiscal quarters is equal to or greater than 1.75 to 1.00; and

  •
  no material adverse effect will occur as a result of making such distribution.

        The recourse debt coverage ratio under the agreements is the ratio of (i) adjusted cash flow available for fixed charges to (ii) fixed charges, in each case for the twelve months immediately preceding or ending on any date of determination. The recourse debt coverage ratio was 2.7x for the twelve months ended December 31, 2003.

        Adjusted cash flow available for fixed charges under the agreements is (i) distributions from American Ref-Fuel subsidiaries, plus (ii) other cash income received by American Ref-Fuel, minus (iii) any expenses paid by American Ref-Fuel (other than fixed charges), minus the sum of (iv) distributions and other cash income that are attributable to extraordinary gains or other non-recurring items, plus (v) fixed charges paid by each of the American Ref-Fuel subsidiaries in respect of recourse debt. Adjusted cash flow available for fixed charges was $172.7 million for the twelve months ended December 31, 2003.

        Fixed charges for any period under the agreements are the sum of (i) the aggregate amount of interest expense, letter of credit and other fees with respect to recourse debt, and (ii) the aggregate amount of all payments with respect to principal of any recourse debt. Fixed charges were $64.9 million for the twelve months ended December 31, 2003.

        The agreement for the revolving credit facility also contains financial covenants that require American Ref-Fuel to maintain a recourse debt leverage ratio of not more than 5.00 to 1.00 and to maintain a recourse debt coverage ratio of not less than 1.60 to 1.00 for the preceding rolling four fiscal quarters. As of the date of this prospectus, American Ref-Fuel is in compliance with these covenants.

Employees

        ARC Management Company, a wholly-owned subsidiary of American Ref-Fuel, runs the day-to-day operations of American Ref-Fuel. Collectively, ARC Management Company and the other subsidiaries of American Ref-Fuel have approximately 720 employees.

Legal Proceedings

        American Ref-Fuel and the ARC operating companies are not currently involved in any legal proceedings the outcome of which, if determined against American Ref-Fuel or the ARC operating companies, would have a material adverse effect on American Ref-Fuel's financial condition or results of operations.

MSW ENERGY HOLDINGS II LLC

History and Ownership

        We were formed in August 2003, as a Delaware limited liability company, for the purpose of issuing the old notes to facilitate the UAE Merger. After the Transactions, we hold a direct and indirect 50% membership interest in Ref-Fuel Holdings. Ref-Fuel Holdings is a holding company whose sole assets and source of operating cash flow relate to its 100% membership interest in American Ref-Fuel. MSW Energy I owns a 49.8% interest in Ref-Fuel Holdings and controls the vote of the remaining 0.2% interest. UAE Holdings, our indirect parent, is the surviving corporation of the merger of MSW Merger with and into UAE Holdings. UAE Ref-Fuel, our direct parent, is the surviving entity of the merger of MSW Intermediate Merger with and into UAE Ref-Fuel.

        We are owned by UAE Ref-Fuel, a wholly owned indirect subsidiary of UAE Holdings, which is owned 60% by the DLJMB Funds and 40% by Highster II. Highstar II intends to transfer its interest in UAE Holdings to one or more AIG managed private equity limited partnerships or other AIG affiliated investment vehicles.

Management

        We are managed by a board of directors consisting of eight members: four designated by CSFB Private Equity, three designated by Highster II and one independent director. Pursuant to the terms of our amended and restated limited liability company agreement (the LLC Agreement), and so long as the notes are outstanding, the consent of the independent director will be required for us to effect any bankruptcy or insolvency proceeding or to consent to any involuntary bankruptcy proceeding. Other than consenting to these bankruptcy and insolvency actions, the independent director is a non-voting director.

        Our LLC Agreement provides that, for so long as any notes remain outstanding, we will not, except to the extent permitted under the terms of these notes as more fully described under "Description of the Notes—Certain Covenants":

  •
  undertake actions unrelated to either our direct and indirect ownership interest in Ref-Fuel Holdings or the issuance of the notes;

  •
  incur any indebtedness;

  •
  voluntarily dissolve or liquidate or engage in any consolidation, merger, conveyance, transfer or sale of assets outside the ordinary course of business; or

  •
  undertake actions to maintain its existence as a separate and distinct entity, such as maintaining its books and records separate from any other person, not commingling its assets with those of any other person, conducting its business in its own name and maintaining separate financial statements.

        The members of our board, other than our independent director, also serve as the members of the boards of directors of UAE Holdings, Ref-Fuel Holdings and ARC. Although affiliates of CSFB Private Equity have the ability to appoint a majority of the members of our board of directors and the boards of directors of these entities, the terms of the UAE Holdings stockholders' agreement provide that UAE Holdings, MSW Energy I (through UAE Holdings as its managing member) and in many cases their subsidiaries, including us, Ref-Fuel Holdings and ARC, may not take certain member actions described below without the consent of the DLJMB Funds and Highstar II, so long as they continue to own a minimum percentage of the common stock of UAE Holdings. With respect to the DLJMB Funds, that minimum percentage is either (A) both the DLJMB Funds and Highstar II each continue to own at least 15% of the common stock of UAE Holdings on a fully diluted basis, or (B) the DLJMB Funds continue to own at least 15% of the common stock of UAE Holdings on a fully diluted basis and continues to own at least 75% of its ownership at the time of the Equalization Transactions. With respect to Highstar II, that minimum percentage is either (A) both the DLJMB Funds and Highstar II each continue to own at least 15% of the common stock of UAE Holdings on a fully diluted basis, or (B) Highstar II continues to own at least 15% of the common stock of UAE Holdings on a fully diluted basis and continues to own at least 75% of its ownership at the time of the Equalization Transactions. These significant actions relate to:

  •
  amending their organizational documents;

  •
  forming new subsidiaries;

  •
  making any substantial change to the character of their business;

  •
  incurring indebtedness;

  •
  purchasing securities of, or property not used in the ordinary course of business from, an unrelated entity;

  •
  hiring or firing executive officers or senior management;

  •
  adopting or amending cash bonus or severance plans with respect to executive officers or equity compensation plans;

  •
  entering into transactions with affiliates;

  •
  making capital expenditures;

  •
  making certain acquisitions of assets;

  •
  making any sale of equity of any subsidiaries of UAE Holdings or MSW Energy I;

  •
  merging or consolidating with any other entity; or

  •
  instituting a bankruptcy proceeding.

Legal Proceedings

        MSW Energy II is not currently involved in any litigation, other than routine, ongoing disclosure proceedings before the FERC that under current law do not create any risk related to the regulatory status or exemptions of the ARC operating companies.

Employees

        MSW Energy II has no employees.

Properties

        MSW Energy II does not lease or own any physical property or office space.

MSW ENERGY FINANCE CO. II, INC.

History and Ownership

        Our wholly owned subsidiary, MSW Energy Finance II, was formed in November 2003 solely for the purpose of serving as a co-issuer of the notes in order to facilitate the offering of the old notes. Other than serving as a co-issuer of the notes, MSW Energy Finance II does not have any operations or assets and will not have any revenues. As a result, you should not expect MSW Energy Finance II to participate in servicing the interest and principal obligations on the notes.

Management

        The sole director of MSW Energy Finance II is Mark W. Romefelt.

Legal Proceedings

        MSW Energy II is not currently involved in any litigation, other than routine, ongoing disclosure proceedings before the FERC that under current law do not create any risk related to the regulatory status or exemptions of the ARC operating companies.

Employees

        MSW Energy Finance II has no employees.

Properties

        MSW Energy Finance II does not lease or own any physical property or office space.

REF-FUEL HOLDINGS LLC

        Ref-Fuel Holdings LLC is governed by the terms of the Second Amended and Restated Limited Liability Company Agreement dated as of April 30, 2004, by and among us, MSW Energy Hudson LLC (a subsidiary of MSW Energy I), Duke Energy Erie LLC and UAE Ref-Fuel II Corp., our wholly-owned subsidiary. We hold a direct and indirect 50% membership interest in Ref-Fuel Holdings. We refer to the Second Amended and Restated Limited Liability Company Agreement as the Ref-Fuel Holdings LLC Agreement.

        The board of directors of Ref-Fuel Holdings is responsible for the overall management and control of Ref-Fuel Holdings. The board is comprised of seven members, four of which were designated by affiliates of CSFB Private Equity and three of which were designated by Highstar II. Notwithstanding the fact that affiliates of CSFB Private Equity indirectly own a majority of the membership interests of Ref-Fuel Holdings and control a majority of the board of directors of Ref-Fuel Holdings, Ref-Fuel Holdings will not be able to enter into most significant transactions without the consent of Highstar II, and therefore neither we nor CSFB Private Equity or MSW Energy I will be able to unilaterally control decisions made by Ref-Fuel Holdings. See "MSW Energy Holdings II—Management." Neither we nor CSFB Private Equity or MSW Energy I possess unilateral control over American Ref-Fuel or the cash flows from Ref-Fuel Holdings.

        The transfer of any ownership interest in Ref-Fuel Holdings is subject to restrictions, including a prohibition on any transfer that would subject Ref-Fuel Holdings to regulation under the Public Utility Holding Company Act of 1935 or cause a facility owned by any of the ARC operating companies to lose its qualifying facility status.

REGULATION

Energy Regulatory Matters

        Federal and state energy laws regulate the development, ownership, business organization, and operation of generating facilities and the sale of electricity. The Federal Power Act (FPA) authorizes the Federal Energy Regulatory Commission (FERC) to regulate the wholesale sale of electric energy and the transmission of electric energy in interstate commerce. The Public Utility Holding Company Act of 1935 (PUHCA) provides for regulation of holding companies that hold ownership interests in companies that own or operate facilities for the generation, transmission or distribution of electricity for sale. State laws regulate the activities of utilities which serve retail electric customers.

        The Public Utility Regulatory Policies Act of 1978 (PURPA) was enacted to encourage the development of generating facilities which conserve fossil fuels, either by producing electricity using a fuel other than fossil fuel, or by the cogeneration of electricity and steam or other thermal energy which is useful. Each ARC operating facility meets the requirements for a qualifying facility (QF) in accordance with regulations issued by the FERC pursuant to PURPA. One of the ARC operating facilities, Niagara, qualifies as a cogeneration QF. A cogeneration QF must produce a certain proportion of its total energy output in the form of thermal energy that is used for a commercial purpose, and its fossil fuel input must be in a certain proportion to its electric and thermal output. The other ARC operating facilities satisfy the requirements for qualifying small power production facilities which rely primarily on biomass for fuel and have a net power production capacity no greater than 80 megawatts. All QFs must satisfy the FERC ownership requirement, which states that no more than 50 percent of the stream of benefits from ownership in the generating facility can be owned by electric utilities or electric utility holding companies.

        PURPA requires utilities to purchase the electric output of QFs at negotiated rates or rates up to the incremental or "avoided" cost that the utility would have incurred if it produced the electricity itself or purchased it from another source. State public utility commissions must approve the rates, and in some instances, other contract terms, under which utilities purchase electricity from QFs. State public utility commissions are responsible for determining the avoided cost rates for utilities subject to their jurisdiction, although QFs and utilities may negotiate outside of this framework. Some state public utility commissions require utilities to file their agreements under which utilities purchase electricity from QFs.

        Under PURPA and FERC regulations, QFs also are entitled to certain exemptions from the FPA, PUHCA and state utility regulation. Two of the ARC operating facilities, Seconn and Niagara, are exempt from all relevant provisions of the FPA. The other four ARC operating facilities, the Hempstead facility, the Essex facility, the Semass facility and the Delaware Valley facility (collectively, the FPA Facilities) are not fully exempt from the FPA because they are WTE facilities with a net power production capacity larger than 30 megawatts. Companies subject to the FPA must obtain FERC approval for rates and terms for the sale of electric energy at wholesale and must comply with other requirements of the FPA and FERC regulations.

        Each of the FPA Facilities has filed rate schedules with the FERC in compliance with the FPA, so that its power purchase agreement (PPA) with the power-purchasing utility is deemed effective under the FPA. In addition, two of the FPA Facilities, namely the Essex and the Delaware Valley facilities, have received FERC authorization to sell electricity at wholesale at market-based or negotiated rates to any unaffiliated purchaser or into a regional energy market. The other two FPA Facilities, namely the Hempstead and Semass facilities, do not require authorization to sell electricity at market-based rates under current law. In connection with market-based rate authorizations, each of Essex and Delaware Valley currently has a blanket authorization to issue securities or assume liabilities without further FERC approval, and waivers of other FPA regulations which apply to traditional utilities selling electricity at cost-based rates. Each of the FPA Facilities must file quarterly reports providing certain details concerning wholesale power transactions during the prior calendar quarter. The FPA Facilities must obtain the prior authorization of the FERC for change-of-control transactions and for the sale or other transfer of jurisdictional facilities, including wholesale power sale contracts and interconnection facilities connecting a generating facility to the transmission grid. Each of the Hempstead and Semass facilities requires the FERC's prior approval to issue securities or assume obligations with respect to any other person's securities.

        As QFs, all of the ARC operating facilities are exempt from regulation as "electric utility companies" under PUHCA, and ownership of equity interests in the ARC operating facilities is likewise not subject to PUHCA regulation, unless the owner is otherwise independently subject to PUHCA regulation. Thus, no entity would become subject to regulation under PUHCA solely as a result of holding an ownership interest in one or more of the ARC operating facilities. Each of the ARC operating facilities also has been determined to be an exempt wholesale generator (EWG) which is exempt from regulation under PUHCA. An EWG must be engaged exclusively in the business of owning and/or operating an eligible facility and selling electricity at wholesale. An eligible facility is a generating facility that is used solely to produce electricity for sale at wholesale. If any ARC operating facilities ceases to meet the requirements for either QF or EWG status, American Ref-Fuel could remain exempt from PUHCA, provided that the requirements for the other exemption continue to be satisfied. In addition, as QFs, all of the ARC operating facilities are exempt from state laws regulating the rates charged by, or the financial and organizational activities of, electric utilities. Loss of QF status, which could only occur if an ARC operating facility were to no longer comply with the FERC's QF requirements, would terminate the non-PUHCA regulatory benefits and exemptions that all of the ARC operating facilities currently enjoy.

        All of the ARC operating facilities are located within a region served by a FERC-regulated independent system organization (ISO) or regional transmission organization (RTO). An ISO or RTO is a FERC-regulated entity responsible for controlling the transmission system and scheduling transmission service within its region and between regions on an open access basis. ISOs or RTOs also administer regional energy sales markets. The Niagara facility and Hempstead facility are within the New York ISO region; the Semass facility and the Seconn facility are within the New England ISO region; and the Essex facility and the Delaware Valley facility are within the PJM RTO region. The price for electric energy and other electric products sold in these markets other than through bilateral contracts between sellers and purchasers is set by competitive bids to supply and offers to purchase, subject to FERC-approved rules. At this time, the Essex facility and the Delaware Valley facility frequently sell electricity into the PJM spot market, but the output of the other ARC operating facilities generally is fully committed under their respective PPAs.

Environmental Regulatory Matters

        American Ref-Fuel conducts operations that require compliance with environmental provisions of federal, state and local laws, regulations and standards related to protection of human health and the natural environment. Specific rules contained in these laws and regulations address air and water emissions, as well as waste management and disposal. Other provisions of such environmental laws and regulations address rare unplanned events, such as spills, releases and emergency response. Permitting, record-keeping, reporting and periodic certifications, along with routine and periodic inspections and audits are also managed according to applicable laws and regulations.

        American Ref-Fuel has indicated that compliance with such laws and regulations is a major focus for it. According to American Ref-Fuel, its philosophy with regard to environmental matters at American Ref-Fuel and each of the ARC operating facilities includes operating within permit limits and continually striving to improve environmental performance. American Ref-Fuel reports that it believes that all of its operations are compliant in all material respects with the requirements of environmental laws and regulations.

        The ARC operating facilities are subject to numerous federal, state and local environmental permitting and licensing requirements related to the protection of human health and natural resources. American Ref-Fuel reports that it believes that each of the ARC operating facilities has in place all of the material environmental permits and licenses necessary to operate as planned. In addition, several of the ARC operating facilities may operate from time to time pursuant to various orders issued by, and various agreements with, federal, state and/or local environmental regulatory agencies. American Ref-Fuel reports that it believes that each of the ARC operating facilities is compliant in all material respects with any such applicable orders and agreements.

        Certain environmental permits for the ARC operating facilities are subject to periodic renewal or reissuance. There is no assurance that such renewal or reissuance will be granted by regulatory authorities or that any renewed or reissued environmental permit will not contain new, more stringent requirements resulting in the need for additional capital expenditures for modifications to the ARC operating facilities in order to bring the ARC operating facilities into compliance. Any failure or delay in renewing or reissuing environmental permits or any increase in costs resulting from any renewed or reissued environmental permits could adversely effect the operation of the ARC operating facilities. In addition, certain environmental permits contain terms that can result in periodic adjustment of operating limits, which can result in reduced revenue.

        Under various federal, state and local environmental laws and regulations, a current or previous owner or operator of any facility may be required to investigate and remediate past releases or threatened releases of hazardous or toxic substances or petroleum products generated, managed or located at the facility, and may be held liable to a governmental entity or to third parties for property damage, personal injury and investigation and remediation costs incurred by a party in connection with any releases or threatened releases. An operator may also be liable for costs of remediation at a third party's site to which the operator has sent waste for disposal. These laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, impose liability without regard to whether the owner knew of or caused the presence of the hazardous substances or whether the owner owned the property where the release occurred. Courts have interpreted liability under such laws to be strict and joint and several. The cost of investigation, remediation or removal of substances may be substantial. In connection with American Ref-Fuel's ownership and operation of the ARC operating facilities, American Ref-Fuel may become liable for such costs. Although American Ref-Fuel reports that it is not presently aware of any such condition expected to materially affect the ARC operating facilities, it is possible that such conditions impacting the ARC operating facilities could be discovered in the future or that such conditions could be created by future spills or releases. As a result, it is possible that American Ref-Fuel may become liable for remediation costs.

        Several major pieces of environmental legislation are periodically considered for reauthorization or amendment by the United States Congress. These include, among others: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; and the Endangered Species Act. Changes to these laws could adversely affect many areas of the operations of the ARC operating facilities.

        We are unable to predict at this time what additional steps American Ref-Fuel may be required to take as a result of the implementation of future environmental protection requirements for air or water and regulation of hazardous or toxic materials, but such steps could adversely affect operations and result in substantial additional costs. Failure to comply with such requirements could result in the complete shutdown of one or more of the ARC operating facilities not in compliance as well as the imposition of civil and/or criminal penalties.

        Delaware Valley Facility Continuous Emissions Monitoring Systems Issues.    In 2002 the Delaware Valley facility experienced deterioration of hydrochloric acid (HCl) monitors and related components due to corrosive flue gases leaking from damaged stack breachings. Some or all of the monitors were out of service for periods of time in 2002 and 2003, contributing substantially to assessed continuous emission monitoring system (CEMS) availability fines of $219,000 for the period of October 2002 through September 2003 and expected fines of $25,000 for the period October–December 2003.

        American Ref-Fuel has repaired the stack breechings and is replacing major components of the CEMS system, including installing new multi-component monitors for HCl. The capital cost of these upgrades is estimated to be $1.75 million. For three of the six monitors, installation is complete and certification test reports have been submitted to the Pennsylvania Department of Environmental Protection (PADEP). For the other three monitors installation and verification test are expected to be completed by June 2004. ARC expects to incur additional CEMS availability fines until these remaining monitors are installed. Certification of the monitors is subject to PADEP approval. It is possible that PADEP will impose requirements involving additional capital and operating costs above those projected by American Ref-Fuel.

        Future Mercury Regulation at the Essex Facility.    On January 5, 2004 the New Jersey Department of Environmental Protection (NJDEP) proposed regulations applicable to the Essex facility that will make mercury emission requirements more stringent. Specifically, the proposed requirement will increase the required removal efficiency to 85% removal after one year and 95% removal after seven years versus the current 80% removal, while retaining the alternative limit of 28 micrograms per cubic meter. Assuming the regulations are promulgated in this form, there would be an increased risk that emission exceedances would occur and therefore an increased probability that additional controls would ultimately be required to prevent such exceedances. ARC believes that the new requirements would at a minimum result in increased operating costs of $300,000 to $400,000 annually due to increased use of activated carbon in the current control equipment. It is also possible that the more stringent requirements could require the installation of additional pollution control equipment such as compact hybrid particulate collector units, a device similar to a baghouse. American Ref-Fuel reports that it estimates that the cost of the installation of such additional pollution control equipment, if required, would be approximately $38 million. The Essex service agreement provides a mechanism for a pass-through to the Port Authority of New York and New Jersey of approximately 80% of any additional capital and operating costs that may be required. American Ref-Fuel reports that it cannot currently determine the likelihood of additional and operating capital costs being incurred in connection with these potential changes in regulation, or the total of any such costs.

        Title V Air Permit for the Essex Facility.    On September 9, 2003, NJDEP issued a pre-draft Title V air permit which contained new operating limitations and conditions. Many of the new conditions would require Essex to monitor emission sources and operating conditions not currently required to be monitored under the existing air permits or which are monitored or controlled under other permits. Through subsequent comments and negotiations, American Ref-Fuel has negotiated removal or mitigation of the majority of those requirements which had the potential to increase operating costs or result in new or reduced emission limits or reductions in allowed operating rates. Increased monitoring also can increase the risk of non-compliance and the imposition of fines and penalties. A draft permit was issued for public comment in early March 2004 with comments due in April 2004. American Ref-Fuel will continue to work to mitigate similar impacts of remaining permit conditions.

        Possible Changes to Pennsylvania Oxides of Nitrogen Regulations.    The PADEP has proposed a regulation that would lower the existing emission limits for oxides of nitrogen to a standard lower than that which has been achieved by existing technology on waste-to-energy facilities. If the regulation were promulgated in the form proposed, American Ref-Fuel would evaluate the Delaware Valley facility's ability to comply using selective non-catalytic reduction technology. If that were not feasible, American Ref-Fuel might be required to retrofit the Delaware Valley facility with selective catalytic reduction at an approximate cost of $30 million. The Delaware Valley service agreement provides a mechanism for a pass-through to Delaware County, Pennsylvania, American Ref-Fuel's primary customer at the Delaware Valley facility, of approximately 56% of the additional costs of any such retrofit. American Ref-Fuel and Delaware County, Pennsylvania are vigorously opposing the proposed regulation through available avenues for public comment, hearings and education of the relevant regulatory agency representatives. The Independent Regulatory Review Commission (IRCC), which is a regulatory oversight committee of the Pennsylvania State Legislature, has responded to the PADEP with objections and recommendations regarding the proposed regulation. Certain of the objections of the IRCC relate to the lack of demonstrated cost-effective, achievable technology that would enable waste to energy facilities to achieve the proposed levels of oxides of nitrogen.

MANAGEMENT

MSW Energy II

        The following table gives the name, age and position of each of our officers and members of our Board of Directors. Additionally, each of our directors, other than Mr. Panaccione, is also a director of Ref-Fuel Holdings and American Ref-Fuel as of April 30, 2004.

Name	Age	Position
Marc C. Baliotti	34	Director
Ari Benacerraf	39	Director
Daniel H. Clare	32	Director
Michael J. Gruppuso	42	Chief Financial Officer and Secretary
OhSang Kwon	35	Director
John T. Miller	57	Chief Executive Officer
Michael J. Miller	44	Director
Andrew T. Panaccione	42	Director
Michael W. Ranger	45	Director
John M. Stokes	52	Director

        Mark W. Romefelt is the sole director of MSW Energy Finance II and Messrs. J. Miller and Gruppuso hold the same positions with MSW Energy Finance II. For biographical information relating to Mr. Baliotti, Mr. Gruppuso, Mr. J. Miller, Mr. M. Miller, Mr. Clare, Mr. Kwon, Mr. Romefelt and Mr. Stokes, see below under "Management—Ref-Fuel Holdings."

        Ari Benacerraf has served as one of our directors since December 2003. He has been a Managing Director of Credit Suisse First Boston LLC in the Merchant Banking Group since 2001. Mr. Benacerraf joined CSFB at that time upon the merger with Donaldson, Lufkin & Jenrette, where he had been a Vice President and Senior Vice President in the Merchant Banking Group since 1995. Mr. Benacerraf has served on the board of directors of MSW Energy I since June 2003 and serves on the board of directors of Seabulk International, Inc., Frontier Drilling ASA, Localiza Rent-a-Car S.A. and Amatek Holdings S.A. Mr. Benacerraf holds an M.B.A. degree from the Johnson School of Management at Cornell University.

        Andrew T. Panaccione has served as our independent director since December 2003 and is the President of Entity Services Group, LLC, an unrelated private company owned by Corporation Service Company. We are required to include an independent director on our Board of Directors in order to meet rating agency requirements. Before joining Entity Services Group in 1993, Mr. Panaccione worked for over seven years in the commercial real estate field. Prior to that, Mr. Panaccione was an auditor for Arthur Andersen & Company. Mr. Panaccione serves as the independent director of MSW Energy I. Mr. Panaccione graduated cum laude from the University of Delaware with a Bachelor of Science degree in accounting.

        Michael W. Ranger has served as one of our directors since December 2003. Mr. Ranger has been a Managing Director of Global Energy Partners, an affiliate of CSFB Private Equity, overseeing private equity investments in the energy and power industries since 2002. Mr. Ranger joined CSFB upon the merger with Donaldson, Lufkin & Jenrette in 2000, where he was a Managing Director in the Energy Group and Head of Domestic Power until 2001. Mr. Ranger previously served as a Managing Director and head of the Global Energy and Power Group of Donaldson, Lufkin & Jenrette from 1990 to 2000. Mr. Ranger has served on the board of directors of MSW Energy I since June 2003 and serves on the board of directors of TXU Corp. and is a member of the board of managers of TXU Energy Company, LLC. He is a graduate of St. Lawrence University.

Executive Compensation

        We pay an annual fee of approximately $2,500 to Entity Services Group, LLC for the services of Mr. Panaccione, our independent director.

        None of our other directors or officers, all of whom are employed by CSFB Private Equity, affiliates of AIGGIG or American Ref-Fuel, are separately compensated by MSW Energy II for their service as directors and officers.

Ref-Fuel Holdings

        The following table gives the name, age and position of each of Ref-Fuel Holdings officers and directors as of April 30, 2004. In certain instances, the table provides information as to when an officer joined American Ref-Fuel Company (or ARC Management Company), a wholly-owned subsidiary of Ref-Fuel Holdings.

Name	Age	Position
John T. Miller	57	Chief Executive Officer
Michael J. Gruppuso	42	Chief Financial Officer
Mark W. Romefelt	49	Vice President and General Counsel
Michael J. de Castro	41	Vice President of Operations
Marc C. Baliotti	34	Director
Ari Benacerraf	39	Director
Michael J. Miller	44	Director
Michael W. Ranger	45	Director
Daniel H. Clare	32	Director
OhSang Kwon	35	Director
John M. Stokes	52	Director

        John T. Miller has served as Chief Executive Officer of Ref-Fuel Holdings since November 2001. As Chief Executive Officer, Mr. Miller is responsible for the overall management and direction of Ref-Fuel Holdings. Mr. Miller joined Ref-Fuel Holdings in March 1998 as Vice President and Chief Financial Officer. Mr. Miller has also served as Chief Executive Officer of MSW Energy II and MSW Energy Finance II since December 2003. Before joining Ref-Fuel Holdings, Mr. Miller was employed by E-Z Serve Corporation, a gasoline retailer and convenience store operator, where he served as Chief Financial Officer. His duties there included a key role in the company's spin off as a separate publicly traded company, and the subsequent negotiation of four acquisitions and related financings that added more than $100 million of enterprise value. Prior to his role at E-Z Serve, Mr. Miller was employed by Gotco Ltd. (4 years); Gulf Oil Corporation (11 years) and Ernst & Young (4 years). Mr. Miller attended John Carroll University in Cleveland, Ohio, where he received a Bachelor of Science degree in Business Administration. He attended the U.S. Army Officer Candidate School in Virginia and served as a Commissioned Officer for two years.

        Michael J. Gruppuso has also served as Vice President and Chief Financial Officer of Ref-Fuel Holdings since March 2002 and Chief Financial Officer of Ref-Fuel Holdings since May 2002. Mr. Gruppuso has also served as Chief Financial Officer and Secretary of MSW Energy II and MSW Energy Finance II since December 2003. Mr. Gruppuso joined ARC Management Company in 1991 and served in several financial and managerial positions, most recently Corporate Controller. Since joining Ref-Fuel Holdings, Mr. Gruppuso has been involved in all aspects of Ref-Fuel Holding's business, including project structuring, financing, acquisitions and strategic planning. Mr. Gruppuso is an 18 year participant in the WTE industry. Mr. Gruppuso has also served as Vice President, Chief

Financial Officer and secretary of MSW Energy I since November 2003 and Chief Financial Officer and Secretary of MSW Energy II since December 2003. Prior to joining ARC Management Company, Mr. Gruppuso was employed by KTI Energy, Inc. from 1985 to 1991, an owner and operator of WTE projects, where he served as Vice President, Finance. Prior to KTI, he was a Senior Tax Consultant for Ernst & Young from 1983 to 1985. Mr. Gruppuso received a Bachelor of Science in Finance and Accounting from New York University in 1983.

        Mark W. Romefelt has served as Vice President and General Counsel of Ref-Ruel Holdings since May 1997. Mr. Romefelt has also served as director of MSW Energy Finance II since April 2004. Mr. Romefelt is responsible for managing the activities of the Law Department, Environmental and Government Affairs staffs. Prior to joining Ref-Ruel Holdings, Mr. Romefelt worked as senior corporate counsel for Browning-Ferris Industries, Inc. from 1990 to 1997, where, in addition to interfacing with Ref-Fuel Holdings, his practice included domestic and international mergers and acquisitions, joint ventures and finance. He received a JD from Southern Methodist University in 1979 and a Bachelor of Science in Economics from the University of Michigan in 1976.

        Michael J. de Castro has served as Vice President of Operations of Ref-Fuel Holdings since June 2000. Immediately prior to being promoted to Vice President, Mr. de Castro had served as senior plant manager for the Semass facility and the Seconn facility. Mr. de Castro is responsible for all project-related operations, with the plant managers of each ARC operating facility reporting directly to him. He has held numerous posts within Ref-Fuel Holdings organizational structure since joining ARC Management Company in 1989. He holds a Bachelor of Science degree in Mechanical Engineering from the University of Alabama and a Masters in Business Administration from Boston University.

        Marc C. Balioti has served as a director of Ref-Fuel Holdings since June 2003. He has also served as a director of MSW Energy II since April 2004. He joined AIG Global Investment Corp. in April 2002 and is a Principal of AIG Highstar II GP, L.P. Mr. Baliotti previously worked as a consultant to Advanstar Communications Inc. from April 2001 to April 2002, as a Vice President with Bluevector, LLC (private equity affiliate of marchFIRST) from April 2000 to April 2001 and as an Associate with Donaldson Lufkin & Jenrette in its Merchant Banking Group from September 1997 to April 2000. Mr. Baliotti is a graduate of the United States Naval Academy and received an M.B.A. from Villanova University while on active duty in the U.S. Navy.

        Michael J. Miller has served as a director of Ref-Fuel Holdings since June 2003. He has also served as a director of MSW Energy II since April 2004. He joined AIG Global Investment Corp. in December 2001 and is a Managing Director of AIG Highstar II GP, L.P. Mr. Miller previously worked as a Vice President with Enron North America (ENA) from February 1997 to April 2001 and as a Vice President with Enron Corp. from April 2001 to December 2001. At ENA, Mr. Miller led a group that developed and constructed over 3,000 megawatts of electric generation projects throughout the eastern United States. Mr. Miller, who received his B.S. from Rensselaer Polytechnic Institute and his M.B.A. from the University of Chicago, holds the Certified Financial Analyst designation.

        Daniel H. Clare has served as a director of Ref-Fuel Holdings and MSW Energy II since December 2003. He is currently a Vice President of Credit Suisse First Boston LLC in the Merchant Banking Group. Mr. Clare joined CSFB as an Associate in its Private Equity Division in 1999. He previously worked in the investment banking division of Goldman, Sachs & Company and as a consultant at Bain & Company, Inc. Mr. Clare holds an M.B.A. degree from Harvard Business School and is a graduate of Haverford College.

        OhSang Kwon has served as a director of Ref-Fuel Holdings and MSW Energy II since December 2003. He has been a Principal of DLJ Merchant Banking since 2001 and a Vice President of DLJ Merchant Banking prior to that. From May 1997 to February 2000, he was an Associate with DLJ Securities Corporation, and he became a Vice President of DLJ Securities Corporation in February 2000. From October 1996 to May 1997, he was an Associate at Davis, Polk & Wardwell. Prior

to that, he was a law clerk for the Hon. William C. Conner in the United States District Court for the Southern District of New York. He is a director of Advanstar Communications Inc.

        John Stokes has served as a one of our directors since April 30, 2004. He joined AIG Global Investment Corp. in March 2004, and is a Managing Director of AIG Highstar II GP, L.P. Mr. Stokes worked as a consultant to AIG Global Investment Corp. from February 2002 unitl he became an employee in March 2004. From September 1998 until December 2001, Mr. Stokes was President and Chief Executive Officer of Azurix North America, a fully integrated provider of water and wastewater services to municipal, industrial, and private customers throughout the United States and Canada. From August 1997 to September 1998, Mr. Stokes was President and Chief Executive Officer of Electric Lite, Inc., a pioneer in the retail-level marketing of electric power. Prior to joining Electric Lite, Inc., Mr. Stokes held various positions with Enron Corp., ESI Energy, Inc. (a subsidiary of FPL Group), and Florida Power & Light Co. He holds a B.S. in Mechanical Engineering from Clemson University and an M.B.A. from the University of Miami.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information with respect to the beneficial ownership of our membership interests as of the date of this prospectus by:

  •
  each person known to own beneficially more than 5% of our membership interests;

  •
  each of our directors and executive officers; and

  •
  all of our directors and executive officers as a group.

        The amounts and percentages of membership interests beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a "beneficial" owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person's percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

        Our beneficial owner listed has, to our knowledge, sole voting and investment power with respect to all of our membership interests.

Beneficial Ownership of MSW Energy II
Name of Beneficial Owner		Percentage of Outstanding Membership Interests
United American Energy Holdings Corp.(1)		100%
Directors:	Marc C. Baliotti(5) Ari Benacerraf(2) Daniel H. Clare(2) OhSang Kwon(2) Michael J. Miller(5) Michael W. Ranger(2) Andrew T. Panaccione(3) John M. Stokes(5)	— — — — — — — —
Officers:	John T. Miller(4) Michael J. Gruppuso(4)	— — —
All executive officers and directors as a group (10 persons)		—

(1)
United American Energy Holdings Corp. is an affiliate of CSFB Private Equity. United American Energy Holdings Corp., through its indirect wholly owned subsidiary UAE Ref-Fuel, beneficially owns 100% of our membership interests. UAE Holdings is owned 60% by the DLJMB Funds, which are affiliated with CSFB Private Equity, a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. CSFB Private Equity has voting and investment control over these shares held by DLJMB Funds. UAE Holdings is owned 40% by Highstar II, an indirect subsidiary of AIGGIG, which in turn is an indirect subsidiary of American International Group, Inc. CSFB Private Equity's business address is 11 Madison Avenue, New York, New York 10010.

(2)
Messrs. Benacerraf, Clare, Kwon and Ranger are affiliated with CSFB Private Equity, of which United American Energy Holdings Corp. is an affiliate. Membership interests shown for Messrs. Benacerraf, Ranger and Clare exclude membership interests shown as held by United American Energy Holdings Corp., as to which Messrs. Benacerraf, Ranger and Clare disclaim beneficial ownership. The business address of each of Messrs. Benacerraf, Ranger and Clare is 11 Madison Avenue, New York, New York 10010.

(3)
The business address of Mr. Panaccione, our independent director, is Entity Services Group, LLC, 103 Foulk Road, Suite 100, Wilmington, Delaware 19803.

(4)
The business address of Mr. J. Miller and Mr. Gruppuso is MSW Energy Holdings II LLC, c/o American Ref-Fuel Company LLC, 155 Chestnut Ridge Rd., Montvale, New Jersey 07645.

(5)
Messrs. Baliotti, M. Miller and Stokes are affiliated with AIGGIG, of which United American Energy Holdings Corp. is an affiliate. Membership interests shown for Messrs. Baliotti, M. Miller and Stokes exclude membership interests shown as held by United American Energy Holdings Corp., as to which Messrs. Baliotti, M. Miller and Stokes disclaim beneficial ownership. The business address of each of Messrs. Baliotti, M. Miller and Stokes is 599 Lexington Avenue, New York, New York 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        United American Energy Holdings Corp., through its indirect wholly owned subsidiary UAE Ref-Fuel, beneficially owns 100% of our membership interests. UAE Holdings is owned 60% by the DLJMB Funds, which are affiliated with CSFB Private Equity, a wholly owned subsidiary of Credit Suisse First Boston (USA), Inc. UAE Holdings is owned 40% by Highstar II, an indirect subsidiary of AIGGIG, which in turn is an indirect subsidiary of American International Group, Inc. (AIG).

        Other than with respect to our independent director, our entire board has been designated by CSFB Private Equity or their affiliates and affiliates of Highstar II.

        Credit Suisse First Boston LLC (CSFB) acted as our financial advisor in connection with the UAE Merger and was the an initial purchaser of the old notes. Total fees paid to CSFB for services associated with the offering of the old notes were $5.1 million, all of which are included in deferred financing fees in our consolidated balance sheet as of December 31, 2003.

        CSFB or its affiliates may in the future engage in investment banking and other services with us or Ref-Fuel Holdings or its subsidiaries, for which CSFB or its affiliates we will negotiate the compensation for these services at the time these services are provided. We expect the compensation to be customary in accordance with the type of the transaction and with fees previously paid to CSFB.

        MSW Energy I, which holds an indirect 49.8% ownership interest in Ref-Fuel Holdings, is 60% owned by an affiliate of CSFB Private Equity and 39.99% owned by affiliates of AIGGIG and 0.01% owned by UAE.

        UAE Holdings may provide administrative and other services on our behalf and be reimbursed by us if permitted under the indenture. We expect annual reimbursements will not exceed $1.0 million.

        Subsidiaries of AIG have issued existing insurance policies to us and American Ref-Fuel, for which the AIG insurance company subsidiaries receive customary annual premiums. The Insurance Company of Pennsylvania, an AIG subsidiary, has issued surety bonds on behalf of several American Ref-Fuel affiliates, for which the Insurance Company of Pennsylvania receives customary annual premiums. In addition, insurance company subsidiaries of AIG may in the future provide insurance and surety bonds to us or Ref-Fuel Holdings or its subsidiaries. The total paid for such services in 2003 was approximately $3.3 million.

THE EXCHANGE OFFER

Purpose and Effect

        In connection with the sale of the old notes on November 24, 2003, we, MSW Energy Finance II and UAE Ref-Fuel II, our wholly-owned subsidiary, entered into a registration rights agreement with the initial purchaser of the old notes. The registration rights agreement requires us to file the registration statement under the Securities Act with respect to the exchange notes no later than 90 days after the closing date of the issuance of the old notes. Once the SEC declares the registration statement effective, we will offer the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act.

        The registration rights agreement provides that we must use our commercially reasonable best efforts to cause the registration statement to be declared effective within 180 days of the issue date of the old notes and must consummate the exchange offer no later than 30 business days after the effective date of our registration statement.

        Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. We also refer you to "Description of the Notes—Registration Rights; Liquidated Damages." A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The summary of the provisions of the registration rights agreement set forth below is materially complete. We urge you to read the registration rights agreement in its entirety.

        As a result of the timely filing and the effectiveness of the registration statement, we will not have to pay additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the old notes will continue to be subject to certain restrictions on transfer. Additionally, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer. See "Risk Factors—If you do not properly tender your old notes, your ability to transfer your old notes will be adversely affected."

        In order to participate in the exchange offer, a holder must represent to us, among other things, that:

  •
  the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business;

  •
  the holder does not have an arrangement or understanding with any person to participate in the distribution of the notes;

  •
  the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of MSW Energy II, MSW Energy Finance II or any guarantor;

  •
  if the holder is not a broker-dealer, that it is not engaging in and does not intend to engage in a distribution of the exchange notes; and

  •
  if the holder is a broker-dealer, that it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

        If we are not permitted to effect a registered exchange offer because of any change in law or in applicable interpretations of the staff of the SEC, any initial purchaser of the notes so requests with respect to the initial securities not eligible to be exchanged for exchange notes in the registered exchange offer and held by it following the consummation of the registered exchange offer, or any holder is prohibited by applicable law or SEC policy from participating in the registered exchange offer, any holder receives exchange notes in the registered exchange offer which may not be resold to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales and in the case of any holder that is a broker-dealer and owns notes acquired directly from us or our affiliates, we may be required to file a "shelf" registration statement for a continuous offer in connection with the old notes pursuant to Rule 415 under the Securities Act.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on June 29, 2004, or such date and time to which we extend the offer.

        We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

        The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

        As of the date of this prospectus, $225 million in aggregate principal amount of 7 3/8% Series A Senior Secured Notes Due 2010 were outstanding, and there was one registered holder, a nominee of the Depository Trust Company (DTC). This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others of whom we are aware to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

        We will be deemed to have accepted validly tendered old notes when, as and if we have given oral or written notice thereof to Wells Fargo Bank, N.A., the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth under the heading "—Conditions to the Exchange Offer", certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes promptly after the expiration date unless the exchange offer is extended.

        Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "—Fees and Expenses."

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on June 29, 2004, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by written or oral notice and each registered holder of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time. We reserve the right, in our sole discretion:

  •
  to extend the exchange offer or, if any of the conditions set forth under "—Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner. In the event we make a material change to the exchange offer or waive a material condition to the exchange offer, we will be required to extend the offering period of the exchange offer for at least five business days.

        We acknowledge and undertake to comply with the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered, or return the old notes surrendered for exchange, promptly after the termination of withdrawal of an exchange offer. We will notify you as promptly as we can of any extension, termination or amendment.

Procedures for Tendering

        Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "—Book-Entry Transfer," to tender in the exchange offer a holder must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

  •
  certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date; or

  •
  a timely confirmation of a book-entry transfer, or a book-entry confirmation, of the old notes, if that procedure is available, into the exchange agent's account at DTC, which we refer to as the book-entry transfer facility, following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or you must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "—Exchange Agent" prior to the expiration date.

        Your tender, if not withdrawn prior to 5:00 p.m., New York City time, on the expiration date, will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

        The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless old notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the section entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an eligible guarantor institution.

        If the letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

        If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes prior to the expiration date. We will not waive any condition of the offer with respect to an individual noteholder unless we waive that condition for all noteholders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date, unless the exchange offer is extended.

        In addition, we reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "—Conditions to the Exchange Offer," to terminate the exchange offer upon the failure of any of the stated conditions to the offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

        In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility according to the book-entry transfer procedures described below, those non-exchanged old notes will be credited to an account maintained with that book-entry transfer facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

        Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

Book-Entry Transfer

        We understand that the exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes being tendered by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account at the book-entry transfer facility in accordance with that book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

        The Automated Tender Offer Program of DTC is the only method of processing exchange offers through DTC. To accept the exchange offer through the Automated Tender Offer Program, participants in DTC must send electronic instructions to DTC through DTC's communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through the Automated Tender Offer Program, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the character by which the participant acknowledges its receipt of, and agrees to be bound by, the letter of transmittal.

Guaranteed Delivery Procedures

        If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent prior to 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible guarantor institution;

  •
  prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent receives from that eligible guarantor institution a properly completed and duly executed letter of transmittal or a facsimile of a duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of the old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal of a tender of old notes to be effective, a written or for DTC participants, electronic Automated Tender Offer Program transmission, notice of withdrawal, must be received by the exchange agent at its address set forth under "—Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person having deposited the old notes to be withdrawn, whom we refer to as the depositor;

  •
  identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such old notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange, but which are not exchanged for any reason, will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "—Procedures for Tendering" at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the expiration date, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us in our reasonable judgment regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time prior to the expiration date in our reasonable judgment. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part. We are required to make every reasonable effort to obtain the withdrawal at the earliest possible time of any order suspending the effectiveness of the registration statement.

Exchange Agent

        All executed letters of transmittal should be directed to the exchange agent. Wells Fargo Bank, N.A. has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-120
P.O. Box 1517
Minneapolis, MN 55480
Attention: David Bergstrom

By Regular Mail or Overnight Courier:

Wells Fargo Bank, N.A.
Corporate Trust Operations
MAC N9303-120
6th and Marquette Avenue
Minneapolis, MN 55479
Attn: David Bergstrom

By Hand Delivery:

Wells Fargo Bank, N.A.
Corporate Trust Operations
Northstar East Building
608 2nd Avenue South
12th Floor
Minneapolis, MN 55402
Attn: David Bergstrom

By Facsimile:

Wells Fargo Bank, N.A.
Corporate Trust Operations
Attention: David Bergstrom
Fax No. (612) 667-9825

        For more information or confirmation by telephone please call 860-704-6217. Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

Fees And Expenses

        We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include fees and expenses of the exchange agent, accounting, legal, printing and related fees and expenses.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF THE NOTES

        MSW Energy II and MSW Energy Finance II issued the old notes and will issue the exchange notes (collectively, the "notes") under an indenture dated November 24, 2003 among MSW Energy II, MSW Energy Finance II, and Wells Fargo Bank Minnesota, National Association, as trustee. UAE Ref-Fuel II became a guarantor party thereto by way of a supplemental indenture dated December 12, 2003. The old notes and the exchange notes will be identical in all material respects, except that the exchange notes have been registered under the Securities Act. Accordingly, unless specifically stated to the contrary, the following description applies equally to the old notes and the exchange notes.

        You can find the definitions of certain terms used in this section of the prospectus under the subheading "Certain Definitions." In this section, the word "MSW Energy II" refers only to MSW Energy II and not to any of its Subsidiaries. The term "MSW Finance II" refers only to MSW Energy Finance II and not any of its Subsidiaries. The term "Issuers" refers to MSW Energy II and MSW Energy Finance II, collectively. The term "ARC" refers only to American Ref-Fuel Company LLC and not to any of its Subsidiaries. The term "Ref-Fuel Holdings" refers only to Ref-Fuel Holdings LLC and not to any of its Subsidiaries.

        The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security agreements referred to below under the caption "—Security" define the terms of the security that will secure the notes.

        The following description is a summary of the material provisions of the indenture, the registration rights agreement, the security agreements and the escrow agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement and the security agreements (each as supplemented or amended, as applicable) because they, and not this description, define your rights as holders of the notes. We have filed copies of the indenture, the registration rights agreement and the security agreements as exhibits to the registration statement. You may also request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

Brief Description of the Notes and the Guarantees

The Notes

        The notes:

  •
  are general obligations of the Issuers;

  •
  are secured by a first priority perfected lien on substantially all of the assets of the Issuers, including a first priority pledge of the Capital Stock of Ref-Fuel and all future Subsidiaries held directly by the Issuers;

  •
  are senior in right of payment to any future subordinated Indebtedness of the Issuers; and

  •
  are unconditionally guaranteed by the Guarantors.

The Guarantees

        The notes are guaranteed by UAE Ref-Fuel II Corp., our wholly-owned subsidiary. The notes also will be guaranteed by any subsidiaries that we acquire or create in the future in accordance with the terms of the indenture governing the notes and as described under "—Addition Subsidiary Guarantees." In limited situations, subsidiaries that we acquire or create in the future will not guarantee the notes. See "—Designation of Restricted and Unrestricted Subsidiaries."

        Each guarantee of the notes:

  •
  is a general obligation of the Guarantor;

  •
  is secured by a perfected lien on substantially all of the assets of that Guarantor, including a first priority pledge of the Capital Stock of Ref-Fuel Holdings and all current and future Subsidiaries held directly by that Guarantor; and

  •
  is senior in right of payment to any future subordinated Indebtedness of that Guarantor.

Ref-Fuel Holdings

        The Issuers' only assets relate to MSW Energy II's 50.0% direct and indirect initial membership interest in Ref-Fuel Holdings and its Subsidiaries and, therefore, the Issuers depend on the cash flow of Ref-Fuel Holdings and its Subsidiaries to meet their obligations, including their obligations under the notes. Ref-Fuel Holdings' only assets relate to its 100% membership interest in ARC and its Subsidiaries. The notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of Ref-Fuel Holdings, ARC and their Subsidiaries. Any right of the Issuers to receive assets of Ref-Fuel Holdings and its Subsidiaries upon Ref-Fuel Holdings' and/or its Subsidiaries' liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) is effectively subordinated to the claims of Ref-Fuel Holdings' and/or such Subsidiary's creditors. As of December 31, 2003, Ref-Fuel Holdings and its Subsidiaries had approximately $1.1 billion of Indebtedness and approximately $243.9 million of trade payables and other liabilities. See "Risk Factors—Our substantial indebtedness and the substantial indebtedness of American Ref-Fuel could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes."

MSW Energy Finance II

        MSW Energy Finance II is a wholly owned Subsidiary of MSW Energy II that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the offering of the notes. MSW Energy II believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of limited liability companies, such as MSW Energy II, unless those debt securities are jointly issued by a corporation. MSW Energy Finance II will not have any substantial operations or assets and will not have any revenues. As a result, you should not expect MSW Energy Finance II to participate in servicing the interest and principal obligations on the notes. See "—Certain Covenants—Restrictions on Activities of the Issuers."

        As of the date of the indenture, all of MSW Energy II's Subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," MSW Energy II is permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." MSW Energy II's Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture. MSW Energy II's Unrestricted Subsidiaries will not guarantee the notes. Ref-Fuel Holdings, ARC and their Subsidiaries will not be deemed to be "Subsidiaries" of MSW Energy II or any of its Subsidiaries under the indenture.

Principal, Maturity and Interest

        The Issuers issued the old notes on November 24, 2003 in an aggregate principal amount of $225 million. The Issuers may issue additional notes from time to time after this offering. Any offering of additional notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on September 1, 2010.

        Interest on the exchange notes will accrue at the rate of 7 3/8% per annum and will be payable semi-annually in arrears on March 1 and September 1, commencing on March 1, 2004. The Issuers will make each interest payment to the Holders of record on the immediately preceding February 15 and August 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a Holder has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and additional interest, if any, on that Holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

        The trustee is the paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the Holders of the notes, and the Issuers or any of their Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

        The notes are guaranteed by each of MSW Energy II's current and, upon formation, acquisition or obtaining control of, future Restricted Subsidiaries, other than MSW Energy Finance II. These Subsidiary Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Subsidiary Guarantee is limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law.

        A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than MSW Energy II or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement pursuant to a supplemental indenture and appropriate Collateral Documents satisfactory to the trustee.

Notwithstanding the foregoing, Ref-Fuel may redeem the 0.1% Equity Interest therein held by UAE Ref-Fuel II Corp. without assuming the obligations of UAE Ref-Fuel II Corp. so long as, in connection with such transaction, (x) the proceeds of such redemption are made subject to the Lien under the Pledge Agreement and (y) MSW Energy II or one of its parent entities retains the right to appoint 50% of the members of the Board of Directors of Ref-Fuel; provided that such redemption shall not affect the obligation of Ref-Fuel to become a Guarantor and execute a supplemental indenture pursuant to any other provision of the indenture.

        The Subsidiary Guarantee of a Guarantor will be released:

  (1)
  if MSW Energy II designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

  (2)
  upon the full and final payment and performance or defeasance of all Obligations of the Issuers under the indenture and the notes.

Security

        The notes and the Subsidiary Guarantees are secured by a first priority perfected lien on substantially all of the assets of the Issuers (the "Collateral," as defined in more detail in the security agreements), including all collateral accounts of the Issuers and upon acquisition a first priority pledge of the Capital Stock of Ref-Fuel Holdings and all future Subsidiaries held directly by the Issuers. The Subsidiary Guarantees are secured by a perfected first priority Lien on substantially all of the assets of that Guarantor, including a first priority pledge of the Capital Stock of Ref-Fuel Holdings and all current and future Subsidiaries held directly by the Guarantors, except, in the event Ref-Fuel Holdings becomes a Restricted Subsidiary or MSW merges with and into Ref-Fuel, it may not be required to pledge its interest in ARC under the circumstances described herein.

        The Issuers, the trustee and Wells Fargo Bank Minnesota, National Association, as the collateral agent, entered into security agreements defining the terms of the security that secure the notes. The security will secure the payment and performance when due of all of the Obligations of the Issuers under the indenture and the notes as provided in the security agreements.

        So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions, including the waterfall provisions described below, the Issuers and their Subsidiaries will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them.

        Pursuant to a deposit agreement by and among the Issuers, the collateral agent and Wells Fargo Bank Minnesota, National Association as depositary agent, all distributions received by the Issuers with respect to their interests in Ref-Fuel Holdings are deposited in a revenue account, which account is pledged in favor of the collateral agent for the benefit of the holders of the notes. So long as no Default or Event of Default has occurred and is continuing, amounts held in the revenue account shall be distributed and deposited by the collateral agent quarterly (or, at MSW Energy II's option, monthly) as follows:

  (1)
  to MSW Energy II's operating account, an amount equal to all operating and similar expenses of the Issuers and all Permitted Payments to Parents, in each case, then due and payable or estimated to be due and payable in the next quarter or month, as applicable (including any purchase price adjustment to the extent funds therefore have not been deposited in a reserve account at closing);

  (2)
  to the Senior Notes Interest Payment Account, such amount as is required to cause all amounts on deposit in such account to equal the interest on the notes due and payable on the next interest payment date of the notes;

  (3)
  to the Letter of Credit Account, such amount as is required to cause all amounts on deposit in such account to equal the fees and costs necessary to maintain the letters of credit required by the Equity Contribution Agreement of MSW Energy II and its Affiliates for the next two calendar quarters (regardless of whether the obligor under such letters of credit is MSW Energy II or one or more of MSW Energy II's direct or indirect parent entities);

  (4)
  to the MSW Energy II Distribution Account, all remaining amounts.

        In the event that (A) Ref-Fuel Holdings becomes a Subsidiary of MSW Energy II or (B) MSW Energy II is merged with and into Ref-Fuel Holdings, MSW Energy II will cause Ref-Fuel Holdings (or the surviving entity in the case of clause (B)) to put in place the revenue and other accounts described under "Security," which will replace the waterfall provisions described under "Security;" provided, however that (w) the operating account will cover operating and similar expenses of both MSW Energy II (or such surviving entity) and the other Affiliates holding an interest in Ref-Fuel Holdings and Permitted Payments to Parent, (x) the Senior Notes Interest Payment Account will cover the interest on the notes and the MSW Energy I Notes, (y) additional accounts may be created as required by the MSW Energy I Notes; provided that amounts are applied after the distribution and deposit into the Senior Notes Interest Payment Account and (z) the MSW Energy II Distribution Account will hold amounts to be distributed to the members of Ref-Fuel Holdings. If the arrangements contemplated by the preceding sentence are put into place, these waterfall provisions will supersede the waterfall provisions at MSW Energy II.

        Amounts in the accounts will be applied as follows. Amounts in the Senior Notes Interest Payment Account will be applied on each semi-annual scheduled interest payment date to the payment of interest on the notes then due and payable. Amounts in the Letter of Credit Account will be applied at the end of each calendar quarter to the payment of any amounts required to maintain the letter of credit under the Equity Contribution Agreement for the next two calendar quarters. Amounts in the MSW Energy II Distribution Account will be applied at the end of each month as directed by MSW Energy II so long as permitted under "—Certain Covenants—Restricted Payments" below; provided that amounts in the MSW Energy II Distribution Account may be used to pay any deficiency in any other account.

        Upon the occurrence and during the continuance of:

  (1)
  an Event of Default, all rights of the Issuers and their Subsidiaries to exercise voting or other consensual rights pertaining to the Collateral pledged by them will cease, and all such rights will become vested in the collateral agent, which, to the extent permitted by law, will have the sole right to exercise such voting and other consensual rights;

  (2)
  a Default or an Event of Default, all rights of the Issuers and their Subsidiaries to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the collateral agent; and

  (3)
  an Event of Default, the collateral agent may sell the Collateral or any part of the Collateral in accordance with the terms of the security agreements. The collateral agent in accordance with the provisions of the indenture will distribute all funds distributed under the security agreements and received by the collateral agent for the benefit of the Holders of the notes.

        The collateral agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the security agreements and whether to foreclose on the Collateral following an Event of Default.

        The security will be released upon the full and final payment and performance of all Obligations of the Issuers under the indenture and the notes.

Optional Redemption

        At any time prior to September 1, 2006, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 107.375% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of a Qualified Equity Offering; provided that:

  (1)
  at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by MSW Energy II and its Affiliates (other than notes acquired by Affiliates in the ordinary course of their respective businesses)); and

  (2)
  the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

        At any time prior to September 1, 2007, the notes may be redeemed, in whole or in part, at the option of the Issuers upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to the following on the date of redemption (the "Redemption Date"):

  (1)
  as determined by an Independent Investment Bank, the sum of the present values of the Remaining Scheduled Payments discounted to the redemption date on a semiannual basis (assuming a 360 day year consisting of twelve 30-day months) at the Adjusted Treasury Rate; plus in each case,

  (2)
  accrued and unpaid interest and Liquidated Damages, if any, on the notes to the applicable date of redemption.

        At any time on or after September 1, 2007, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on September 1 of the years indicated below:

Year	Percentage
2007	103.688%
2008	101.844%
2009 and thereafter	100.000%

        Unless the Issuers default in payment of the redemption price, on and after such Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each Holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to, but not including, the date of purchase. Within 30 days following any Change of Control, the Issuers will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such conflict.

        On the Change of Control Payment Date, the Issuers will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

        The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

        The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The Issuers will not be required to make a Change of Control Offer upon a Change of Control if:

  (1)
  a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes properly tendered and not withdrawn under the Change of Control Offer; or

  (2)
  Moody's and S&P will have confirmed their then current ratings of the Issuers following such Change of Control.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of MSW Energy II and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of MSW Energy II and its Subsidiaries taken as a whole to another Person or group may be uncertain.

ARC Transactions

        Any distribution of any net proceeds received by MSW Energy II or its Restricted Subsidiaries (or, in the event MSW Energy II merges with and into Ref-Fuel Holdings, any distribution of any net proceeds received by Ref-Fuel Holdings) from:

  (1)
  an issuance of any debt or equity securities or incurrence of other Indebtedness by Ref-Fuel Holdings or any of its Subsidiaries (other than an issuance by Ref-Fuel Holdings in the event MSW Energy II merges with and into Ref-Fuel Holdings after the date of the Indenture); and

  (2)
  the consummation of an ARC Asset Sale by Ref-Fuel Holdings or any of its Subsidiaries

will constitute "Excess Proceeds." Within 30 days of the date when the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers will make an ARC Transaction Offer to all Holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any ARC Transaction Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an ARC Transaction Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such ARC Transaction Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each ARC Transaction Offer, the amount of Excess Proceeds will be reset at zero.

        Whether MSW Energy II or any of its Restricted Subsidiaries has received net proceeds from the events described in clauses (1) and (2) in the preceding paragraph, and the amount of any such net proceeds, will be determined by MSW Energy II's Board of Directors in good faith.

        The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an offer made under this covenant. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture regarding the offer, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the indenture by virtue of such conflict.

Selection and Notice

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

  (1)
  if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

  (2)
  if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 days (or 10 days in the case of a Special Mandatory Redemption) but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

Asset Sales

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale.

Restricted Payments

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of MSW Energy II's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MSW Energy II or any of its Restricted Subsidiaries and repayments of any capital contribution loan made by a member of MSW Energy II) or to the direct or indirect holders of MSW Energy II's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of MSW Energy II or to MSW Energy II or a Restricted Subsidiary of MSW Energy II);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving MSW Energy II) any Equity Interests of MSW Energy II or any direct or indirect parent of MSW Energy II;

  (3)
  make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

  (4)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

        unless, at the time of and after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

  (2)
  the Issuers are not then required to make an ARC Transaction Offer pursuant to the covenant set forth under "ARC Transactions" which they have not yet consummated; and

  (3)
  MSW Energy II would, at the time of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Proportionate Consolidated Interest Coverage Ratio and projected Proportionate Consolidated Interest Coverage Ratio tests set forth in clauses (i) and (ii) of the first paragraph under "Incurrence of Indebtedness and Issuance of Preferred Equity."

        MSW Energy II's Board of Directors will determine on a basis consistent with the projections most recently approved by MSW Energy II's Board of Directors in good faith whether MSW Energy II's projected Proportionate Consolidated Interest Coverage Ratio for the relevant period is greater than 2.0 to 1.0. Not later than the date of making such Restricted Payment, the Issuers will deliver to the trustee an officers' certificate stating that the making of such Restricted Payment is permitted and setting forth the basis upon which the Proportionate Consolidated Interest Coverage Ratio tests were computed; provided that such officers' certificate need not include any projections, including the amount by which the projected Proportionate Consolidated Interest Coverage Ratio exceeds 2.0 to 1.0.

        So long as no Default (or, in the case of clause (5) below, so long as no Event of Default based on the failure to pay principal on the notes) has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution within 60 days after the date of declaration of the dividend or distribution, if at the date of declaration the dividend or distribution payment would have complied with the provisions of the indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of MSW Energy II or any Guarantor or of any Equity Interests of MSW Energy II in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any Subsidiary of MSW Energy II) of, Equity Interests of MSW Energy II (other than Disqualified Stock) or out of the net proceeds of substantially concurrent capital contributions made to MSW Energy II; provided that the amount of any such net cash proceeds that are utilized for any such redemption, defeasance or other acquisition will be excluded from clause (7) of this paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of MSW Energy II or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

  (4)
  the payment of any dividend by a Restricted Subsidiary of MSW Energy II to the holders of its Equity Interests on a pro rata basis;

  (5)
  so long as MSW Energy II is a limited liability company that is not treated as an association taxable as a corporation for federal income tax purposes, distributions to members of MSW Energy II (or the owners of such members) in an amount not to exceed the Tax Accrual Amount for such period and all prior periods; provided that no distribution will be made unless MSW Energy II would, at the time of such distribution, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Proportionate Consolidated Interest Coverage Ratio and projected Proportionate Consolidated Interest Coverage Ratio tests set forth in clauses (i) and (ii) of the first paragraph under "—Incurrence of Indebtedness and Issuance of Preferred Equity;"

  (6)
  the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MSW Energy II or any Restricted Subsidiary of MSW Energy II held by any member of MSW Energy II's (or any of its Restricted Subsidiaries' or any parent entity's) current or former management or any of their permitted transferees pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.0 million in any twelve-month period (with amounts not being used in any twelve-month period being carried-forward to the next twelve- month period; provided, that the aggregate price paid in any twelve-month period may not exceed $10.0 million);

  (7)
  Restricted Payments by MSW Energy II or its Restricted Subsidiaries in an amount not to exceed the cumulative net cash proceeds it receives from (i) the sale of Equity Interests (other than Disqualified Stock), (ii) capital contributions and (iii) cash distributions from any of its Unrestricted Subsidiaries;

  (8)
  payment of interest on and repayment by MSW Energy II of any capital contribution loan made by a member of MSW Energy II to MSW Energy II or the payment by MSW Energy II of preferred returns on, or the redemption by MSW Energy II of, preferred interests in MSW Energy II, in each case subject to and in accordance with the terms of MSW Energy II's Amended and Restated Limited Liability Company Agreement;

  (9)
  capital contribution and capital contribution loans by MSW Energy II or any of its Subsidiaries to Ref-Fuel (or, in the event MSW Energy II merges with Ref-Fuel, by the surviving entity to ARC) up to an aggregate amount of $20.0 million outstanding at any one time;

  (10)
  Permitted Payments to Parents;

  (11)
  distributions by MSW Energy II to its direct or indirect parent entities to enable them to pay the fees, expenses and costs necessary to maintain the letters of credit required by the Equity Contribution Agreement;

  (12)
  the distribution by MSW Energy II to its parent entities of the net proceeds from the issuance of the notes to facilitate the Transactions; and

  (13)
  other Restricted Payments not to exceed $15.0 million in the aggregate since the date of the indenture.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MSW Energy II or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by the Board of Directors of MSW Energy II whose resolution with respect thereto will be delivered to the trustee. Not later than the date of making any Restricted Payment, the Issuers will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed; provided that such officers' certificate need not include any projections, including the amount by which the projected Proportionate Consolidated Interest Coverage Ratio exceeds 2.0 to 1.0.

        Notwithstanding anything contained to the contrary in the covenant, MSW Energy II may not make a Restricted Payment with the proceeds of any Indebtedness incurred by MSW Energy II or any of its Restricted Subsidiaries, other than a distribution of the proceeds of the offering of the notes to facilitate the Transactions.

Incurrence of Indebtedness and Issuance of Preferred Equity

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and the Issuers will not issue any Disqualified Stock and will not permit any of their Restricted Subsidiaries to issue any shares of preferred equity; provided, however, that the Issuers may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Issuers' Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred equity if: (i) the Proportionate Consolidated Interest Coverage Ratio for the Issuers' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred equity is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred equity had been issued, as the case may be, at the beginning of such four-quarter period; (ii) the projected Proportionate Consolidated Interest Coverage Ratio for the Issuers' four full fiscal quarters commencing with the first full fiscal quarter after the date of the proposed incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock would be at least 2.0 to 1.0; and (iii) if the Indebtedness to be incurred constitutes Indebtedness that is pari passu with the notes, the Issuers deliver to the Trustee written confirmation from S&P that the issuance of such Indebtedness will not result in a downgrade of the then current ratings on the notes.

        MSW Energy II's Board of Directors will determine on a basis consistent with the projections most recently approved by MSW Energy II's Board of Directors in good faith whether MSW Energy II's projected Proportionate Consolidated Interest Coverage Ratio for the relevant period is greater than 2.0 to 1.0. Not later than the date of incurring such additional Indebtedness or issuing such Disqualified Stock or preferred equity, the Issuers will deliver to the trustee an officers' certificate stating that such incurrence of Indebtedness or issuance of Disqualified Stock or preferred stock is permitted and setting forth the basis upon which calculations required by this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant were computed, provided that such officers' certificate need not include any projections, including the amount by which the projected Proportionate Consolidated Coverage Ratio exceeds 2.0 to 1.0.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by MSW Energy II and its Restricted Subsidiaries of the Existing Indebtedness;

  (2)
  the incurrence by MSW Energy II of any Indebtedness to its members in respect of capital contribution loans or any other loans from the members of MSW Energy II to MSW Energy II contemplated by the Amended and Restated Limited Liability Company Agreement of MSW Energy II as in effect on the date of the indenture;

  (3)
  the incurrence by the Issuers and the Guarantors of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the

    Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement and any future Subsidiary Guarantee delivered by a Restricted Subsidiary;

  (4)
  the incurrence by MSW Energy II or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (3), (9)(c), (9)(d) or (10) of this paragraph;

  (5)
  the incurrence by MSW Energy II or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MSW Energy II and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if an Issuer or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of an Issuer, or the Subsidiary Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MSW Energy II or a Restricted Subsidiary of MSW Energy II and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either MSW Energy II or a Restricted Subsidiary of MSW Energy II; will be deemed, in each case, to constitute an incurrence of such Indebtedness by MSW Energy II or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

  (6)
  the incurrence by MSW Energy II or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the indenture to be outstanding;

  (7)
  the guarantee by the Issuers or any of the Guarantors of Indebtedness of the Issuers or a Restricted Subsidiary of the Issuers that was permitted to be incurred by another provision of this covenant;

  (8)
  the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Interest Expense of the Issuers as accrued;

  (9)
  in the event that ARC becomes a Subsidiary of MSW Energy II,

  (a)
  the incurrence of Indebtedness under the ARC Credit Facility in an aggregate principal amount at any one time outstanding under this clause (9)(a) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of ARC and its Subsidiaries thereunder) not to exceed $75.0 million;

  (b)
  the incurrence by ARC and its Restricted Subsidiaries of Purchase Money Indebtedness not exceeding the cost of the property being financed with such Indebtedness and that does not extend to any property other than the property being financed permitted to be incurred under the ARC Indenture;

    (c)
    the incurrence by ARC and its Restricted Subsidiaries of Indebtedness incurred in connection with any modification of any of the ARC Operating Facilities required in connection with compliance with applicable laws permitted to be incurred under the ARC Indenture; and

    (d)
    the incurrence by ARC and its Restricted Subsidiaries of Non-Recourse Debt permitted under the ARC Indenture and incurred in connection with any new acquisition or development with respect to activities not prohibited by the ARC Indenture; and

  (10)
  the incurrence by MSW Energy II or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), not to exceed $30.0 million.

        The Issuers will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness of the Issuers will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Equity" covenant, if ARC becomes a Restricted Subsidiary of MSW Energy II, the Indebtedness of ARC and its Subsidiaries outstanding at the time it becomes subject to this covenant will be deemed to be Existing Indebtedness of MSW Energy II and its Restricted Subsidiaries.

Liens

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to, and MSW Energy II will not vote its membership interest so that Ref-Fuel Holdings will create or permit to exist or become effective any consensual encumbrance or restriction on the ability of Ref-Fuel Holdings to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to MSW Energy II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to MSW Energy II or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to MSW Energy II or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to MSW Energy II or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness;

  (2)
  the indenture, the notes and the Subsidiary Guarantees;

  (3)
  applicable law;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by MSW Energy II or any of its Restricted Subsidiaries, or with and into which MSW Energy II or any of its Restricted Subsidiaries may merge, as in effect at the time of such acquisition or merger (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition or merger), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, provided that, in the case of Indebtedness incurred in connection with the acquisition or merger, such Indebtedness of such acquired Person was permitted by the terms of the indenture to be incurred by MSW Energy II and its Restricted Subsidiaries;

  (5)
  customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

  (6)
  any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

  (7)
  Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (8)
  Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

  (9)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  (10)
  any restrictions arising under the terms of the Duke Essex Side Agreement (as in effect on the date of the indenture); and

  (11)
  in the case of Ref-Fuel Holdings, any consensual encumbrances or other restrictions contained in the Amended and Restated Limited Liability Company Agreement of Ref-Fuel Holdings as in effect on the date of the indenture.

Merger, Consolidation or Sale of Assets

        MSW Energy II may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not MSW Energy II is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of MSW Energy II and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

  (1)
  either: (a) MSW Energy II is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than MSW Energy II) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than MSW Energy II) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of MSW Energy II under the notes, the indenture, the registration rights agreement and the security agreements pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists; and

  (4)
  MSW Energy II or the Person formed by or surviving any such consolidation or merger (if other than MSW Energy II), or to which such sale, assignment, transfer, conveyance or other disposition has been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the historical Proportionate Consolidated Interest Coverage Ratio test set forth in clause (i) of the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Equity;" or (b) have a higher ratio of Consolidated Cash Flow to Consolidated Interest Expense (including for this purpose, the components of the Proportionate Consolidated Cash Flow for MSW Energy II

    for the applicable period) determined on a basis consistent with the indenture (whether or not greater than 2.0 to 1.0) than the Proportionate Consolidated Interest Coverage Ratio for MSW Energy II for the same period on a stand-alone basis without giving effect to such merger or consolidation or other applicable transaction.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Issuers and any of the Guarantors.

        Notwithstanding the foregoing, MSW Energy II will be permitted to reorganize as a corporation in accordance with the procedures established in the indenture, provided that MSW Energy II shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that such reorganization is not adverse to Holders of the notes (it being recognized that such reorganization shall not be deemed adverse to the Holders of the notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

        Notwithstanding the foregoing, in the event that MSW Energy II merges with and into Ref-Fuel Holdings, Ref-Fuel Holdings shall assume all the obligations of MSW Energy II for all purposes of the notes and the indenture, except that it will not be subject to the covenant described under "—Certain Covenants—Asset Sales" with respect to any assets other than the Capital Stock of ARC and will be required to pledge its interest in ARC only under the circumstances described under "—Certain Covenants—Additional Pledges of Capital Stock."

Transactions with Affiliates

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

  (1)
  the Affiliate Transaction is on terms that are no less favorable to MSW Energy II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MSW Energy II or such Restricted Subsidiary with an unrelated Person; and

  (2)
  MSW Energy II delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.0 million, a resolution of the Board of Directors, set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of MSW Energy II; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to MSW Energy II of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement entered into by MSW Energy II or any of its Restricted Subsidiaries in the ordinary course of business of MSW Energy II or such Restricted Subsidiary;

  (2)
  transactions between or among MSW Energy II and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person that is an Affiliate of MSW Energy II solely because MSW Energy II owns an Equity Interest in, or controls, such Person;

  (4)
  payment of reasonable directors' fees to Persons who are not otherwise Affiliates of the Issuers;

  (5)
  sales of Equity Interests of MSW Energy II (other than Disqualified Stock) to Affiliates of MSW Energy II;

  (6)
  Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments;"

  (7)
  Reimbursements of any drawings and related interest and fees made to Affiliates by MSW Energy II or its Restricted Subsidiaries with respect to letters of credit furnished on behalf of MSW Energy II or its Restricted Subsidiaries by such Affiliates;

  (8)
  payment of reasonable administrative services fees, and reimbursement of related expenses, by MSW Energy II to its members or their Affiliates, to the extent a majority of the representatives to MSW Energy II's Board of Directors appointed by the disinterested member(s) of MSW Energy II approves such arrangements and determines that such administrative services are necessary and must be obtained either by outsourcing to a third party or by hiring additional employees to perform such services;

  (9)
  the provision by Credit Suisse First Boston LLC or its Affiliates of investment banking or other services, if such arrangements are approved by a majority of the representatives appointed by the disinterested member(s) of MSW Energy II;

  (10)
  the provision by American International Group, Inc. or its Affiliates of insurance and surety bond services, if such arrangements are approved by a majority of the representatives appointed by the disinterested member(s) of MSW Energy II;

  (11)
  transactions between or among MSW Energy II and its Affiliates in connection with the Transactions, including the assumption by MSW Energy II of some or all of the obligations of UAE Corp. under the Equity Contribution Agreement; and

  (12)
  the redemption by Ref-Fuel Holdings of the 0.1% equity interest therein held by UAE Ref-Fuel II Corp. so long as, in connection with such transaction, (x) the proceeds of such redemption are made subject to the Lien under the security agreement described under "Security" and (y) MSW Energy II or one of its parent entities retains the right to appoint 50% of the members of the board of directors of Ref-Fuel Holdings.

Additional Subsidiary Guarantees

        If MSW Energy II or any of its Restricted Subsidiaries acquires, creates or obtains control of another Subsidiary after the date of the indenture, then that newly acquired, created or controlled Subsidiary, other than a Subsidiary that does not constitute a Restricted Subsidiary, will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 90 days of the date on which it was acquired or created. In the event that Ref-Fuel Holdings becomes a Subsidiary of MSW Energy II, the Affiliates of MSW Energy II that directly hold the Capital Stock of Ref-Fuel Holdings will become Guarantors.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of MSW Energy II may designate any Restricted Subsidiary (other than MSW Energy Finance II, Ref-Fuel Holdings, or any Subsidiary that holds the Capital Stock of Ref-Fuel Holdings, ARC or any of their Subsidiaries or any successor to any of them) to be an Unrestricted

Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by MSW Energy II and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of MSW Energy II may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Additional Pledges of Capital Stock

        If MSW Energy II or any Guarantor directly acquires, creates or obtains control of another Subsidiary, then MSW Energy II or such Guarantor shall pledge the Capital Stock of that newly acquired, created or controlled Subsidiary held by MSW Energy II or such Guarantor, and, if such newly acquired, created or controlled Subsidiary is a Restricted Subsidiary, it shall pledge the Capital Stock of any Subsidiary held directly by such newly acquired, created or controlled Subsidiary, in each case, as security for the full and final payment and performance of the Obligations of the Issuers under the indenture and the notes, except, in the event Ref-Fuel Holdings becomes a Restricted Subsidiary, or MSW Energy II merges with and into Ref-Fuel Holdings it will not be required to pledge the Capital Stock in ARC to the extent prohibited by any financing agreement entered into prior to and not in connection with Ref-Fuel Holdings becoming a Restricted Subsidiary. In the event that Ref-Fuel Holdings becomes a Subsidiary of MSW Energy II, (or MSW Energy II merges with and into Ref-Fuel) any Affiliate of MSW Energy II shall pledge the Capital Stock of Ref-Fuel Holdings that it directly holds. MSW Energy II, the Guarantors and such newly acquired or created Subsidiary shall execute a pledge agreement with the collateral agent and deliver an opinion of counsel satisfactory to the collateral agent within 90 days of the date on which it was acquired or created.

Payments for Consent

        MSW Energy II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Restrictions on Activities of the Issuers

        The Issuers will not, and will not permit any of their Restricted Subsidiaries to, hold any material assets, become liable for any material obligations or engage in any significant business activities other than holding the Capital Stock, directly or indirectly, of Ref-Fuel Holdings or any entity that succeeds to all or part of Ref-Fuel Holdings' ownership interest in American Ref-Fuel; provided that (i) MSW Energy II may incur any Indebtedness permitted to be incurred by the indenture if the net proceeds of such Indebtedness are received by MSW Energy II or one or more of MSW Energy II's Restricted Subsidiaries and MSW Energy Finance II may be a co-obligor or guarantor with respect to such Indebtedness if MSW Energy II is a primary obligor of such Indebtedness and (ii) the Issuers and their Restricted Subsidiaries may own Unrestricted Subsidiaries in accordance with the applicable provisions of the indenture, and the Unrestricted Subsidiaries will be free to engage in any line of business and (iii) MSW Energy II may assume some or all of the obligations of UAE Corp. under the Equity Contribution Agreement.

Reports

        Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, the Issuers must furnish to the Holders of notes, within the time periods specified in the Commission's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such reports.

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers' consolidated financial statements by the Issuers' certified independent accountants. In addition, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

        If MSW Energy II has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of MSW Energy II and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MSW Energy II.

        If at any time the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. If, notwithstanding the foregoing, the Commission will not accept the Issuers' filings for any reason, the Issuers will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if the Issuers were required to file those reports with the Commission.

        In addition, the Issuers and the Guarantors will agree that, for so long as any notes remain outstanding, at any time they are not required to file the reports required by the preceding paragraphs with the Commission, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default for 30 days in the payment when due of interest on, or additional interest with respect to, the notes;

  (2)
  default in payment when due of the principal of, or premium, if any, on the notes;

  (3)
  failure by MSW Energy II or any of its Restricted Subsidiaries to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Change of Control," "—Repurchase at the Option of Holders—ARC Transactions," "—Certain Covenants—Asset Sales," "—Certain Covenants—Restricted Payments," "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity" or "—Certain Covenants—Merger,

    Consolidation or Sale of Assets" for 30 days after notice from the trustee or Holders of at least 25% in principal amount of the then outstanding notes;

  (4)
  failure by MSW Energy II or any of its Restricted Subsidiaries for 60 days after notice from the trustee or Holders of at least 25% in principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the security agreements;

  (5)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by MSW Energy II or any of its Restricted Subsidiaries (or the payment of which is guaranteed by MSW Energy II or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25.0 million or more;

  (6)
  default under the ARC Indenture, if that default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of any such Indebtedness aggregates $25.0 million or more;

  (7)
  failure by MSW Energy II or any of its Subsidiaries to pay final judgments aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

  (8)
  breach by the Issuers of any material representation or warranty or agreement in the security agreements not cured within 30 days notice, the repudiation in writing by the Issuers of any of their obligations under the security agreements, or the unenforceability of a material provision of the security agreements against the Issuers for any reason;

  (9)
  failure of the Escrow Agreement, at any time, to be in full force and effect (unless the Escrow Funds are released by the Escrow Agent) or any contest by the Issuers or any of the Guarantors of the validity or enforceability of the Escrow Agreement;

  (10)
  except as permitted by the indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm in writing its obligations under its Subsidiary Guarantee; and

  (11)
  certain events of bankruptcy or insolvency described in the indenture with respect to MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel Holdings, any Subsidiary of Ref-Fuel Holdings that is a Significant Subsidiary or any group of Subsidiaries of Ref-Fuel Holdings that, taken together, would constitute a Significant Subsidiary of Ref-Fuel Holdings.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to MSW Energy II or any of its Restricted Subsidiaries, Ref-Fuel Holdings, any Subsidiary of Ref-Fuel Holdings that is a Significant Subsidiary or any group of Subsidiaries of Ref-Fuel Holdings that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

        The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or additional interest on, or the principal of, the notes.

        The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        The indenture provides that no director, officer, employee, incorporator, partner, member or stockholder of the Issuers or any Guarantor, as such, will have any personal liability for any contractual obligations of the Issuers or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, the security agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Subsidiary Guarantees ("Legal Defeasance") except for:

  (1)
  the rights of Holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including certain non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and additional interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which MSW Energy II or any of its Restricted Subsidiaries is a party or by which MSW Energy II or any of its Restricted Subsidiaries is bound;

  (6)
  the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

  (7)
  the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each Holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting Holder):

  (1)
  reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, or additional interest, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium or additional interest, if any, on the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

  (9)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any Holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture or the notes:

  (1)
  to cure any ambiguity, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption of the Issuers' obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

  (4)
  to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

  (5)
  to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (6)
  to implement the changes described in the fifth paragraph under "Security" provided the Board of Directors of MSW Energy II determines in good faith that such changes are not adverse to the Holders of the notes; or

  (7)
  to conform the text of the indenture, the Subsidiary Guarantees, the security agreements or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the Subsidiary Guarantees, the security agreements or the notes.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and additional interest, if any, and accrued interest to the date of maturity or redemption;

  (2)
  with respect to clause (1)(b) above, no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers or any Guarantor are a party or by which the Issuers or any Guarantor are bound;

  (3)
  the Issuers or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  with respect to clause 1(b) above, the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Registration Rights; Additional Interest

        The following description is a materially complete summary of the provisions of the registration rights agreement dated as of November 24, 2003. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes.

        If:

  (1)
  the Issuers and the Guarantors are not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy; or

  (2)
  any Holder of Transfer Restricted Securities notifies the Issuers prior to the 20th day following consummation of the Exchange Offer that:

  (a)
  it is prohibited by law or Commission policy from participating in the Exchange Offer; or

  (b)
  that it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales; or

  (c)
  that it is a broker-dealer and owns notes acquired directly from the Issuers or an affiliate of the Issuers,

the Issuers and the Guarantors will file with the Commission a Shelf Registration Statement to cover resales of the notes by the Holders of the notes who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement.

        For purposes of the preceding, "Transfer Restricted Securities" means each note until:

  (1)
  the date on which such note has been exchanged by a Person other than a broker-dealer for an Exchange Note in the Exchange Offer;

  (2)
  following the exchange by a broker-dealer in the Exchange Offer of a note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement;

  (3)
  the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement; or

  (4)
  the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

        The registration rights agreement provides that:

  (1)
  the Issuers and the Guarantors file the Exchange Offer Registration Statement with the Commission on or prior to 90 days after the closing of the sale of the old notes;

  (2)
  the Issuers and the Guarantors use their respective commercially reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the closing of sale of the old notes;

  (3)
  unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Issuers and the Guarantors will:

  (a)
  commence the Exchange Offer; and

  (b)
  use their respective commercially reasonable best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all notes tendered prior thereto in the Exchange Offer; and

  (4)
  if obligated to file the Shelf Registration Statement, the Issuers and the Guarantors will use their respective commercially reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 90 days after such filing obligation arises and will use their respective commercially reasonable best efforts to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises.

        If:

  (1)
  the Issuers and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

  (2)
  any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"); or

  (3)
  the Issuers and the Guarantors fail to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or

  (4)
  the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "Registration Default"), then the Issuers and the Guarantors will pay additional interest to each Holder of notes in the form of an increase in the annual interest rate borne by the notes. With respect to the first 90-day period immediately following the occurrence of the first Registration Default, the annual interest rate borne by the notes will be increased by .25% per annum. The annual interest rate borne by the notes will increase by an additional .25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum increase for all Registration Defaults of 1.00% per annum.

        All accrued additional interest will be paid by the Issuers and the Guarantors on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

        Following the cure of all Registration Defaults, the accrual of additional interest will cease.

        Holders of notes must make certain representations to the Issuers (as described in the registration rights agreement) in order to participate in the Exchange Offer and will be required to deliver certain information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the registration rights agreement in order to have their notes included in the Shelf Registration Statement and benefit from the provisions regarding additional interest set forth above. By acquiring Transfer Restricted Securities, a Holder will be deemed to have agreed to indemnify the Issuers and the Guarantors against certain losses arising out of information furnished by such Holder in writing for inclusion in any Shelf Registration Statement. Holders of notes will also be required to suspend their use of the prospectus included in the Shelf Registration Statement under certain circumstances upon receipt of written notice to that effect from the Issuers.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 50 basis points.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Applicable Ownership Percentage" means, at the time of determination, the percentage of the total ownership interest (direct and indirect) of Ref-Fuel Holdings (or any other Affiliate succeeding to MSW Energy II's indirect interest in ARC and its Subsidiaries) held by MSW Energy II or, in the event MSW Energy II merges with and into Ref-Fuel Holdings, the percentage of the total ownership interest (direct and indirect) of ARC (or any other Affiliate succeeding to Ref-Fuel Holdings' direct interest in ARC and its Subsidiaries) held by the surviving entity of such merger.

        "ARC Asset Sale" means, with respect to Ref-Fuel Holdings and its Subsidiaries, the sale, lease, conveyance or other disposition by Ref-Fuel Holdings or any of its Subsidiaries (i) of all or substantially all of the assets comprising an ARC Operating Facility or (ii) any other sale of assets in any single transaction or series of related transactions that involves assets having a fair market value of more than $2.0 million, in either case, to a Person, other than Ref-Fuel Holdings, ARC or any of their respective Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Ref-Fuel Holdings and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and not by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—ARC Transactions."

        Notwithstanding the preceding, none of the following will be deemed to be an ARC Asset Sale:

  (1)
  a transfer of assets between or among Ref-Fuel Holdings and its Subsidiaries;

  (2)
  the sale or lease of equipment, inventory or accounts receivable by such Person or its Subsidiaries in the ordinary course of their respective businesses and the sale of obsolete equipment; and

  (3)
  the sale or other disposition of cash or Cash Equivalents.

        "ARC Credit Facility" means the credit facility pursuant to the Amended and Restated Credit Agreement, dated as of May 1, 2003, among ARC, Citicorp North America, Inc. and each of the lenders named therein, together with the related documents thereto (including any guarantees, security agreements, assignments, mortgages and other security documents executed pursuant thereto), consisting on the date hereof of a revolving credit facility in the amount of $75.0 million, in each case as such agreement may be subsequently amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time pursuant to any one or more successive debt facilities.

        "ARC Indenture" means the Indenture, dated as of May 1, 2003, between ARC and Wachovia Bank, National Association, as supplemented by the First Supplemental Indenture, dated as of May 1, 2003, together with the related documents thereto (including any guarantees, security agreements, assignments, mortgages and other security documents executed pursuant thereto), in each case as such indenture may be subsequently amended (including any amendment and restatement thereof), supplemented, replaced, refinanced or otherwise modified from time to time pursuant to any one or more subsequent debt facilities.

        "ARC Operating Facility" means one of ARC's waste-to-energy facilities located in Hempstead, New York (Hempstead facility), Newark, New Jersey (Essex facility), Preston, Connecticut (Seconn facility), Niagara Falls, New York (Niagara facility), Rochester, Massachusetts (Semass facility) or Chester, Pennsylvania (Delaware Valley facility).

        "Asset Sale" means, with respect to any Person:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights of such Person and its Subsidiaries; provided that the sale, conveyance or other disposition of all or substantially all of the assets of a Person and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance of Equity Interests by any of MSW Energy II's Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves assets having a fair market value of less than $2.0 million;

  (2)
  a transfer of assets between or among such Person and its Subsidiaries,

  (3)
  an issuance of Equity Interests by a Subsidiary to such Person or to another Subsidiary;

  (4)
  the sale or lease of equipment, inventory or accounts receivable by such Person or its Subsidiaries in the ordinary course of their respective businesses;

  (5)
  the sale-leaseback of any assets; provided that such sale-leaseback transaction complied with the debt incurrence test described above under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity;"

  (6)
  the sale or other disposition of cash or Cash Equivalents; and

  (7)
  a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership;

  (3)
  with respect to MSW Energy II, the board of directors appointed pursuant to the terms of its Amended and Restated Limited Liability Company Agreement (as amended, as permitted therein); and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

  (1)
  United States dollars;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

  (6)
  money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of MSW Energy II and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal;

  (2)
  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Ref-Fuel Holdings and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Issuers or ARC, other than any liquidation or dissolution of ARC as part of a reorganization in which Ref-Fuel Holdings (or its successor) continues to own, directly or indirectly, substantially all of the assets held by ARC prior to such liquidation or dissolution;

  (4)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MSW Energy II, measured by voting power rather than number of shares;

  (5)
  the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Ref-Fuel Holdings, measured by voting power rather than number of shares;

  (6)
  the first day on which a majority of the members of the Board of Directors of MSW Energy II are not Continuing Directors; or

  (7)
  the first day on which MSW Energy II ceases to own 100% of the outstanding Equity Interests of MSW Energy Finance II, other than as a result of the merger of MSW Energy Finance II into MSW Energy II or its successor in connection with the reorganization of MSW Energy II or its successor into corporate form.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

        "Comparable Treasury Price" means, with respect to any redemption date:

  (1)
  the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or

  (2)
  if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an asset sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits or the Tax Accrual Amount of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes or the Tax Accrual Amount was deducted in computing such Consolidated Net Income; plus

  (3)
  Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that any such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

  (4)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

  (5)
  restructuring charges or other non-recurring items for such period, to the extent deducted in computing Consolidated Net Income; plus

  (6)
  non-cash purchase accounting adjustments for such period, to the extent reflected in computing Consolidated Net Income; minus

  (7)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Ref-Fuel Holdings will be added to Consolidated Net Income to compute Consolidated Cash Flow of Ref-Fuel Holdings only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to Ref-Fuel Holdings by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter (other than charter provisions based on instruments or agreements entered into by such Subsidiary) and all judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its securityholders.

        "Consolidated Interest Expense" means, with respect to any Person for any period, determined on a consolidated basis in accordance with GAAP, the sum of, without duplication:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of debt issuance costs); and

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter (other than charter provisions based on instruments or agreements entered into by such Subsidiary) or any judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

  (3)
  the cumulative effect of a change in accounting principles after the date of the indenture will be excluded; and

  (4)
  the Net Income (or loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Restricted Subsidiaries.

        "Continuing Directors" means, as of any date of determination, any representative appointed or elected to the Board of Directors of MSW Energy II who:

  (1)
  was a representative appointed to the Board of Directors on or prior to the date of the indenture; or

  (2)
  was either (i) appointed to the Board of Directors by a Principal or its Affiliate or (ii) nominated for election or elected to such Board of Directors with the approval of at least a majority of the representatives of the Board of Directors appointed by the member of MSW Energy II (that nominated or elected such new representative) serving on the Board of Directors at the time of such nomination or election.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature (unless such Capital Stock is redeemable only for Capital Stock of such Person which itself is Disqualified Stock). Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require MSW Energy II to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that MSW Energy II may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Equity Contribution Agreement" means the Equity Contribution Agreement, dated as of April 30, 2001, among Duke Capital Corporation, United American Energy Holdings Corp., ARC and Ref-Fuel Holdings in effect as of the date of the indenture, as the same may be amended to add MSW

Energy II or a parent entity as a party thereto and as the same may be further amended in a manner not adverse to the holders of the Notes.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means all Indebtedness consisting of reimbursement obligations, interest and fees incurred or to be incurred by MSW Energy II and its Subsidiaries in order for MSW Energy II to obtain and maintain the letters of credit that it is required to post pursuant to the terms of the Equity Contribution Agreement.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantors" means:

  (1)
  UAE Ref-Fuel II Corp.; and

  (2)
  any other Restricted Subsidiary of MSW Energy II that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

  (2)
  other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent without duplication as to amounts:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Independent Investment Bank" means the Reference Treasury Dealer and any replacement Reference Treasury Dealer appointed by the trustee after consultation with MSW Energy II.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If MSW Energy II or any Restricted Subsidiary of MSW Energy II sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of MSW Energy II such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of MSW Energy II, MSW Energy II will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of MSW Energy II's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by MSW Energy II or any Restricted Subsidiary of MSW Energy II of a Person that holds an Investment in a third Person will be deemed to be an Investment by MSW Energy II or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Letter of Credit Account" has the meaning assigned to it in the security agreements.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Moody's" means Moody's Investors Service, Inc. or any successor to its business as a rating agency.

        "MSW Energy II Distribution Account" has the meaning assigned to it in the security agreements.

        "MSW Energy I Notes" means the 8 1/2% Senior Secured Notes due 2010 of MSW Energy Holdings LLC and MSW Energy Finance Co., Inc.

        "Net Income" means, with respect to any Person for any period, (1) the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however, (a) any gain (or loss), together with any related provision for taxes or Tax Distributions on such gain (or loss), realized in connection with (i) any asset sale or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (or loss), less (2) in the case of any Person that is a partnership or a limited liability company that is not an association taxable as a corporation for federal income tax purposes, the Tax Accrual Amount of such Person for such period.

        "Non-Recourse Debt" means Indebtedness or any other obligations:

  (1)
  as to which neither MSW Energy II nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of MSW Energy II or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Investments" means:

  (1)
  any Investment in MSW Energy II or in a Restricted Subsidiary of MSW Energy II;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by MSW Energy II or any Guarantor in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of MSW Energy II; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MSW Energy II or a Restricted Subsidiary of MSW Energy II;

  (4)
  any Investment in Ref-Fuel Holdings in connection with the Transactions;

  (5)
  Hedging Obligations; and

  (6)
  other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (7) after the date of the indenture not to exceed $20.0 million.

        "Permitted Liens" means:

  (1)
  Liens permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of the Issuers or the Guarantors;

  (3)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MSW Energy II or any Subsidiary of MSW Energy II; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MSW Energy II or the Subsidiary;

  (4)
  Liens on property existing at the time of acquisition of the property by MSW Energy II or any Subsidiary of MSW Energy II, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (5)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, letters of credit, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (6)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (7)
  customary non-assignment and transfer provisions in leases and other agreements entered into in the ordinary course of business;

  (8)
  in the event that Ref-Fuel Holdings (or any successor holding Ref-Fuel Holdings' interest in ARC) becomes a Restricted Subsidiary, Liens on property existing at the time Ref-Fuel Holdings becomes a Restricted Subsidiary, other than Liens created in contemplation of the transaction pursuant to which Ref-Fuel Holdings (or any applicable successor) becomes a Restricted Subsidiary;

  (9)
  Liens created as a result of the pledge by MSW Energy II or any of its Restricted Subsidiaries of any back-to-back letters of credit, corporate guarantees or other agreements (and the proceeds thereof or payments thereunder) that may be issued to MSW Energy II, or on behalf of MSW Energy II, by or on behalf of its members;

  (10)
  right of first offer provisions in the Amended and Restated Limited Liability Company Agreement of Ref-Fuel Holdings; and

  (11)
  Liens on the Collateral to secure the MSW Energy I Notes; provided that all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured; and

  (12)
  Liens incurred in the ordinary course of business of MSW Energy II or any Subsidiary of MSW Energy II with respect to obligations that do not exceed $5.0 million at any one time outstanding.

        "Permitted Payments to Parents" means, without duplication as to amounts, payments to MSW Energy II's direct and indirect parent entities to permit such parent entities to pay accounting, legal and administrative expenses of such parent entities that relate to the Issuers when due, in an aggregate amount not to exceed $3.0 million per annum.

        "Permitted Refinancing Indebtedness" means any Indebtedness of MSW Energy II or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of MSW Energy II or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the

    Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred either by MSW Energy II or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principals" means Highstar Renewable Fuels LLC and its Affiliates and/or MSW Merger LLC, DLJ Merchant Banking III, Inc., DLJ Merchant Banking Partners III, L.P. and each of their respective Affiliates.

        "Proportionate Consolidated Interest Coverage Ratio" means, for any period, the ratio obtained by dividing:

  (1)
  an amount equal to the Applicable Ownership Percentage multiplied by the Consolidated Cash Flow of Ref-Fuel Holdings for such period; by

  (2)
  the sum of (a) an amount equal to the Applicable Ownership Percentage multiplied by the Consolidated Interest Expense of Ref-Fuel Holdings for the period plus (b) without duplication, the Consolidated Interest Expense of the Issuers for such period.

        In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Proportionate Consolidated Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Proportionate Consolidated Interest Coverage Ratio is made (the "Calculation Date"), then the Proportionate Consolidated Interest Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Proportionate Consolidated Interest Coverage Ratio, acquisitions of businesses that have been made by the specified Person or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act.

        "Purchase Money Indebtedness" of any Person means any obligations of such Person or any of its Subsidiaries to any seller or any other person incurred or assumed in connection with the purchase of real or personal property to be used in the business of such person or any of its subsidiaries within 180 days of such purchase.

        "Qualified Equity Offering" means any issuance of Capital Stock (other than Disqualified Stock) by MSW Energy II to any Person or Persons other than an Affiliate of MSW Energy II in a single transaction resulting in gross proceeds to MSW Energy II in excess of $35 million.

        "Reference Treasury Dealer" means Credit Suisse First Boston LLC and its successors; provided, however, that if Credit Suisse First Boston LLC shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the trustee, after consultation with MSW Energy II, shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date on the notes, the amount of the next succeeding scheduled interest payment on the notes to be redeemed will be reduced by the amount of interest accrued on those notes to such redemption date.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. In the event that ARC and its Subsidiaries become Subsidiaries of MSW Energy II, then ARC and its Subsidiaries shall not be Restricted Subsidiaries of MSW Energy II or Ref-Fuel Holdings for any purpose under the indenture for so long as ARC maintains a corporate credit rating of at least Baa3 by Moody's and BBB- by S&P; provided that if Ref-Fuel Holdings becomes a Subsidiary of MSW Energy II (or MSW Energy II merges with and into Ref-Fuel Holdings), in such event that and for so long as ARC fails to maintain a corporate credit rating of at least Baa3 by Moody's and BBB- by S&P, then ARC and its Subsidiaries shall be treated as Restricted Subsidiaries of MSW Energy II (or any successor thereof) solely for purposes of the covenant described under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity." In addition, whether or not ARC and its Subsidiaries become Subsidiaries of MSW Energy II, ARC shall be treated as a Restricted Subsidiary of Ref-Fuel Holdings for purposes of calculating the Proportionate Consolidated Interest Coverage Ratio and its components. In addition, in the event that Ref-Fuel Holdings becomes a Subsidiary of MSW Energy II, Ref-Fuel Holdings will be treated as a Restricted Subsidiary for all purposes of the indenture, except that it will not be subject to the covenant described under "—Certain Covenants—Asset Sales" with respect to any assets other than the Capital Stock of ARC and will be required to pledge its interest in ARC only under the circumstances described under "—Certain Covenants—Additional Pledges of Capital Stock."

        "S&P" means Standard & Poor's Ratings Group or any successor to its business as a rating agency.

        "Senior Notes Interest Payment Account" has the meaning assigned to it in the security agreements.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided, however, that all references to 10% in Rule 1-02 of Regulation S-X shall instead be deemed to be 20%.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof);

provided, however, that Ref-Fuel Holdings, ARC and their Subsidiaries were not deemed a "Subsidiary" of MSW Energy II or any of its Subsidiaries on the date of the indenture.

        "Tax Accrual Amount" means, with respect to any Person for any period, the combined federal, state and local income (including estimated income) taxes that would be paid by such Person if it were a Delaware corporation doing business solely in the State of New York filing separate tax returns with respect to its Taxable Income for such period; provided that in determining the Tax Accrual Amount, there shall be taken into account the effect of the application of any net operating loss carryforwards or other carryforwards or tax attributes, such as alternative minimum tax carryforwards, that would have arisen and would have been taken into account if such Person were a Delaware corporation doing business solely in the State of New York. Notwithstanding anything to the contrary, Tax Accrual Amount shall not be less than zero and shall not include taxes resulting from such Person's reorganization as or change in status to an association taxable as a corporation for federal income tax purposes.

        "Taxable Income" means, with respect to any Person for any period, the taxable income of such Person for such period for federal (or, as applicable, state and local) income tax purposes, determined as if such Person were a Delaware corporation filing separate tax returns and doing business solely in the State of New York; provided, that Taxable Income shall not be less than zero ($0).

        "Transactions" mean the merger of MSW Merger LLC with and into United American Energy Holdings Corp., the merger of MSW Intermediate Merger LLC with and into UAE Ref-Fuel LLC and the contribution by UAE Ref-Fuel LLC of its direct interests in Ref-Fuel and UAE Ref-Fuel II Corp. to MSW Energy II.

        "Treasury Rate" means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to September 1, 2007; provided, however, that if the period from the Redemption Date to September 1, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of MSW Energy II (other than MSW Energy Finance II, Ref-Fuel Holdings or, any Subsidiary that holds the Capital Stock of Ref-Fuel Holdings, ARC or any of their Subsidiaries or any successor to any of them) that is designated by the Board of

Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  is not party to any agreement, contract, arrangement or understanding with MSW Energy II or any Restricted Subsidiary of MSW Energy II unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MSW Energy II or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MSW Energy II;

  (3)
  is a Person with respect to which neither MSW Energy II nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MSW Energy II or any of its Restricted Subsidiaries.

        Any designation of a Subsidiary of MSW Energy II as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of MSW Energy II as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity," MSW Energy II will be in default of such covenant. The Board of Directors of MSW Energy II may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MSW Energy II of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence following such designation; and (3) such Restricted Subsidiary becomes a Guarantor and executes a supplemental indenture.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

        The exchange notes will be issued in the form of one or more fully registered notes in global form. Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC, its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture and the exchange notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

        Payments of the principal of, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of MSW Energy II, MSW Energy Finance II, UAE Ref-Fuel II Corp., our wholly-owned subsidiary, the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. Payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        DTC will take any action permitted to be taken by a holder of exchange notes (including the presentation of exchange notes for exchange as described below) only at the direction of one or more participants to whose account DTC interests in a global note is credited and only in respect of such portion of the aggregate principal amount of exchange notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global note for certificated notes, which it will distribute to its participants.

        DTC is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of MSW Energy II, MSW Energy Finance II, UAE Ref-Fuel II Corp., our wholly-owned subsidiary, or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive certificated notes in accordance with DTC's rules and procedures in addition to those provided for under the indenture.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General

        The following is a summary of the material U.S. federal income tax consequences relating to the exchange of an old note for an exchange note in the exchange offer. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the Code), currently applicable Treasury regulations, and judicial and administrative rulings and decisions. Legislative, judicial or administrative changes could alter or modify the statements and conclusions in this discussion. Any legislative, judicial or administrative changes or new interpretations may be retroactive and could affect tax consequences to noteholders. In addition, we have not obtained, nor do we intend to obtain, a ruling from the Internal Revenue Service (which we refer to as the IRS) or an opinion of counsel with respect to any tax consequences of purchasing, owning or disposing of the notes. Thus, we cannot assure you that the IRS would not successfully challenge one or more of the tax consequences or matters described here.

        This discussion applies to noteholders who hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences relevant to a particular noteholder in light of that noteholder's circumstances, and some noteholders may be subject to special tax rules and limitations not discussed below (e.g., insurance companies, tax exempt organizations, financial institutions, "financial services entities," dealers in securities or foreign currency, regulated investment companies, S corporations, taxpayers subject to the alternative minimum tax provisions of the Code, broker-dealers, persons who hold the notes as part of a "hedge," "straddle," "synthetic security," or other integrated investment, risk reduction or constructive sale transaction, persons that have a "functional currency" other than the U.S. dollar, certain expatriates or former long-term residents of the United States, pass-through entities and investors in pass-through entities that hold the notes). In addition, this discussion does not address any tax consequences under state, local or foreign tax laws, or under U.S. estate and gift tax law. Consequently, prospective investors are urged to consult their tax advisers to determine the federal, state, local and foreign income and any other tax consequences of the exchange of an old note for an exchange note pursuant to the exchange offer, including the consequences of any applicable tax treaties.

Exchange Offer

        The exchange of an old note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. As a result, (1) a noteholder will not recognize a taxable gain or loss as a result of exchanging such holder's notes; (2) the holding period of the exchange notes will include the holding period of the notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes immediately after the exchange will be the same as the adjusted tax basis of the notes exchanged therefor immediately before the exchange.

        THE PRECEDING DISCUSSION OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF AN OLD NOTE FOR AN EXCHANGE NOTE PURSUANT TO THE EXCHANGE OFFER IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH NOTEHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in any such resale. In addition, until February 18, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

        Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus, as amended or supplemented, to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain types of liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York has passed upon the validity and enforceability of the exchange notes on our behalf.

EXPERTS

        The consolidated financial statements of MSW Energy Holdings II LLC as of December 31, 2003 and the related statement of operations, member's equity and cash flows for the period from inception (August 20, 2003) to December 31, 2003, the balance sheet of Ref-Fuel Holdings LLC as of December 31, 2003 and the related statement of operations, member's equity and cash flows for the period from December 12, 2003 to December 31, 2003 and the balance sheet of Ref-Fuel Holdings LLC as of December 31, 2002 and the related statement of operations, member's equity and cash flows for the period from January 1, 2003 to December 12, 2003 and the years ended December 31, 2002 and 2001 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-4 with respect to the securities we are offering. This prospectus does not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities we are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

        Upon effectiveness of the registration statement, we became subject to the periodic reporting and to the informational requirements of the Exchange Act and will file information with the SEC, including annual, quarterly and special reports. You may read and copy any document we file with the SEC at the public reference room maintained by the SEC at 450 Fifth Street NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the SEC's web site at http://www.sec.gov.

        You can obtain a copy of any of our filings, at no cost, by writing to or telephoning Michael Gruppuso, our Chief Financial Officer, at:

MSW Energy Holdings II LLC
Attention: Michael Gruppuso
c/o American Ref–Fuel Company, 155 Chestnut Ridge Road,
Montvale, NJ 07645
Phone No. (800) 727-3835

        Under the terms of the indenture that governs the notes, we have agreed that, whether or not required by the rules and regulations of the SEC, so long as any old notes or exchange notes are outstanding, we will furnish to the holders of the old notes or exchange notes within the time periods specified in the SEC's rules and regulations:(i) all quarterly and annual financial reports that would be required to be filed with the SEC on Forms 10-Q and 10-K, if we were required to file such forms (other than with respect to the quarter ended June 30, 2003), and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, whether or not required by the SEC, we will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, at any time we are not required to file with the SEC the required reports described above, we will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

INDEX TO PRO FORMA FINANCIAL STATEMENT

Page
Background	P-2
MSW Energy Holdings II LLC and Subsidiaries—Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003,	P-4
MSW Energy Holdings II LLC and Subsidiaries—Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003,	P-5

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENT

Background

        We were formed in August 2003 for the purpose of issuing the notes. Our sole source of operating cash flow relate to our direct and indirect 50% interest in Ref-Fuel Holdings LLC (Ref-Fuel Holdings).

        The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2003 gives effect to the Transactions (as defined below) and the issuance of the notes as if they had occurred at January 1, 2003.

        Certain information included in the December 31, 2003, unaudited pro forma condensed consolidated financial statements are derived from the audited consolidated financial statements of Ref-Fuel Holdings included elsewhere in this prospectus, and from information and certain assumptions that we believe are reasonable and directly attributable to the Transactions and the issuance of the notes. The pro forma condensed consolidated financial statements should be read in conjunction with the audited and unaudited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information included elsewhere in this prospectus. These unaudited pro forma condensed consolidated financial statements and related notes are provided for informational purposes only and do not purport to be indicative of the results which would have actually been obtained had the Transactions and the issuance of the notes been completed on the dates indicated or which may be expected to occur in the future.

        Investments are accounted for using the equity method of accounting if the investment gives the investor the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the investor has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's board of directors, are considered in determining whether the equity method of accounting is appropriate.

        We will record our investment in Ref-Fuel Holdings as an equity-method investment whereby our ownership percentage of 50% in Ref-Fuel Holdings is reflected on our pro forma condensed consolidated balance sheet as "Investment in Ref-Fuel Holdings" and our share of the investee's earnings or losses as "Equity in net earnings of Ref-Fuel Holdings" on our pro forma condensed consolidated statements of operations.

        On December 12, 2003 MSW Merger, a Delaware limited liability company and our indirect parent prior to the merger effected the UAE Merger contemplated by the agreement and plan of merger dated as of August 22, 2003 (the UAE Merger Agreement) pursuant to which the members of MSW Merger became the sole stockholders of UAE Holdings. At the same time, our direct parent prior to the merger, MSW Intermediate Merger, merged with and into UAE Ref-Fuel, an indirect wholly owned subsidiary of UAE Holdings, and UAE Ref-Fuel contributed to us its direct 49.9% capital interest in Ref-Fuel Holdings and all of its interest in UAE Ref-Fuel II Corp., which owns a 0.1% capital interest in Ref-Fuel Holdings. We refer to the transactions described in this paragraph as the Transactions.

        Taking into account the consummation of the Transactions and the June 30, 2003 acquisition by MSW Energy Holdings LLC (MSW Energy I) of Duke's membership interest in Ref-Fuel Holdings, affiliates of CSFB Private Equity and AIGGIG (control group) will own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and will exercise voting power with respect to the remaining 0.2% interest). Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," requires that Ref-Fuel Holdings financial statements reflect this change in ownership. Effectively, the aggregate excess of purchase price over the net assets acquired by the control group will be pushed down to Ref-Fuel Holdings and its subsidiaries. Our 50% equity in net earnings of Ref-Fuel Holdings has been adjusted to reflect the push-down basis differential due to differing purchase prices paid by MSW Energy I and us for each respective membership interest in Ref-Fuel Holdings.

        The excess of the purchase price to be paid over the net assets acquired of Ref-Fuel Holdings has been allocated based on an allocation of purchase price and is accounted for under the equity method mentioned herein; however, until final third-party valuations of the assets and liabilities acquired are obtained, the allocation of the purchase price is subject to refinement.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003
(in thousands)

	Pro Forma For the Year Ended December 31, 2003
Revenues
Equity in net earnings of Ref-Fuel Holdings	35,781
Interest income	36

Total revenue	35,817	(a)

Expenses
Interest expense	16,594	(b)
Amortization of deferred financing fees	1,385	(c)
Other expenses	67

Total expenses	18,046

Income before income taxes	$17,771

Net income	$10,413

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003

(a)
MSW Energy II's 50% equity in net earnings of Ref-Fuel Holdings is adjusted to reflect the push-down basis differential due to differing purchase prices paid by MSW Energy I and assumed to be paid by MSW Energy II for each respective membership interest in Ref-Fuel Holdings (in thousands).

Year Ended December 31, 2003
Historical net income of Ref-Fuel Holdings	$111,153
MSW Energy II ownership	50%

Equity in net earnings of Ref-Fuel Holdings before adjustment	$55,577
Pro forma purchase price adjustments	(19,796)

Equity in net earnings of Ref-Fuel Holdings	$35,781

(b)
Interest expense on Senior Notes at 7 3/8%.

Year Ended December 31, 2003
Interest expense	$16,594

(c)
Represents amortization of estimated deferred financing fees of $8.2 million, which are estimated to be amortized over approximately seven years (the term of the notes), for the periods presented.

INDEX TO HISTORICAL FINANCIAL STATEMENTS

MSW Energy Holdings II LLC
MSW Energy Holdings II LLC and its Subsidiaries—Consolidated Financial Statements as of and for the three months ended March 31, 2004 (unaudited)	F-2
MSW Energy Holdings II LLC and its Subsidiaries—Consolidated Financial Statements as of December 31, 2003 and the period from inception of (August 20, 2003) to December 31, 2003 and Report of Independent Auditors	F-12
Ref-Fuel Holdings LLC (formerly Duke/UAE Ref-Fuel LLC)
Ref-Fuel Holdings LLC and Subsidiaries—Consolidated Financial Statements as of March 31, 2004 and December 31, 2003 and for the three months ended March 31, 2004 and 2003 (unaudited)	F-27
Ref-Fuel Holdings LLC and Subsidiaries—Consolidated Financial Statements as of December 31, 2003 and 2002 and for the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and for the years ended December 31, 2002 and December 31, 2001, and Reports of Independent Auditors	F-37

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,721	$2
Other current assets	6	8

Total current assets	1,727	10
Investment in Ref-Fuel Holdings	468,740	488,447
Deferred financing fees, net	8,747	9,078

Total assets	$479,214	$497,535

Liabilities and Member's Equity
Liabilities
Accounts payable and accrued liabilities	$184	$263
Accrued interest	1,383	1,705
Income taxes payable	395	1,044

Total current liabilities	1,962	3,012
Senior notes	225,000	225,000
Deferred income taxes	120,000	119,543

Total Liabilities	346,962	347,555

Member's equity
Total member's equity	132,252	149,980

Total liabilities and member's equity	$479,214	$497,535

The accompanying notes are an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited, in thousands)

For the Three Months Ended March 31, 2004
Revenues
Equity in earnings of Ref-Fuel Holdings	$4,218
Interest income	17

4,235

Expenses
Interest expense	4,148
Amortization of deferred financing fees	346
Other expenses	208

Total expenses	4,702

Loss before benefit for income taxes	(467)
Benefit for income taxes	192

Net loss	$(275)

The accompanying notes are an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF MEMBER'S EQUITY
(Unaudited, in thousands)

Balance, January1, 2004	$149,980
Distribution to member	(17,453)
Net loss	(275)

Balance, March 31, 2004	$132,252

The accompanying notes are an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited, in thousands)

For the Three Months Ended March 31, 2004
Cash flows from operating activities:
Net loss	$(275)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity in earnings of Ref-Fuel Holdings	(4,218)
Amortization of deferred financing fees	346
Benefit for income taxes	(192)
Distribution received from Ref-Fuel Holdings	24,000
Changes in operating assets and liabilities:
Other current assets	2
Accounts payable and accrued liabilities	(79)
Accrued interest on Senior Notes	(322)

Net cash provided by operating activities	19,262

Cash flows from investing activities:
Payment for investment costs	(75)

Net cash used in investing activities	(75)

Cash flows from financing activities:
Distributions to member	(17,453)
Payment of deferred financing fees	(15)

Net cash used in financing activities	(17,468)

Net increase in cash and cash equivalents	1,719
Cash and cash equivalents, beginning of period	2

Cash and cash equivalents, end of period	$1,721

Supplemental cash flow disclosure
Cash paid for interest	$4,471

The accompanying notes are an integral part of these consolidated financial statements.

MSW Energy Holdings II LLC and Subsidiary

Notes to Consolidated Financial Statements

1.    Organization and Basis of Presentation

        MSW Energy Holdings II LLC (MSW Energy Holdings II and collectively hereinafter with its subsidiaries, referred to as the Company), a Delaware limited liability company and its wholly-owned subsidiaries, MSW Energy Finance Co. II, Inc. (MSW Finance II), a Delaware corporation, were formed and organized in August 2003 for the purpose of issuing debt, the proceeds of which, along with capital contributions, were used to fund the merger of MSW Merger LLC (MSW Merger), the Company's indirect parent, with and into United American Energy Holdings Corp. (UAE Holdings) (known as the UAE Merger). After the UAE Merger, UAE Ref-Fuel II Corp. (UAE Ref-Fuel II), a Delaware corporation, an indirect subsidiary of UAE Holdings, became a subsidiary of MSW Energy Holdings II. The UAE Merger was completed on December 12, 2003 (see Note 3). After completion of the UAE Merger, MSW Energy Holdings II held a direct 49.9% interest in Ref-Fuel Holdings LLC (Ref-Fuel Holdings) and wholly owns UAE Ref-Fuel II, which owned a 0.1% capital interest in Ref-Fuel Holdings which were both contributed to MSW Energy Holdings II by UAE Holdings. Ref-Fuel Holdings is a holding company whose sole source of operating cash flow relates to its 100% membership interest in American Ref-Fuel Company LLC (ARC or American Ref-Fuel). American Ref-Fuel is an owner and operator of six waste-to-energy facilities in the United States of America. From inception (August 20, 2003) through December 12, 2003, MSW Energy Holdings II did not have any operations, other than incurring interest on its debt.

        MSW Energy Holdings II is operated under an amended and restated limited liability company agreement the (LLC Agreement) dated August 20, 2003.

        MSW Finance II was organized in November 2003, for the sole purpose of acting as co-issuer with MSW Energy Holdings II of $225.0 million aggregate principal amount of 7 3/8% senior secured notes due September 1, 2010 (Senior Notes). Other than serving as co-issuer, MSW Finance II does not conduct operations of its own and has no assets.

        On June 30, 2003, MSW Energy Holdings LLC (MSW Energy Holdings), an entity controlled by Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), which is MSW Energy Holdings II's indirect parent, and AIG Global Asset Management Holdings Corp. (AIGGIG), a subsidiary of American International Group, Inc. (AIG), acquired a 49.8% interest in Ref-Holdings from a wholly-owned subsidiary of Duke Energy Corporation (the MSW Transaction). As a result of the MSW Transaction and the UAE Merger, CSFB Private Equity and AIGGIG own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings.

        The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, such statements include all adjustments, including normal recurring accruals and adjustments, necessary for a fair presentation of the results for the period presented. The accounting policies followed during interim periods reported are in conformity with accounting principles generally accepted in the United States of America; however, certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2003. The Company believes that the disclosures included are adequate and provide sufficient information. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for a full year.

2.    Significant Accounting Policies

Equity Method Investment

        Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's board of directors, are considered in determining whether the equity method of accounting is appropriate.

        The Company has recorded its investment in Ref-Fuel Holdings as an equity-method investment whereby the Company's ownership percentage of 50% of Ref-Fuel Holdings is reflected on the accompanying consolidated balance sheets as "Investment in Ref-Fuel Holdings." The Company records its share of Ref-Fuel Holdings' earnings or losses as "Equity in earnings of Ref-Fuel Holdings" on the accompanying consolidated statement of operations and cash distributions received from Ref-Fuel Holdings are included in the accompanying consolidated statement of cash flows as "Distribution received from Ref-Fuel Holdings."

Push-down Accounting

        As a result of the UAE Merger and MSW Energy Holdings's 49.8% ownership of Ref-Fuel Holdings, CSFB Private Equity and AIGGIG own, directly and indirectly, 99.8% of the membership interest in Ref-Fuel Holdings. Emerging Issues Task Force (EITF) Topic D-97, Push-Down Accounting, requires that Ref-Fuel Holdings' consolidated financial statements reflect this collective change in ownership. Effectively, the aggregate excess of purchase price over net assets acquired by each MSW Energy Holdings II and MSW Energy Holdings was pushed down to Ref-Fuel Holdings and its subsidiaries as of December 12, 2003.

        As a result, after December 12, 2003, Ref-Fuel Holdings' results of operations include the impact of the push-down accounting. Due to the differing purchase prices paid by MSW Energy Holdings II and MSW Energy Holdings for their respective membership interests in Ref-Fuel Holdings, each of MSW Energy Holdings II and MSW Energy Holdings will be allocated only their respective portion of Ref-Fuel Holdings net income (loss) in future periods reflecting the amortization of the respective amounts pushed down to Ref-Fuel Holdings.

Income Taxes

        As the Company is a limited liability company, it is not directly subject to Federal and State income taxes; rather its income or loss is required to be included in the income tax returns of its member. The Company's member, UAE Holdings, is a C corporation for tax purposes. For the period ended March 31, 2004, the Company's provision reflects the C corporation taxes that its member is responsible for on the taxable income of the Company.

        The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

        The operating results of the Company will be included on the income tax return of the Company's member.

        Accordingly, the income tax payable on the accompanying consolidated balance sheet at March 31, 2004 will not be paid; however, it will be included along with the results of the member itself and other subsidiaries of the Company's member in determining the income tax liability, if any, of MSW Energy Holdings II's member.

3.    Acquisition of Membership Interests in Ref-Fuel Holdings

        On December 12, 2003, MSW Merger LLC, the Company's indirect parent prior to the merger, effected the UAE Merger contemplated by an agreement and plan of merger dated as of August 22, 2003 (the UAE Merger Agreement) pursuant to which the members of MSW Merger LLC became the sole stockholders of UAE Holdings, a company whose primary asset is its direct wholly-owned subsidiary, United American Energy Corp. (UAE Corp.). At the same time MSW Energy Holdings II's direct parent prior to the merger, MSW Intermediate Merger LLC, merged with and into UAE Ref-Fuel LLC, an indirect wholly-owned subsidiary of UAE Corp. (the Intermediate Merger), and UAE Ref-Fuel contributed to the Company its direct 49.9% capital interest in Ref-Fuel Holdings and all of its interest in UAE Ref-Fuel II, which owns a 0.1% capital interest in Ref-Fuel Holdings, which resulted in an allocated purchase price attributable to Ref-Fuel Holdings of $364.7 million recorded as a contribution to member's equity. As a result of the UAE Merger, the Company is wholly-owned indirectly by UAE Corp.

        On December 12, 2003, immediately following the Intermediate Merger, the Company transferred to its new indirect owner, UAE Corp., the net proceeds of $220.5 million of the Senior Notes. These funds, along with additional capital contributions to MSW Merger, were used to fund the UAE Merger. At closing, UAE Corp. assumed an obligation under the ARC equity contribution agreement.

        The Company's share of members' equity of Ref-Fuel Holdings acquired as of December 12, 2003 was $162.5 million. As required by push-down accounting, the excess purchase price of approximately $202.2 million has been allocated to the Company's proportionate share of the fair values of the assets acquired and liabilities assumed based on an independent valuation of Ref-Fuel Holdings tangible assets, property, plant and equipment, identifiable intangible assets and debt. The amounts allocated to tangible and intangible assets are amortized using the straight-line method over the estimated useful lives of the underlying assets or obligations ranging from ten to twenty years. Debt is being amortized based on the effective interest rate method over the life of the obligations.

        A summary of the allocation of purchase price to the fair value of the assets acquired assumed by the Company and the Company's underlying investment in Ref-Fuel Holdings' members' equity December 12, 2003 is as follows (in thousands):

Ref-Fuel Holdings' member's equity acquired	$162,488
Fixed assets and other adjustments	74,395
Identifiable intangible assets, net	140,433
Goodwill and other assets	(14,225)
Other long-term assets	(2,891)
Long-term debt	(20,341)
Other long-term liabilities	24,852

Allocated purchase price contributed	$364,711

        The following table summarizes the components of the Company's interest in Ref-Fuel Holdings at March 31, 2004 (unaudited, in thousands):

Total investment in Ref-Fuel Holdings, January 1, 2004	$488,447
Additional cost of investment in Ref-Fuel Holdings	75
Equity earnings of Ref-Fuel Holdings	4,218
Distributions received from Ref-Fuel Holdings	(24,000)

Total investment in Ref-Fuel Holdings at March 31, 2004	$468,740

  Pro Forma Information

        Unaudited pro forma results showing the effects of the acquisition as if it had occurred on January 1, 2003 are as follows (in thousands):

	Three Months Ended March 31, 2004	Pro Forma For the Three Months Ended March 31, 2003
Revenue
Equity in net earnings of Ref-Fuel Holdings	$4,218	$1,755
Interest income	17	—

Total revenue	4,235	1,755

Expenses
Interest expense	4,148	4,148
Amortization of deferred financing fees	346	346
Other expenses	208	200

Total expenses	4,702	4,694
Benefit for income tax	192	1,214

Net loss	$(275)	$(1,725)

        These results are not necessarily indicative of the results of operations that would have been acquired had the acquisition taken place at the beginning of 2003.

Ref-Fuel Holdings Information

        Summarized condensed balance sheet information of Ref-Fuel Holdings, is as follows (in thousands):

	As of March 31, 2004	As of December 31, 2003
	(unaudited)
Current assets	$184,340	$233,151
Noncurrent assets	1,885,230	1,894,757
Current liabilities	148,570	133,358
Noncurrent liabilities	1,218,787	1,253,250
Members' Equity	702,213	741,300

        Summarized statement of operations information for Ref-Fuel Holdings is as follows (unaudited, in thousands):

For the Three Months Ended March 31, 2004
Revenues	$102,105
Operating income	18,758
Net earnings	8,802
Company's equity in net earnings	4,539

4.    Subsequent Event

        On April 30, 2004, affiliates of Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), sold to Highstar Renewable Fuels II LLC (Highstar II), a wholly-owned subsidiary of Highstar Renewable Fuels LLC (Highstar), an indirect subsidiary of American International Group, Inc. (AIG), 40% of the outstanding shares of common stock of United American Energy Holdings Corp. (UAE Holdings) and 40% of the principal amount of certain promissory notes issued by UAE Holdings pursuant to a securities purchase agreement dated January 26, 2004. UAE Holdings is the indirect owner of MSW Energy Holdings II. As a result of this transaction, the CSFB Private Equity affiliates collectively own 60% and Highstar II owns 40% of the outstanding shares of common stock of UAE Holdings.

        Concurrently on April 30, 2004, Highstar sold to MSW Acquisition LLC which is owned by ten investment funds indirectly controlled by CSFB Private Equity, 10% and to UAE Holdings 0.01% of the outstanding membership interests in MSW Energy Holdings LLC (MSW Energy I) pursuant to a membership interests purchase agreement dated as of January 26, 2004. On April 29, 2004, Highstar transferred 39.89% of the outstanding membership interests in MSW Energy I to Highstar Renewable Fuels I LLC (Highstar I), an entity owned by Highstar and AIG Highstar Capital, L.P., an investment fund managed by affiliates of Highstar. Highstar, Highstar I and Highstar II are collectively referred to as the Highstar Entities. As a result of these transactions, MSW Acquisition LLC owns 60%, Highstar and Highstar I collectively own 39.99% and UAE Holdings owns 0.01% of the outstanding membership interests in MSW Energy I. UAE Holdings will be the managing member of MSW Energy I. Prior to this transaction, there was no controlling person of MSW Energy Holdings, which was owned 50% by MSW Acquisition LLC and 50% by Highstar.

        The parties entered into a stockholders' agreement and members' agreement that provide for the governance of UAE Holdings, MSW Energy I and their subsidiaries.

        Pursuant to the stockholders' agreement, the affiliates of CSFB Private Equity, on the one hand, and the Highstar Entities, on the other hand, will have representation on the boards of directors of UAE Holdings and its subsidiaries that will be generally proportionate to their ownership in UAE Holdings. Although affiliates of CSFB Private Equity will initially have the ability to appoint a majority of the members of the boards of directors of these entities, the terms of the stockholders' agreement provide that none of UAE Holdings, MSW Energy I (through UAE Holdings as its managing member) or in many cases their subsidiaries will be able to take certain significant actions without the consent of the affiliates of CSFB Private Equity and Highstar II, so long as they continue to own a minimum percentage of the common stock of UAE Holdings. The stockholders' agreement and members' agreement also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and MSW Energy I, respectively. The parties also entered into a registration rights agreement with respect to the common stock of UAE Holdings.

        MSW Energy Holdings II is currently assessing the transactions to determine if there will be an impact to its accounting treatment of its investment in Ref-Fuel Holdings on the financial statements.

MSW ENERGY HOLDINGS II LLC

CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2003 AND THE PERIOD FROM
INCEPTION (AUGUST 20, 2003) TO
DECEMBER 31, 2003
AND REPORT OF INDEPENDENT AUDITORS

Report of Independent Auditors

To the Member and Board of Directors of
MSW Energy Holdings II LLC and Subsidiaries:

In our opinion, the accompanying consolidated balance sheet and the related statements of operations, members' equity and cash flows presents fairly, in all material respects, the financial position of MSW Energy Holdings II LLC (the Company) at December 31, 2003 and the results of their operations and their cash flows for the period from inception (August 20, 2003) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these consolidated statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Florham Park, NJ March 29, 2004

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES

Consolidated Balance Sheet
December 31, 2003 (In Thousands)

December 31, 2003
Assets
Current assets
Cash and cash equivalents	$2
Other current assets	8

Total current assets	10
Investment in Ref-Fuel Holdings	488,447
Deferred financing fees, net	9,078

Total assets	$497,535

Liabilities and Member's Equity
Liabilities
Accounts payable and accrued liabilities	$263
Accrued interest	1,705
Income taxes payable	1,044

Total current liabilities	3,012
Senior notes	225,000
Deferred income taxes	119,543

Total liabilities	347,555

Commitments and contingencies (Notes 4 and 8)
Member's equity
Total member's equity	149,980

Total liabilities and member's equity	$497,535

The accompanying notes are in an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES

Consolidated Statement of Operations (In Thousands)

From Inception (August 20, 2003) to December 31, 2003
Revenues
Equity in net earnings of Ref-Fuel Holdings	$4,041
Interest income	36

4,077

Expenses
Interest expense	1,705
Amortization of deferred financing fees	138
Other expenses	67

Total expenses	1,910

Income before provision for income taxes	2,167
Provision for income taxes	892

Net income	$1,275

The accompanying notes are in an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES

Consolidated Statement of Member's Equity (In Thousands)

Balance at Inception (August 20, 2003)	$—
Contributions from member	4,545
Contribution of investment in Ref-Fuel Holdings by member	364,711
Distribution to member	(220,551)
Net income	1,275

Balance, December 31, 2003	$149,980

The accompanying notes are in an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES

Consolidated Statement of Cash Flows (In Thousands)

From Inception (August 20, 2003) to December 31, 2003
Cash flows from operating activities:
Net income	$1,275
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of Ref-Fuel Holdings	(4,041)
Amortization of deferred financing fees	138
Provision for deferred income taxes	(152)
Changes in operating assets and liabilities:
Increase in other current assets	(8)
Increase in accounts payable and accrued liabilities	263
Increase in income taxes payable	1,044
Increase in accrued interest on Senior Notes	1,705

Net cash provided by operating activities	224

Cash flows from financing activities:
Proceeds from long-term debt offering	225,000
Contribution from member	4,545
Distribution to member	(220,551)
Payments of deferred financing fees	(9,216)

Net cash used in financing activities	(222)

Net increase in cash and cash equivalents	2
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$2

Supplemental cash flow disclosure
Cash paid for interest	$—

The accompanying notes are in an integral part of these consolidated financial statements.

MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

December 31, 2003

1.     Organization

        MSW Energy Holdings II LLC ("MSW II" and collectively hereinafter with its subsidiaries, referred to as the "Company"), a Delaware limited liability company and its wholly-owned subsidiaries, MSW Energy Finance Co. II, Inc. ("MSW Finance II"), a Delaware corporation, were formed and organized in August 2003 for the purpose of issuing debt, the proceeds of which, along with capital contributions, were used to fund the merger of MSW Merger LLC ("MSW Merger"), the Company's indirect parent, with and into United American Energy Holdings Corp. ("UAE Holdings") (known as the "UAE Merger"). After the UAE Merger, UAE Ref-Fuel II Corp. ("UAE Ref-Fuel II"), a Delaware corporation, an indirect subsidiary of UAE Holdings, became a subsidiary of MSW Energy II. The UAE Merger was completed on December 12, 2003 (Note 3). After completion of the UAE Merger, MSW II holds a direct 49.9% and wholly owns UAE Ref-Fuel II, which owns a 0.1% capital interest in Ref-Fuel Holdings LLC ("Ref-Fuel Holdings") which were both contributed to MSW II by UAE Holdings. Ref-Fuel Holdings is a holding company whose sole source of operating cash flow relates to its 100% membership interest in American Ref-Fuel LLC ("ARC" or "American Ref-Fuel"). American Ref-Fuel is an owner and operator of six waste-to-energy facilities in the United States of America. From inception (August 20, 2003) through December 12, 2003, MSW II did not have any operations, other than incurring interest on its debt.

        MSW II is operated under an amended and restated limited liability company agreement the ("LLC Agreement") dated August 20, 2003.

        MSW Finance II was organized in November 2003, for the sole purpose of acting as co-issuer with MSW II of $225.0 million aggregate principal amount of 7 3/8 percent senior secured notes due September 1, 2010 ("Senior Notes") (Note 4). Other than serving as co-issuer, MSW Finance II does not conduct operations of its own and has no assets.

        On June 30, 2003, MSW Energy Holdings LLC ("MSW I"), an entity controlled by Credit Suisse First Boston Private Equity, Inc. ("CSFB Private Equity"), which is MSW II's indirect parent, and AIG Global Asset Management Holdings Corp. ("AIGGIG"), a subsidiary of American International Group, Inc. ("AIG"), acquired a 49.8% interest in Ref-Holdings from a wholly-owned subsidiary of Duke Energy Corporation (the "MSW I Transaction"). As a result of the MSW I Transaction and the UAE Merger, CSFB Private Equity and AIGGIG own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of MSW II and its wholly-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management of the Company to make estimates and assumptions that affect the (a) reported amounts of assets and liabilities at the date of the financial statements; (b) disclosure of contingent assets and liabilities at the date of the financial statements; and

(c) the reported amounts of revenues and expenses recognized during the reporting period. Significant estimates include the preliminary allocation of the purchase price to the fair value of the Company's share of the Ref-Fuel Holdings net assets at the date of acquisition. Such estimates may be subsequently revised as necessary when additional information becomes available. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash balances and unrestricted short-term investments with original maturities of three months or less. All of the Company's cash is maintained by one financial institution in segregated accounts.

Restricted Cash and Investments

        The Company is required, under certain circumstances, to maintain cash and investment balances that are restricted by provisions of debt agreements and other agreements. These amounts are held by financial institutions in order to comply with contractual provisions requiring reserves for payments such as interest on the Senior Notes. Restricted cash and investments may be invested in accounts earning market rates; therefore, the carrying value approximates fair value.

Fair Value of Financial Instruments

        The carrying value of financial instruments, including cash and cash equivalents, restricted cash, other current assets, and accounts payable and accrued liabilities approximates their fair value because of the short-term nature of these instruments.

        The carrying value of the Company's other long-term liabilities on the accompanying consolidated balance sheet approximates fair value. The fair value at December 31, 2003 of amounts outstanding under the Senior Notes was approximately $235.1 million.

Deferred Financing Fees

        Deferred financing fees of $9.2 million were incurred by the Company in connection with the issuance of the Senior Notes. These costs are deferred and amortized to interest expense over the seven-year life of the Senior Notes. From Inception (August 20, 2003) to December 31, 2003, amortization of deferred financing costs was $0.1 million.

Equity Method Investment

        Investments are accounted for using the equity method of accounting if the investment gives the Company the ability to exercise significant influence, but not control, over an investee. Significant influence is generally deemed to exist if the Company has an ownership interest in the voting stock of the investee of between 20% and 50%, although other factors, such as representation on the investee's board of directors, are considered in determining whether the equity method of accounting is appropriate.

        The Company has recorded its investment in Ref-Fuel Holdings as an equity method investment whereby the Company's ownership of 50.0% in Ref-Fuel Holdings is reflected on the accompanying consolidated balance sheet as "Investment in Ref-Fuel Holdings." The Company's share of Ref-Fuel Holdings' net earnings is included in "Equity in net earnings of Ref-Fuel Holdings" on the accompanying consolidated statement of operations. Cash distributions received from Ref-Fuel Holdings will be included on the accompanying consolidated statement of cash flows as "Distributions from Ref-Fuel Holdings" and are reflected as a reduction of "Investment in Ref-Fuel Holdings" when received by the Company.

Push-Down Accounting

        As a result of the UAE Merger and MSW I's 49.8% ownership of Ref-Fuel Holdings, CSFB Private Equity and AIGGIG own, directly and indirectly, 99.8% of the membership interest in Ref-Fuel Holdings. Emerging Issues Task Force ("EITF") Topic D-97, "Push-Down Accounting," requires that Ref-Fuel Holdings' consolidated financial statements reflect this collective change in ownership. Effectively, the aggregate excess of purchase price over net assets acquired by each MSW II and MSW I was pushed down to Ref-Fuel Holdings and its subsidiaries as of December 12, 2003.

        As a result, after December 12, 2003, Ref-Fuel Holdings' results of operations include the impact of the push-down accounting. Due to the differing purchase prices paid by MSW II and MSW I for their respective membership interests in Ref-Fuel Holdings, each of MSW II and MSW I will be allocated only their respective portion of Ref-Fuel Holdings net income (loss) in future periods reflecting the amortization of the respective amounts pushed down to Ref-Fuel Holdings.

Income Taxes

        As the Company is a limited liability company, it is not directly subject to Federal and State income taxes; rather its income or loss is required to be included in the income tax returns of its member. The Company's member, UAE Holdings, is a C corporation for tax purposes. For the period ended December 31, 2003, the Company's provision reflects the C corporation taxes that its member is responsible for on the taxable income of the Company.

        The Company accounts for income taxes under the asset and liability method. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred income tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred income tax assets and liabilities are recognized in the period that includes the enactment date.

        The operating results of the Company will be included on the income tax return of the Company's member. Accordingly, the income tax payable on the accompanying consolidated balance sheet at December 31, 2003 will not be paid; however, it will be included along with the results of the member itself and other subsidiaries of the Company's member in determining the income tax liability, if any, of MSW II's member.

Risks and Uncertainties

        The Company's operations involve a number of significant risks and uncertainties. Factors that could affect MSW II's future operating results and cause actual results to vary materially from expectations and adversely affect the Company's financial condition and prevent it from fulfilling its obligations include, but are not limited to, the Company's dependency on equity earnings and cash distributions from Ref-Fuel Holdings as its sole source of income and operating cash flow, the

Company's inability to unilaterally control Ref-Fuel Holdings and the Company's substantial indebtedness and the substantial indebtedness of Ref-Fuel Holdings.

Recently Issued Accounting Standard

        In January 2003, the Financial Accounting Standards Board ("FASB") issued FIN 46, "Consolidation of Variable Interest Entities", and a revised interpretation of FIN 46 ("FIN 46R") in December 2003 (collectively "FIN 46"). FIN 46 addresses consolidation of variable interest entities. FIN 46 provides guidance for determining when a primary beneficiary should consolidate a variable interest entity or equivalent structure that functions to support the activities of the primary beneficiary. The provisions of FIN 46 are effective immediately for all variable interest entities created after January 31, 2003. It applies in the first year or interim period ending after December 15, 2003 to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Management has evaluated FIN 46 and its related guidance and believes it will not have an impact on the Company's consolidated financial statements.

3.     UAE Merger and Acquisition of Membership Interests in Ref-Fuel Holdings

        On December 12, 2003, MSW Merger LLC, the Company's indirect parent prior to the merger, effected the UAE Merger contemplated by an agreement and plan of merger dated as of August 22, 2003 (the "UAE Merger Agreement") pursuant to which the members of MSW Merger LLC became the sole stockholders of UAE Holdings, a company whose primary asset is its direct wholly-owned subsidiary, United American Energy Corp. ("UAE Corp."). At the same time MSW II's direct parent prior to the merger, MSW Intermediate Merger LLC, merged with and into UAE Ref-Fuel LLC, an indirect wholly-owned subsidiary of UAE Corp. (the "Intermediate Merger"), and UAE Ref-Fuel contributed to the Company its direct 49.9% capital interest in Ref-Fuel Holdings and all of its interest in UAE Ref-Fuel II, which owns a 0.1% capital interest in Ref-Fuel Holdings, which resulted in an allocated purchase price attributable to Ref-Fuel Holdings of $364.7 million recorded as a contribution to member's equity. As a result of the UAE Merger, the Company is wholly-owned indirectly by UAE Corp.

        On December 12, 2003, immediately following the Intermediate Merger, the Company transferred to its new indirect owner, UAE Corp., the net proceeds of $220.5 million of the Senior Notes. These funds, along with additional capital contributions to MSW Merger, were used to fund the UAE Merger. At closing, UAE Corp. assumed an obligation under the ARC equity contribution agreement (Note 7).

        The Company's share of members' equity of Ref-Fuel Holdings acquired as of December 12, 2003 was $162.5 million. The excess purchase price of approximately $202.2 million has been allocated to the Company's proportionate share of the fair values of the assets acquired and liabilities assumed, based on an independent valuation of Ref-Fuel Holdings' tangible assets, property, plant and equipment, identifiable intangible assets and debt. The amounts allocated to fixed and intangible assets are amortized using the straight-line method over the estimated useful lives of the underlying assets or obligations ranging from ten to twenty years. A summary of the allocation of purchase price to the fair value of the assets acquired assumed by the Company and the Company's underlying investment in Ref-Fuel Holdings' members' equity is as follows (in thousands):

Ref-Fuel Holdings' members' equity acquired	$162,488
Fixed assets and other adjustments, net	74,395
Identifiable intangible assets	140,433
Goodwill and other assets	(14,225)
Other long-term assets	(2,891)
Long-term debt	(20,341)
Other long-term liabilities	24,852

Allocated purchase price contributed	$364,711

        The following table summarizes the components of the Company's interest in Ref-Fuel Holdings at December 31, 2003 (in thousands):

Allocated purchase price contributed	$364,711
Deferred income tax liability assumed (Note 7)	119,695
Equity in net earnings of Ref-Fuel Holdings	4,041

Total investment in Ref-Fuel Holdings at December 31, 2003	$488,447

Pro Forma Information

        Unaudited pro forma results showing the effects of the acquisition as if it had occurred on January 1, 2003 are as follows (in thousands):

Pro Forma For the Year Ended December 31, 2003
Revenues
Equity in net earnings of Ref-Fuel Holdings	$35,781
Interest income	36

Total revenue	35,817

Expenses
Interest expense	16,594
Amortization of deferred financing fees	1,385
Other expenses	67

Total expenses	18,046

Income before income taxes	$17,771

Net income	$10,413

        These results are not necessarily indicative of the results of operations that would have been acquired had the acquisition taken place at the beginning of 2003.

Ref-Fuel Holdings Information

        Summarized condensed balance sheet information for Ref-Fuel Holdings as of December 31, 2003 is as follows (in thousands):

Current assets	$233,151
Noncurrent assets	1,894,757
Current liabilities	133,358
Noncurrent liabilities	1,253,250

        Summarized statement of operations information for Ref-Fuel Holdings is as follows (in thousands):

	Period from December 12, 2003 to December 31, 2003	Period from January 1, 2003 to December 12, 2003
Revenues	$24,847	$444,461
Operating income	10,855	162,683
Net earnings	8,082	103,071
Company's equity in net earnings	4,041

4.     Senior Notes

        On November 24, 2003, MSW II, jointly and severally with MSW Finance II, issued $225.0 million aggregate principal amount of 7 3/8 percent senior secured notes due 2010 ("Senior Notes"). Interest only on the Senior Notes accrues at 7 3/8 percent per annum, beginning from the date of issuance and is payable on March 1st and September 1st of each year, commencing on March 1, 2004. Interest is payable throughout the term of the Senior Notes with principal and unpaid interest payable at maturity on September 1, 2010. The Senior Notes rank senior in priority to all the Company's liabilities and are collateralized by substantially all of the Company's assets, including its membership interest in Ref-Fuel Holdings. Holders of Senior Notes may require the Company to repurchase the Senior Notes upon a change in control or if the Company receives any proceeds from certain financings or asset sales by Ref-Fuel Holdings and its subsidiaries.

        The Company may redeem some or all of the Senior Notes prior to September 1, 2010 under certain circumstances at redemption prices ranging from 100% to 107.4% of the related principal amounts, plus accrued and unpaid interest as of such date. Pursuant to the indenture for the Senior Notes, the Company was obligated to file a registration statement under the Securities Act of 1933 with the United States Securities and Exchange Commission, by February 22, 2004, with respect to an offer to exchange the Senior Notes for a new issue of equivalent notes, and use best efforts to cause such registration statement to become effective by May 23, 2004. The Company is currently in the process of registering the Senior Notes.

        The indenture for the Senior Notes provides for certain restrictive covenants including, among other things, restrictions on incurrence of indebtedness, certain payments to related and unrelated parties, acquisitions and asset sales.

5.     Member's Equity

        Prior to the UAE Merger, MSW II was indirectly owned by MSW Merger, which is indirectly owned by affiliates of CSFB Private Equity. On November 24, 2003, MSW Merger contributed $4.5 million in cash to the Company. As a result of the UAE Merger, on December 12, 2003, MSW II became indirectly owned by UAE Corp, who contributed its indirect and direct 50% ownership of Ref-Fuel Holdings to the Company.

        On December 12, 2003, the Company distributed net proceeds of $220.5 million from the offering of the Senior Notes to UAE Corp., which were used in connection with the UAE Merger.

6.     Related Parties

        Other than with respect to the Company's independent director, the entire board of the Company includes representatives of CSFB Private Equity or their affiliates. In addition, affiliates of CSFB Private Equity control the appointment of the Company's management, authorizing mergers, sales of substantially all the Company's assets and other extraordinary transactions.

        Credit Suisse First Boston LLC ("CSFB LLC"), an affiliate of CSFB Private Equity, acted as the Company's financial advisor and was the initial purchaser of the Senior Notes. Total fees paid to CSFB LLC for services associated with the offering of the Senior Notes were $5.1 million, all of which are included in deferred financing fees in the accompanying consolidated balance sheet at December 31, 2003. In addition, CSFB LLC provided services to MSW Merger related to its merger with UAE Holdings. As a result, included in the Interest in Ref-Fuel Holdings contributed to the Company from our member at December 31, 2003 are approximately $10.4 million in fees paid to CSFB LLC by MSW Merger for services associated with the acquisition of the interest in Ref-Fuel Holdings.

        From time to time, CSFB Private Equity or its affiliates may engage in investment banking and other services with the Company or Ref-Fuel Holdings or its subsidiaries, for which CSFB Private Equity or its affiliates will receive customary compensation.

        As a result of the MSW I Transaction, AIG indirectly acquired an interest in Ref-Fuel Holdings. The Insurance Company of Pennsylvania, an AIG subsidiary, has entered into an indemnity agreement with American Ref-Fuel, to support the issuance of surety bonds on behalf of several American Ref-Fuel affiliates, for which The Insurance Company of Pennsylvania receives customary annual premiums.

7.     Income Taxes

        The components of the provision (benefit) for income taxes consist of the following (in thousands):

Current provision:
Federal	$813
State	231

1,044

Deferred benefit:
Federal	(130)
State	(22)

(152)

Total provision for income taxes	$892

        Differences between the Company's effective income tax rate and the U.S. statutory rate were as follows (in thousands):

U.S. statutory tax rate	35.0%
Nondeductible expenses	0.2
State income taxes, net of Federal benefit	6.0

Total	41.2%

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The deferred income tax liability included in the consolidated financial statements as of December 31, 2003 of $119.5 million is soley attributable to the Company's Investment in Ref-Fuel Holdings.

8.     Commitments and Contingencies

        The merger agreement between MSW Merger and UAE Holdings required MSW Merger to assume contingent funding obligations of UAE Corp. under an equity contribution agreement in favor of American Ref-Fuel. This equity contribution agreement is designed to provide American Ref-Fuel with access to contingent equity should it require additional capital to meet certain calls on its support obligations for the ARC operating facilities. At the closing of the UAE Merger, UAE Corp. assumed this obligation under the equity contribution agreement related to ARC and provided a $50.0 million letter of credit to ARC. If for any reason the equity contribution letter of credit provider is not reimbursed for a letter of credit drawing from the back-to-back letters of credit and corporate guarantees provided by the Members, the Company may be obligated to pay such reimbursement obligations.

9.     Subsequent Event

        On January 26, 2004, affiliates of CSFB Private Equity entered into a securities purchase agreement with Highstar Renewable Fuels II LLC (Highstar II), an affiliate of AIGGIG, pursuant to which the CSFB Private Equity affiliates agreed to sell to Highstar II 40% of the outstanding shares of common stock of UAE Holdings. Upon the consummation of the transactions contemplated by the securities purchase agreement, the CSFB Private Equity affiliates will collectively own 60% and Highstar II will own 40% of the outstanding shares of common stock of UAE Holdings.

        Concurrently with the execution of the aforementioned purchase agreement, Highstar, MSW Acquisition, and UAE Holdings entered into a membership interests purchase agreement pursuant to which Highstar agreed to sell to MSW Acquisition 10% and to UAE Holdings 0.01% of the outstanding membership interests in the Company. Prior to such transaction, Highstar will transfer 39.89% of the membership interests in the Company to its wholly-owned subsidiary, Highstar Renewable Fuels I LLC (Highstar I). Upon the consummation of the transactions contemplated by the membership interests purchase agreement, MSW Acquisition will own 60%, Highstar and Highstar I will own 39.99% and UAE Holdings will own 0.01% of the outstanding membership interests in the Company, and UAE Holdings will be the managing member of the Company.

        The transactions described above (the Equalization Transactions) will result in CSFB Private Equity affiliates collectively owning a 59.88% indirect interest in Ref-Fuel Holdings, and Highstar, Highstar I and Highstar II collectively owning a 39.92% indirect interest in Ref-Fuel Holdings.

        The parties will enter into a stockholders' agreement and members' agreement that will provide for the governance of UAE Holdings and its subsidiaries and the Company. The consent of both the CSFB Private Equity affiliates and an affiliate of AIGGIG will be required to take certain significant actions at UAE Holdings, the Company and, in many cases, their subsidiaries. The agreements will also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and the Company. The parties will also enter into a registration rights agreement with respect to UAE Holdings.

        The transactions contemplated by the aforementioned agreements will be conditioned upon the consummation of each other and will also be subject to certain closing conditions, including the receipt of all necessary governmental approvals. These transactions are expected to close in the second quarter of 2004.

Ref-Fuel Holdings LLC and Subsidiaries
Unaudited Consolidated Financial Statements
As of March 31, 2004 and December 31, 2003,
and for the Three Months Ended
March 31, 2004 and 2003

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Balance Sheets

(In Thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$53,337	$96,511
Restricted cash and short-term investments	46,298	52,753
Accounts receivable, net of allowance for doubtful accounts of $1,747 and $1,955, respectively	72,241	73,989
Prepaid expenses and other current assets	12,464	9,898

Total current assets	184,340	233,151

Long-term assets
Property, plant and equipment, net	1,222,083	1,220,949
Intangible assets, net	566,826	584,275
Goodwill	2,175	2,175
Restricted cash and long-term investments	85,422	84,709
Other long-term assets	8,724	2,649

Total long-term assets	1,885,230	1,894,757

Total assets	$2,069,570	$2,127,908

Liabilities and Members' Equity
Current liabilities
Accounts payable and other current liabilities	$45,311	$39,610
Current portion of long-term debt	82,876	81,907
Accrued interest payable	20,383	11,841

Total current liabilities	148,570	133,358

Long-term liabilities
Long-term debt	1,027,066	1,060,780
Other long-term liabilities	191,721	192,470

Total long-term liabilities	1,218,787	1,253,250

Total liabilities	1,367,357	1,386,608

Members' equity
Total members' equity	702,213	741,300

Total liabilities and members' equity	$2,069,570	$2,127,908

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Statements of Operations and Other Comprehensive Income

(Unaudited, In Thousands)

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003

Revenues
Waste disposal and related services	$65,321	$63,333
Energy	31,658	40,786
Other	5,126	1,912

Total net revenues	102,105	106,031
Expenses
Operating	54,621	49,048
Depreciation and amortization	17,371	15,415
General and administrative	10,833	11,660
Loss on asset retirements	522	1,734

Operating income	18,758	28,174
Interest income	740	745
Interest expense	(10,834)	(14,858)
Other income, net	138	146

Net income	8,802	14,207
Other comprehensive income	111	—

Total comprehensive income	$8,913	$14,207

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Statements of Members' Equity

(Unaudited, In Thousands)

	Duke Interests	MSW Energy Holdings Interests	MSW Energy Holdings II Interests	Other Comprehensive Income	Total
Balance, January 1, 2004	$666	$371,365	$368,752	$517	$741,300
Comprehensive income for the period	45	4,539	4,218	111	8,913
Distributions to members	96	23,904	24,000	—	48,000

Balance, March 31, 2004	$615	$352,000	$348,970	$628	$702,213

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited, In Thousands)

	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003
Cash flows from operating activities
Net income	$8,802	$14,207
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	25,414	18,825
Revenue contact levelization	5,524	3,284
Interest on loss contracts	—	491
Loss on asset retirements	522	1,734
Changes in assets and liabilities
Accounts receivable, net	1,748	1,555
Prepaid expenses and other current assets	(2,566)	(2,630)
Other long-term assets	(6,075)	(5,514)
Accounts payable and other current liabilities	4,367	4,416
Accrued interest payable	8,542	4,574
Other long-term liabilities	(712)	2,120

Net cash provided by operating activities	45,566	43,062

Cash flows from investing activities
Change in restricted cash and investments, net	5,853	4,724
Additions of property, plant and equipment	(19,397)	(16,147)
Proceeds from sale of assets	405	—

Net cash (used in) investing activities	(13,139)	(11,423)

Cash flows from financing activities
Repayments of long-term debt	(27,601)	(32,422)
Payment of financing costs	—	(47)
Distributions paid to members	(48,000)	(45,000)

Net cash (used in) financing activities	(75,601)	(77,469)

Net decrease in cash and cash equivalents	(43,174)	(45,830)
Cash and cash equivalents, beginning of period	96,511	70,173

Cash and cash equivalents, end of period	$53,337	$24,343

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.    Organization and Basis of Presentation

        Ref-Fuel Holdings LLC (Ref-Fuel Holdings), which was formerly known as Duke/UAE Ref-Fuel LLC, is a Delaware limited liability company formed in 1997. Ref-Fuel Holdings was formed with the purpose of investing in American Ref-Fuel Company and affiliated partnerships (ARC or American Ref-Fuel). American Ref-Fuel was established with the primary objectives of (a) owning certain partnerships that develop, own and operate waste-to-energy (WTE) facilities that combust municipal solid waste and produce energy in the form of electricity and steam and (b) procuring waste for such facilities.

        Prior to June 30, 2003, Ref-Fuel Holdings was owned 50% by United American Energy Corp. (UAE) and 50% by Duke Energy Corporation (Duke). Effective June 30, 2003, Duke sold membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy Holdings LLC (MSW Energy Holdings), which is jointly owned by (a) Highstar Renewable Fuels LLC (Highstar), which is affiliated with AIG Global Asset Management Holdings Corp. (AIGGIG), a subsidiary of American International Group, Inc.; and (b) MSW Acquisition LLC (MSW Acquisition) which is owned by several funds affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.

        On December 12, 2003, MSW Merger LLC, an affiliate of CSFB Private Equity, merged with and into United American Energy Holdings Corp. (UAE Holdings), a Delaware corporation, which continued as the surviving corporation in the merger. UAE Holdings is the direct parent of UAE. As a result of this merger, the UAE ownership in Ref-Fuel Holdings was transferred to MSW Energy Holdings II LLC (MSW Energy Holdings II).

        Upon consummation of the merger and taking into account the June 30, 2003 acquisition by MSW Energy Holdings of Duke's membership interest in Ref-Fuel Holdings (the MSW Transactions), affiliates of CSFB Private Equity and AIGGIG (collectively, the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel Holdings (and exercise voting rights with respect to Duke's remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, Push-Down Accounting, Ref-Fuel Holdings' financial statements reflect the effects of its change in ownership and the new owners' basis in the net assets and liabilities acquired. Accordingly, the statement of operations and the statement of cash flows for the three month period ended March 31, 2003, reflect the results prior to the change in bases resulting from the application of push-down accounting. The statement of operations and the statement of cash flows for the three month period ended March 31, 2004 and the balance sheets as of March 31, 2004 and December 31, 2003 reflect the results subsequent to the push-down adjustments.

        Prior to the MSW Transactions, profits and losses of Ref-Fuel Holdings were allocated among its members based on ownership percentages. Subsequent to the MSW Transactions, profits and losses are allocated based upon the members' ownership percentages adjusted for the amortization of the respective members' incremental bases in the assets and liabilities. All significant intercompany accounts and transactions have been eliminated in consolidation.

        The unaudited condensed consolidated interim financial statements presented include: (a) American Ref-Fuel Company (Ref-Fuel Management); (b) TransRiver Marketing Company, L.P. (TransRiver); (c) American Ref-Fuel Company of Hempstead (Hempstead); (d) American Ref-Fuel Company of Essex County (Essex); (e) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (f) American Ref-Fuel Company of Niagara, L.P. (Niagara); (g) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass); (h) American Ref-Fuel Operations of Semass, L.P. (Semass

Operator); (i) American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley) (collectively referred to as the American Ref-Fuel Partnerships).

        The accompanying condensed consolidated financial statements are unaudited. In the opinion of management, such statements include all adjustments, including normal recurring accruals and adjustments, necessary for a fair presentation of the results for the period presented. The accounting policies followed during interim periods reported are in conformity with accounting principles generally accepted in the United States of America; however, certain information and footnote disclosures normally included in financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These consolidated financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 2003. The Company believes that the disclosures included are adequate and provide sufficient information. The results of operations for the interim periods are not necessarily indicative of the results that might be expected for future interim periods or for a full year.

2.    Summary of Significant Accounting Policies

Reclassifications

        Certain reclassifications have been made to the prior periods to conform to the current period's presentation.

Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the (a) reported amounts of assets and liabilities at the date of the financial statements; (b) disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant management estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates are revised as necessary when additional information becomes available. Actual results could differ from those estimates.

3.    Business Combinations

The MSW Transactions

        As described in Note 1, the MSW Transactions consisted of MSW Energy Holdings' purchase of Duke's 49.8% indirect ownership of Ref-Fuel Holdings and MSW Energy Holdings II's purchase of UAE's 50% indirect ownership of Ref-Fuel Holdings, resulting in a change of control as of December 12, 2003. As a result, the Ref-Fuel Holdings' assets were valued by independent appraisers in order to assist management in the determination of the purchase price allocations relating to the fair market value of the assets and liabilities acquired.

        In recording the MSW Transactions in accordance with EITF Topic D-97, Push-Down Accounting, Ref-Fuel Holdings recorded incremental fair value of $407.7 million as an addition to members' equity and applied the respective fair value of the acquisitions in accordance with Financial Accounting Standards Board Statement No. 141, Business Combinations (FAS 141). The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Ref-Fuel Holdings' management, using a valuation prepared by the independent appraisers.

Pro Forma Information

        The accompanying unaudited pro forma consolidated statements of operations for the three months ended March 31, 2003 gives effect to the ownership changes (see Note 1) as if it occurred on January 1, 2003. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual results of operations that would have been achieved had the MSW Transactions taken place at the beginning of 2003 (unaudited, in thousands):

For the three months Ended March 31, 2003
Revenues
Waste disposal and related services	$62,314
Energy	32,169
Other	1,912

Total net revenues	96,395
Expenses
Operating	49,048
Depreciation and amortization	17,728
General and administrative	11,660
Loss on asset retirements	1,734

Operating income	16,225
Interest income	745
Interest expense	(13,282)
Other income, net	190

Net income	$3,878

4.    Property, Plant and Equipment

        Property, plant and equipment consisted of the following (in thousands):

	Useful Life	March 31, 2004	December 31, 2003
		(unaudited)
Plant and equipment	2–50 years	$1,151,345	$1,145,961
Land		3,814	3,885
Leasehold improvements	Up to 17 years	39,078	40,412
Landfill	13 years	15,470	15,470
Spare parts		12,253	12,253
Construction in progress		19,603	6,359

Total property, plant and equipment		1,241,563	1,224,340
Accumulated depreciation		(19,480)	(3,391)

Property, plant and equipment, net		$1,222,083	$1,220,949

5.    Intangible Assets

        Intangible assets consist of the following (in thousands):

	Useful Life	March 31, 2004	December 31, 2003
		(unaudited)
Energy contracts	6–18 years	$522,430	$522,430
Waste contracts	6 years	23,600	23,600
Emissions credits	Indefinite	37,827	37,827
Other intangibles	Indefinite	3,579	3,579

		587,436	587,436
Accumulated amortization		(20,610)	(3,161)

Intangible assets, net		$566,826	$584,275

6.    Supplemental Disclosure of Cash Flow Information

        Depreciation and amortization expense included in the Statements of Cash Flows consists of the following expenses (revenues) (unaudited, in thousands):

Asset/liability	Statement of operations	For the Three Months Ended March 31, 2004	For the Three Months Ended March 31, 2003

Property, plant and equipment	Depreciation and amortization (1)	$17,371	$15,415
Energy contracts	Energy revenues	16,263	7,600
Long-term waste contracts	Waste disposal and related services	(1,897)	(2,282)
Lease	Operating expenses (rent expense)	(1,169)	(1,320)
Debt	Interest expense	(5,144)	(475)
Deferred revenue	Waste disposal and related services and energy revenues	(10)	(113)

Total		$25,414	$18,825

Supplemental disclosures
Other comprehensive income		$111	$—
Cash paid interest		7,434	10,270

(1)
Includes amortization of other intangible assets

7.    Subsequent Events

        On April 30, 2004, MSW Acquisition LLC, which is owned by ten investment funds indirectly controlled by Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), acquired an additional 10% of the membership interests in MSW Energy Holdings from Highstar Renewable Fuels LLC (Highstar). The source of consideration was capital contributions from limited partners of the ten investment funds. The amount of consideration was $15.8 million. Prior to this transaction, there was no controlling person of MSW Energy Holdings, which was owned 50% by MSW Acquisition and 50% by Highstar, an indirect subsidiary of American International Group, Inc. (AIG).

        Concurrently on April 30, 2004, Highstar sold to United American Energy Holdings Corp. (UAE Holdings) 0.01% of the outstanding membership interests in MSW Energy Holdings pursuant to a membership interests purchase agreement dated as of January 26, 2004. On April 29, 2004, Highstar transferred 39.89% of the outstanding membership interests in MSW Energy Holdings to Highstar Renewable Fuels I LLC (Highstar I), an entity owned by Highstar and AIG Highstar Capital, L.P., an investment fund managed by affiliates of Highstar. As a result of these transactions, MSW Acquisition LLC owns 60%, Highstar and Highstar I collectively own 39.99% and UAE Holdings owns 0.01% of the outstanding membership interests in MSW Energy Holdings. UAE Holdings will be the managing member of MSW Energy Holdings.

        Concurrently on April 30, 2004, affiliates of CSFB Private Equity sold to Highstar Renewable Fuels II LLC (Highstar II), a wholly-owned subsidiary of Highstar (together with Highstar I and Highstar II, the Highstar Entities), 40% of the outstanding shares of common stock of UAE Holdings and 40% of the principal amount of certain promissory notes issued by UAE Holdings pursuant to a securities purchase agreement dated January 26, 2004. As a result of this transaction, the CSFB Private Equity affiliates collectively own 60% and Highstar II owns 40% of the outstanding shares of common stock of UAE Holdings.

        The parties entered into a stockholders' agreement and members' agreement that provide for the governance of UAE Holdings, MSW Energy Holdings and their subsidiaries.

        Pursuant to the stockholders' agreement, the affiliates of CSFB Private Equity, on the one hand, and the Highstar Entities, on the other hand, will have representation on the boards of directors of UAE Holdings and its subsidiaries that will be generally proportionate to their ownership in UAE Holdings. Although affiliates of CSFB Private Equity will initially have the ability to appoint a majority of the members of the boards of directors of these entities, the terms of the stockholders' agreement provide that none of UAE Holdings, MSW Energy Holdings (through UAE Holdings as its managing member) or in many cases their subsidiaries will be able to take certain significant actions without the consent of the affiliates of CSFB Private Equity and Highstar II, so long as they continue to own a minimum percentage of the common stock of UAE Holdings. The stockholders' agreement and members' agreement also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and MSW Energy Holdings, respectively. The parties also entered into a registration rights agreement with respect to the common stock of UAE Holdings.

        In connection with the transactions by the membership interests purchase agreement, the members of MSW Energy Holdings adopted the Second Amended and Restated Limited Liability Company Agreement which provides that UAE Holdings is the Managing Member. The agreement also provides that, solely for purposes of (i) taking any action that requires the approval of the Board of Directors of MSW Energy Holdings pursuant to the terms of, and as defined in, the indenture for MSW Energy Holdings' 8 1/2% Senior Secured Notes due 2010, or pursuant to any other the note document and (ii) the definition of Continuing Directors (as defined in such indenture), the Board of Directors of the Managing Member is deemed to constitute the Board of Directors of MSW Energy Holdings.

        Ref-Fuel Holdings is currently assessing the transactions to determine if there will be an impact on its financial statements.

REF-FUEL HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002 AND
FOR THE PERIOD FROM DECEMBER 12, 2003 THROUGH DECEMBER 31, 2003, THE PERIOD FROM JANUARY 1, 2003 THROUGH DECEMBER 12, 2003, AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001,
AND REPORTS OF INDEPENDENT AUDITORS

Report of Independent Auditors

To the Members and Board of Directors of
Ref-Fuel Holdings LLC and Subsidiaries:

        In our opinion, the accompanying consolidated balance sheet and the related statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of Ref-Fuel Holdings LLC and Subsidiaries (the "Company") at December 31, 2002 and the results of their operations and their cash flows for the period from January 1, 2003 through December 12, 2003 and for the years ended December 31, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and intangibles.

PricewaterhouseCoopers LLP
Florham Park, NJ
March 29, 2004

Report of Independent Auditors

To the Members and Board of Directors of
Ref-Fuel Holdings LLC and Subsidiaries:

        In our opinion, the accompanying consolidated balance sheet and the related statements of operations, members' equity and cash flows present fairly, in all material respects, the financial position of Ref-Fuel Holdings LLC and Subsidiaries (the "Company") at December 31, 2003 and the results of their operations and their cash flows for the period from December 12, 2003 through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit of these consolidated statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Florham Park, NJ
March 29, 2004

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Balance Sheets
(In Thousands)

	December 31,
	2003	2002
		(Predecessor)
Assets
Current assets
Cash and cash equivalents	$96,511	$70,173
Restricted cash and short-term investments	52,753	49,460
Accounts receivable, net of allowance for doubtful accounts of $1,955 and $1,645, respectively	73,989	70,542
Prepaid expenses and other current assets	9,898	10,797

Total current assets	233,151	200,972

Long-term assets
Property, plant and equipment, net	1,220,949	1,103,072
Intangible assets, net	584,275	336,731
Goodwill	2,175	28,066
Restricted cash and long-term investments	84,709	81,961
Other long-term assets	2,649	6,022

Total long-term assets	1,894,757	1,555,852

Total assets	$2,127,908	$1,756,824

Liabilities and Members' Equity
Current liabilities
Accounts payable and other current liabilities	$39,610	$65,685
Current portion of long-term debt	81,907	83,561
Accrued interest payable	11,841	12,854

Total current liabilities	133,358	162,100

Long-term liabilities
Long-term debt	1,060,780	1,072,835
Other long-term liabilities	192,470	227,433

Total long-term liabilities	1,253,250	1,300,268

Total liabilities	1,386,608	1,462,368

Commitments and contingencies (Notes 11, 12, 14 and 16)
Members' equity
Total members' equity	741,300	294,456

Total liabilities and members' equity	$2,127,908	$1,756,824

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Statements of Operations
(In Thousands)

	The period from December 12, 2003 through December 31, 2003	The period from January 1, 2003 through December 12, 2003	For the Year ended December 31, 2002	For the Year ended December 31, 2001

Revenues
Waste disposal and related services	$15,398	$269,493	$260,119	$155,792
Waste disposal and related services — affiliate	—	—	12,190	25,848
Energy	8,194	160,821	160,284	117,536
Other	1,255	14,147	5,949	2,744

Total net revenues	24,847	444,461	438,542	301,920
Expenses
Operating	8,417	181,615	169,866	98,481
Depreciation and amortization	3,391	55,838	67,249	40,899
General and administrative	2,184	42,118	43,642	30,107
Loss on asset retirements	—	2,207	1,886	757

Operating income	10,855	162,683	155,899	131,676
Interest income	275	2,956	3,740	4,663
Interest income — affiliate	—	—	—	1,707
Interest expense	(2,954)	(59,189)	(60,893)	(55,747)
Interest expense — affiliate	—	—	—	(4,525)
Loss on early extinguishment of debt	—	(3,191)	—	(3,711)
Equity in earnings of unconsolidated affiliates
American Ref-Fuel Partnerships	—	—	—	9,617
Equipment leasing entities	—	—	15,500	16,705
Other expenses, net	(94)	(188)	(757)	(145)

Income before minority interests	8,082	103,071	113,489	100,240
Minority interests in net income of subsidiaries	—	—	(4,885)	(24,961)

Net income	8,082	103,071	108,604	75,279
Other comprehensive income	517	—	—	—

Comprehensive income	$8,599	$103,071	$108,604	$75,279

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Statements of Members' Equity
(In Thousands)

	Duke Interests	MSW Energy I Interests	MSW Energy II/UAE Interests	Other Comprehensive Income	Total
Balance, December 31, 2000	$106,936	$—	$106,935	$—	$213,871
Recapitalization of partnership interests of the HENS	(72,097)	—	(72,097)	—	(144,194)
Contributions received	25,000	—	25,000	—	50,000
Net income	37,639	—	37,640	—	75,279
Distributions to members	(29,399)	—	(29,399)	—	(58,798)

Balance, December 31, 2001	68,079	—	68,079	—	136,158
Redemption of Class B minority interests	72,097	—	72,097	—	144,194
Net income	54,302	—	54,302	—	108,604
Distributions to members	(47,250)	—	(47,250)	—	(94,500)

Balance, December 31, 2002	147,228	—	147,228	—	294,456
MSW Energy I acquisition of Duke's interest at cost	(144,933)	144,933	—	—	—
Net income for the period from January 1, 2003 through December 12, 2003	20,910	30,626	51,535	—	103,071
Distributions to members	(22,555)	(13,720)	(36,275)	—	(72,550)

Equity prior to MSW Transactions (Predecessor)	$650	$161,839	$162,488	$—	$324,977

Balance, December 12, 2003	$650	$367,340	$364,711	$—	$732,701
Comprehensive income for the period from December 12, 2003 through December 31, 2003	16	4,025	4,041	517	8,599

Balance, December 31, 2003	$666	$371,365	$368,752	$517	$741,300

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)

	The period from December 12, 2003 through December 31, 2003	The period from January 1, 2003 through December 12, 2003	For the Year ended December 31, 2002	For the Year ended December 31, 2001

Cash flows from operating activities
Net income	$8,082	$103,071	$108,604	$75,279
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	5,706	65,662	74,695	44,012
Revenue contract levelization	995	14,947	14,359	7,464
Interest on loss contracts	—	1,863	2,051	1,422
Equity in earnings of unconsolidated affiliates
American-Ref Fuel partnerships	—	—	—	(9,617)
Equipment leasing entities	—	—	(15,500)	(16,705)
Distributions from unconsolidated affiliates
American-Ref Fuel partnerships	—	—	—	3,025
Minority interest in net income of subsidiaries, net of distributions	—	—	4,885	24,961
Loss on asset retirements	—	2,207	1,886	757
Loss on early extinguishment of debt	—	3,191	—	3,711
Changes in assets and liabilities
Accounts receivable, net	2,890	(6,337)	(9,245)	911
Accounts receivable, affiliates	—	—	8,808	(1,610)
Prepaid expenses and other current assets	3,255	(2,731)	(7,933)	(896)
Other long-term assets	562	(2,971)	3,567	481
Accounts payable and other current liabilities	1,886	(21,202)	19,314	(3,026)
Accounts payable, affiliates	—	—	—	1,150
Accrued interest payable	(7,775)	6,762	6,138	(11,343)
Other long-term liabilities	(731)	6,572	(12,978)	13,053

Net cash provided by operating activities	14,870	171,034	198,651	133,029

Cash flows from investing activities
Change in restricted cash and investments, net	32,981	(38,505)	(37,145)	19,673
Additions of property, plant and equipment	—	(33,780)	(35,727)	(9,181)
Acquisition of intangible assets	—	—	(548)	—
Proceeds from redemption	—	—	2,592	—
Proceeds from sale of assets	3,333	1,731	1,292	263
Acquisitions, net of cash	—	—	—	(143,949)
Acquisition of interest in unconsolidated affiliates	—	—	—	(900)
Changes in advances or notes receivable and interest from affiliates	—	—	—	1,806
Cash from consolidation of unconsolidated affiliates	—	—	—	18,675

Net cash provided by (used in) investing activities	36,314	(70,554)	(69,536)	(113,613)

Cash flows from financing activities
Borrowings of long-term debt	—	325,318	40,000	646,640
Repayments of long-term debt	(16,124)	(356,813)	(56,032)	(584,411)
Payment of financing costs	—	(5,157)	(153)	(17,810)
Payment of call premiums on early extinguishment of debt	—	—	—	(10,006)
Payments on notes payable to affiliates	—	—	—	(2,350)
Distributions paid to members	—	(72,550)	(94,500)	(58,798)
Contributions received from members	—	—	—	50,000

Net cash (used in) provided by financing activities	(16,124)	(109,202)	(110,685)	23,265

Net increase in cash and cash equivalents	35,060	(8,722)	18,430	42,681
Cash and cash equivalents, beginning of period	61,451	70,173	51,743	9,062

Cash and cash equivalents, end of period	$96,511	$61,451	$70,173	$51,743

The accompanying notes are an integral part of these consolidated financial statements.

Ref-Fuel Holdings LLC and Subsidiaries

Notes to Consolidated Financial Statements

1.     Organization and Basis of Presentation

        Ref-Fuel Holdings LLC (Ref-Fuel or the Company), which was formerly known as Duke/UAE Ref-Fuel LLC, is a Delaware limited liability company formed in 1997. Ref-Fuel was formed with the purpose of obtaining 50 percent ownership of the following partnerships: (a) American Ref-Fuel Company (Ref-Fuel Management), which owned 98 percent of TransRiver Marketing Company, L.P. (TransRiver); (b) American Ref-Fuel Company of Hempstead (Hempstead); (c) American Ref-Fuel Company of Essex County (Essex); (d) American Ref-Fuel Company of Southeastern Connecticut (Seconn); (e) American Ref-Fuel Company of Niagara, L.P. (Niagara); (f) American Ref-Fuel Company of Semass, L.P. (Ref-Fuel Semass); (g) American Ref-Fuel Operations of Semass, L.P. (Semass Operator); and (h) American Ref-Fuel Company of the Capital District, L.P. These companies, along with American Ref-Fuel Company of Delaware Valley, L.P. (Delaware Valley), are collectively referred to as the "American Ref-Fuel Partnerships". The American Ref-Fuel Partnerships, except for Delaware Valley, were a series of general and limited partnerships 50 percent owned by the Company and 50 percent indirectly owned by wholly-owned subsidiaries of Allied Waste Industries, Inc. (Allied), who also owned the remaining 2 percent of TransRiver and 100 percent of Delaware Valley.

        The American Ref-Fuel Partnerships were organized to (a) develop, own and operate waste-to-energy (WTE) facilities that combust municipal solid waste and produce energy in the form of steam and electricity; and (b) procure waste for such facilities.

        Prior to June 30, 2003, Ref-Fuel was owned 50 percent by United American Energy Corp. (UAE) and 50 percent by Duke Energy Corporation (Duke). Effective June 30, 2003, Duke sold membership interests representing 49.8% of Ref-Fuel Holdings to MSW Energy Holdings LLC (MSW Energy I), which is jointly owned by (a) Highstar Renewable Fuels LLC (Highstar), which is affiliated with AIG Global Asset Management Holdings Corp. (AIGGIG), a subsidiary of American International Group, Inc.; and (b) MSW Acquisition LLC (MSW Acquisition) which is owned by several funds affiliated with Credit Suisse First Boston Private Equity, Inc. (CSFB Private Equity), the global private equity arm of Credit Suisse First Boston.

        On December 12, 2003, MSW Merger LLC, an affiliate of CSFB Private Equity, merged with and into United American Energy Holdings Corp. (UAE Holdings), a Delaware corporation, which continued as the surviving corporation in the merger. UAE Holdings is the direct parent of UAE. As a result of this merger, the UAE ownership in Ref-Fuel was transferred to MSW Energy Holdings II LLC (MSW Energy II).

        Upon consummation of the change in ownership and taking into account the June 30, 2003 acquisition by MSW Energy I of Duke's membership interest in Ref-Fuel (the MSW Transactions), affiliates of CSFB Private Equity and AIGGIG (collectively, the Control Group) own, directly and indirectly, 99.8% of the membership interests in Ref-Fuel (and will exercise voting rights with respect to Duke's remaining 0.2% interest). As a result, and in accordance with Emerging Issues Task Force (EITF) Topic D-97, "Push-Down Accounting," Ref-Fuel's financial statements will reflect the effects of its change in ownership and the new owners' basis in the net assets and liabilities acquired. As a result, the statement of operations and the statement of cash flows for the period from January 1, 2003 through December 12, 2003 and the years ended December 31, 2002 and 2001 (the Predecessor), reflect the results prior to the change in bases resulting from the application of push-down accounting. The statement of operations and the statement of cash flows for the period from December 12, 2003 through December 31, 2003 reflect the results subsequent to the push-down adjustments.

        Prior to the MSW Transactions, profits and losses of the Company were allocated among its members based on ownership percentages. Subsequent to the MSW Transactions, profits and losses are allocated based upon the members' ownership percentages adjusted for the amortization of the respective members' incremental bases in the assets and liabilities. All significant intercompany accounts and transactions have been eliminated in consolidation.

        Prior to April 30, 2001, Hempstead, Essex, Niagara and Seconn (collectively, the HENS) were a series of partnerships that were equally owned by Allied and Ref-Fuel. On April 30, 2001 the partnership interests in the HENS were recapitalized (the Recapitalization). The terms of the Recapitalization provided that indirect subsidiaries of American Ref-Fuel Company LLC (ARC LLC), a wholly-owned subsidiary of Ref-Fuel, became the managing general partners of the HENS. The interest held by Ref-Fuel in the HENS converted to a Class A interest, and the interest held by Allied converted to a Class B interest. In conjunction with the Recapitalization, the HENS contributed $163.5 million to obtain 99 percent noncontrolling interests in equipment leasing entities controlled by Allied. ARC LLC also agreed to substitute as guarantor for certain guarantees previously furnished by Duke and Allied.

        The Class A and Class B partners were both general partners in the HENS; however, the Class B partners had limited involvement in the HENS' management and had limited participation in partnership distributions, except as expressly agreed. Among other limitations, the Class A partners were restricted from the following actions without the written consent of the Class B partners: voluntary dissolution of the HENS, sale or abandonment of a substantial portion of the HENS' assets, disposition of any of the HENS' interests in the equipment leasing entities, and certain other activities.

        From April 30, 2001 through April 30, 2002, the profits and losses of the HENS were allocated as follows: (a) depreciation expense allocated to the HENS from the equipment leasing entities was allocated to the Class A partner only; (b) net income and loss before depreciation of the equipment leasing entities allocated to the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches; and (c) all other net income or loss of the HENS was allocated between the Class A and Class B partners based on certain defined earnings tranches which differ from the tranches used to allocate the earnings of the equipment leasing entities. Both Allied and Ref-Fuel had separate, nonconcurrent rights to cause the HENS to redeem Allied's Class B interests in the HENS for the HENS' interest in the equipment leasing entities (the Redemption, together with the Recapitalization, known as the Allied Transactions).

        The Redemption was completed on April 30, 2002. The Redemption of the HENS resulted in the following: (a) gross income for the period from January 1, 2002, through the Redemption date, was reallocated first to the Class A partners in an amount equal to the difference between the Class A partners' share of economic depreciation and prior special allocations of depreciation expense to the Class A partners with all remaining profits and losses allocated consistent with profit and loss allocations described above; (b) the HENS' interests in the equipment leasing entities were distributed to Allied in redemption of Allied's Class B interests in the HENS; and (c) the $2.6 million difference between the fair value of Allied's interest in the HENS and the fair value received by Allied in redemption of those interests was paid by Allied to the HENS.

        The Redemption of Allied's Class B interest in the HENS resulted in the application of purchase accounting to the HENS in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations", and adjusted the assets and liabilities of the HENS to fair value.

        In conjunction with the Recapitalization, all of the American Ref Fuel Partnerships are indirect wholly-owned subsidiaries or controlled subsidiaries of the Company. The consolidated financial statements include the accounts of Ref-Fuel, its controlled subsidiaries and certain investments.

2.     Summary of Significant Accounting Policies

Reclassifications

        Certain reclassifications have been made to the prior years to conform to the current year's presentation.

Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the (a) reported amounts of assets and liabilities at the date of the financial statements; (b) disclosures of contingent assets and liabilities at the date of the financial statements; and (c) the reported amounts of revenues and expenses recognized during the reporting period. Significant management estimates include the estimated lives of long-lived assets, allowances for doubtful accounts receivable, estimated useful lives and fair value adjustments of net tangible and intangible assets, liabilities for self-insurance and certain landfill liabilities. Such estimates are revised as necessary when additional information becomes available. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include cash balances and unrestricted short-term investments with original maturities of three months or less.

Restricted Cash and Investments

        The Company is required to maintain cash and investment balances that are restricted by provisions of its debt or lease agreements. These amounts are held by financial institutions in order to comply with contractual provisions requiring such reserves.

        Restricted cash and investments are invested in accounts earning market rates; therefore, the carrying value approximates fair value. Restricted cash and investments are excluded from cash and cash equivalents in the accompanying financial statements, and changes in these assets are characterized as investing activities in the consolidated statements of cash flows. Restricted cash and investments include certain investments stated at amortized cost, which approximates market, including debt securities that are classified as "held-to-maturity" as the Company has the intent and ability to hold the securities to maturity. The Company accounts for marketable securities in accordance with SFAS Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under the provisions of this statement, investments that are classified as available-for-sale are marked to market with unrealized gains and losses reported as a component of other comprehensive income. For the period from December 12, 2003 through December 31, 2003, $0.5 million relating to unrealized gains on investments was recorded in other comprehensive income.

Property, Plant and Equipment

        Property, plant and equipment are stated at cost. The Company provides for depreciation of its assets using the straight-line method over the estimated useful lives.

        Routine repairs and maintenance are charged against current operations. Expenditures that increase value, increase capacity or extend useful lives are capitalized.

        When property and equipment are retired, sold, or otherwise disposed of, the cost net of accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operating income for the period.

        The Company maintains a supply of various spare parts integral to its operations. Certain spare parts that are not expected to be used within the upcoming year have been classified as long-term spare parts inventory within property, plant and equipment.

        Landfill costs, including original acquisition cost and incurred construction costs, are amortized over the estimated capacity of the landfill based on a per-unit basis as landfill space is consumed.

        In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", management periodically reviews long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If factors indicate that an asset should be evaluated for possible impairment, management compares estimated undiscounted future operating cash flows associated with the asset to its carrying amount. If the carrying amount of the asset is greater than undiscounted future operating cash flows, an impairment loss is calculated and recognized. The effect of any impairment would be to expense the difference between the fair value of such asset and its carrying value.

Goodwill

        Goodwill represents the total consideration paid in excess of the fair value of the net tangible and identifiable intangible assets acquired. Prior to the MSW Transactions, goodwill related to Ref-Fuel Management and TransRiver in excess of the fair value of the net tangible and identifiable intangible assets acquired. Subsequent to the MSW Transactions, goodwill relates to the excess of the fair value of the net tangible and identifiable intangible assets acquired by MSW Energy I.

        In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS 141 Business Combinations and SFAS No. 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001. The provisions of SFAS 141 provide specific criteria for the initial recognition and measurement of intangible assets apart from goodwill. SFAS 141 also requires that upon adoption of SFAS 142 the Company reclassify the carrying amount of certain intangible assets. The provisions of SFAS 142 (i) prohibit the amortization of goodwill and indefinite-lived intangible assets; (ii) require that goodwill and indefinite-lived intangible assets be tested annually for impairment (and in interim periods if certain events occur which would impact the carrying value of such assets); and (iii) require that the Company's operations be formally identified into reporting units for the purpose of assessing potential future impairments of goodwill. Effective January 1, 2002, upon adoption of SFAS 142, the Company stopped recording goodwill amortization and performed its assessment of its reporting units and its initial assessment of impairment, which was estimated using discounted cash flows. Additionally, the Company performed its required annual fair value testing of its recorded goodwill for its reporting units using the discounted cash flows approach which was consistent with that used upon adoption of SFAS 142. As of December 31, 2002 and 2003, the Company's estimate of the fair value of its reporting units indicated no impairment of goodwill upon adoption or in its annual assessment.

Intangible Assets

        Energy contract intangibles represent the amount by which the contract rates in long-term energy sales contracts held by certain subsidiaries of the Company exceeded fair value on the dates that these subsidiaries were acquired. These contract related intangibles are amortized into income as a reduction of energy revenues on a straight-line basis over the remaining terms of the applicable contracts, which range from eight to twenty years.

        Waste contract intangibles represents the amount by which the contract rates in long-term waste sales contracts held by Hempstead exceeded fair value on the dates that the partnership was acquired. These contract related intangibles are being amortized into income as a reduction of waste revenues on a straight-line basis through 2009, the term of the applicable contracts.

        The Company has intangible assets relating to Nitrous Oxide (NOx) emission allowances. These assets have an indefinite lives and, as such, are not amortized. Consistent with all the Company's intangible assets, these are reviewed under the provisions of Statement SFAS 142 for potential impairment on an annual basis.

        Deferred financing costs represent certain capitalizable costs incurred by the Company to finance its long-term debt obligations. These costs are amortized to interest expense over the life of the related debt. No value was assigned to these costs in the purchase accounting resulting from the MSW Transactions.

Equity in Unconsolidated Affiliates

American Ref-Fuel Partnerships

        The Company acquired noncontrolling interests in certain of the American Ref-Fuel Partnerships in 1997 and 1998. These interests were accounted for using the equity method until April 30, 2001, at which point the Company obtained control of these partnerships and consolidated their results.

Equipment Leasing Entities

        On April 30, 2001, the HENS contributed an aggregate of $163.5 million in cash to obtain 99 percent noncontrolling interests in four equipment leasing entities. Allied owned the remaining one percent controlling interest in the entities and managed their operations. These entities were formed to purchase equipment to be leased to Allied under operating lease agreements. Since the HENS owned a noncontrolling interest in these equipment leasing entities, the Company accounted for these investments using the equity method of accounting. On April 30, 2002, the HENS interests in the equipment leasing entities were distributed to Allied in redemption of Allied's Class B interests in the HENS.

Other Liabilities

        Other current and other long-term liabilities primarily consist of (a) fair value adjustments related to certain operating leases and long-term waste contracts acquired by the Company; (b) deferred revenue; (c) accruals for certain long-term incentive plans; and (d) energy contract levelization (see Notes 10 and 14).

        The fair value adjustment related to the operating lease represents the amount by which future rent payments on the Delaware Valley facility lease exceeded the fair market value of that facility as of the acquisition dates. This amount is being amortized as a decrease in facility rent expense on a straight-line basis through 2016, the end of the associated lease.

        The fair value adjustment related to the acquired long-term waste contracts represents the amount by which costs of disposal and processing of waste delivered pursuant to certain long-term waste contracts held by Semass Partnership and Essex exceeded estimated contract revenues at their respective acquisition dates. These costs are being amortized as an increase to waste disposal revenues using the straight-line method and an increase to interest expense using the effective interest method through 2015, the term of the applicable contracts.

        Landfill closure and postclosure costs are also included in other long-term liabilities. The Company accrues landfill closure and postclosure costs as the remaining permitted space of the landfill is consumed over the expected life cycle of the landfill.

        The Company is accounting for the long-term power contracts at the Semass Partnership in accordance with EITF Issues 91-6 "Revenue Recognition of Long-Term Power Sales Contracts" and EITF 96-17 "Revenue Recognition under Long-Term Power Sales Contracts That Contain both Fixed and Variable Pricing Terms", which require the Company to recognize power revenues under these contracts as the lesser of (a) amounts billable under the respective contracts; or (b) an amount determinable by the kilowatt hours made available during the period multiplied by the estimated average revenue per kilowatt hour over the term of the contract. The determination of the lesser amount is to be made annually based on the cumulative amounts that would have been recognized had each method been applied consistently from the beginning of the contract. The difference between the amount billed and the amount recognized is included in other long-term liabilities.

Revenue Recognition

        The Company recognizes revenue from two major sources: waste disposal services and energy production. Revenue from waste disposal services is recognized as waste is received, and revenue from energy production is recognized as the energy is delivered.

Concentration of Credit Risk

        The Company invests excess cash and funds held in trust in bank deposit accounts, commercial paper, certificates of deposit and money market investments with a limited number of financial institutions.

        The Company has exposure to credit risk in accounts receivable as the Company disposes of waste for and sells power to a limited number of customers. The Company maintains adequate reserves for potential credit losses. Furthermore, these and other customers are primarily located in the northeastern region of the United States of America.

Unamortized Debt Premium.

        Unamortized debt premium represents the increase in the fair value of the Company's debt recorded as a result of the MSW Transactions. These costs are amortized to interest expense over the life of the related debt using the effective interest method.

Income Taxes

        The Company's subsidiaries primarily consist of limited liability companies and partnerships. Accordingly, income taxes are not levied at the Company level, but rather on the individual members.

Certain wholly-owned nonoperating subsidiaries of the Company are taxable corporations. For the period from December 12 to December 31, 2003, the period from January 1, 2003 through December 12, 2003 and the years ended December 31, 2002 and 2001 income tax expense amounted to approximately $0.1 million, $0.5 million, $0.7 million and $0.5 million, respectively, and is included as a component of Other expenses, net in the statements of operations. Long-term deferred taxes of approximately $1.7 million as of December 31, 2003 are included in Other long-term liabilities.

Fair Value of Financial Instruments

        Unless disclosed otherwise, all other financial instruments of the Company are stated at cost, which management believes approximates fair market value.

Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS 143 applies to all legally enforceable obligations associated with the retirement of long-lived assets and provides the accounting and reporting requirements for such obligations. SFAS 143 requires amounts initially recognized as an asset retirement obligation to be measured at fair value. The recognized asset retirement cost is capitalized as part of the cost of the asset and is depreciated over the useful life of the asset.

        SFAS 143, which primarily impacts the Company's accounting for its landfill operations, does not change the landfill accounting followed historically by the Company. The Company expenses costs for future closure and post-closure obligations on a per-unit basis as the landfill space is consumed. This practice was continued upon adoption of SFAS 143 except, under the new rules, costs associated with future final capping activities that occur during the operating life of the landfill will be accounted for as an asset retirement obligation. Interest will be accreted on all landfill retirement obligations using the effective interest method. Landfill retirement costs arising from post-closure obligations, which will be capitalized as part of the landfill asset, will be amortized consistent with the landfill's current estimated life. Landfill retirement costs arising from final capping obligations will be amortized on a units-of-consumption basis over the estimated number of tons of waste that each final capping event covers. The Company adopted SFAS 143 effective January 1, 2003.

        In January 2003, the FASB issued Interpretation (FIN) No. 46, "Consolidation of Variable Interest Entities". FIN 46 requires that unconsolidated variable interest entities be consolidated by their primary beneficiaries. A primary beneficiary is the party that absorbs a majority of the entity's expected losses or residual benefits. FIN 46 applies immediately to variable interest entities created after January 31, 2003 and to existing variable interest entities in the periods beginning after June 15, 2003. The Company does not believe that it will have a material effect on the Company's financial position, results of operations or cash flows.

3.     Business Combinations

The Allied Transactions

        In 1997 and 1998, the Company purchased a 50 percent interest in all of the American Ref-Fuel Partnerships, except for TransRiver, in which the Company purchased a 49 percent interest, and Delaware Valley, for which no interest was purchased. These acquisitions were accounted for using the purchase method of accounting.

        On April 30, 2001, the Company completed its acquisition of Allied's interests in Ref-Fuel Management, TransRiver, Ref-Fuel Semass, Semass Operator, and Delaware Valley, as well as Allied's interests in notes due from the HENS. The Company also acquired two other businesses during the year for approximately $5.8 million. The acquisitions were accounted for in accordance with the provisions of SFAS No. 141, "Business Combinations".Accordingly, the consolidated statement of operations includes the results of these entities beginning on each of their respective dates of acquisition. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, after obtaining independent appraisals of the fair values of material acquired property, plant and equipment and identified intangible assets and debt.

        A summary of the assets acquired and liabilities assumed in the 2001 acquisitions follows (in thousands):

	Useful Life	Amount
Fair value of assets acquired
Current assets		$51,111
Property, plant and equipment	2-50 years	168,704
Energy contracts	8-20 years	161,456
Other long-term assets		23,579
Notes due from the HENS		80,124

			$484,974
Fair value of liabilities assumed
Current liabilities		(40,024)
Long-term debt obligations		(156,227)
Waste contracts	6-19 years	(71,075)
Operating lease acquired	15 years	(79,184)
Other long-term liabilities		(9,546)

			(356,056)

Net assets acquired, net of cash acquired			128,918
Transaction costs paid in prior year			(3,300)
Goodwill			18,331

Cash paid, net of cash acquired			$143,949

        Also on April 30, 2001, the Recapitalization of the HENS occurred. The Recapitalization of Allied's 50 percent interest, combined with the 50 percent interest previously held, resulted in the Company having control of the HENS. The consolidated results for the period from April 30, 2001 through April 30, 2002 included the Company's basis in the 50 percent of the HENS purchased in 1997 and 1998, and the HENS' historical basis for the remaining 50 percent.

        Since both Allied and the Company had separate, nonconcurrent rights to cause the Redemption, the fair value of the Class B interests was estimated based on the value that the HENS contributed to the equipment leasing entities at the Recapitalization date. The difference in the final recorded value of Allied's member's equity in the HENS prior to the Recapitalization and the fair value of the Class B interests at the Recapitalization date was $144.2 million, which reduced the Company's members' equity as of the Recapitalization.

        In January 2002, Allied provided notice of its intent to exercise its rights to cause the Redemption. On April 30, 2002, the HENS distributed their interests in the equipment leasing entities to Allied in redemption of Allied's Class B interest in the HENS. The $2.6 million difference between the fair value of Allied's interest in the HENS and the fair value of the interests in the equipment leasing entities received by Allied in redemption of those interests was paid by Allied to the HENS. The effective purchase price paid in connection with the redemption of the Class B interests was determined as $193.1 million, which was the value of the equipment leasing entities held by the HENS less the amounts received from Allied as of the date of the Redemption.

        In recording the Redemption, the Company released the previously recorded $144.2 million reduction to member's equity and applied purchase accounting to the HENS in accordance with SFAS No. 141. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, after obtaining independent appraisals of the fair values of acquired tangible property, plant and equipment and identified intangible assets and debt. The change in basis was allocated as follows (in thousands):

	Useful Life	Amount
Current assets		$(714)
Property, plant and equipment	2-50 years	31,336
Energy contracts	8-20 years	85,793
Waste contracts assets	8 years	9,717
Other intangibles	5-30 years	(3,957)
Write-off deferred income		42,199
Long-term debt		(20,413)

Total		$143,961

        The Recapitalization of the HENS and the acquisition of the Allied interests in other American Ref-Fuel Partnerships resulted in the Company having control or 100 percent ownership of companies that were previously held as investments using the equity method of accounting. Accordingly, these equity interests were consolidated as of April 30, 2001. The Company's basis in the cash of these subsidiaries totaled $18.7 million, which is included as Cash from consolidation of subsidiaries in the attached statement of cash flows.

The MSW Transactions

        As described in Note 1, the MSW Transactions consisted of MSW Energy I's purchase of Duke's 49.8% indirect ownership of the Company and MSW Energy II's purchase of UAE's 50% indirect ownership of the Company, resulting in a change of control as of December 12, 2003. As a result, the Company's assets are being valued by independent appraisers in order to assist management in the determination of the purchase price allocations relating to the fair market value of the assets and liabilities acquired.

        In recording the MSW Transactions in accordance with EITF Topic D-97, "Push-Down Accounting", the Company recorded incremental fair value of $407.7 million as an addition to members' equity and applied the respective fair value of the acquisitions in accordance with SFAS No. 141. The assets acquired and liabilities assumed were recorded at estimated fair values as determined by Company management, using a preliminary valuation prepared by the independent appraisers.

        On June 30, 2003, MSW Energy I acquired its interest in the Company for $363.5 million, allocated as follows: (in thousands):

	Useful Life	Amount
Fair value of assets acquired
Current assets		$110,930
Property, plant and equipment	2-50 years	623,054
Intangible assets	4-20 years	314,228
Other long-term assets		43,252

			$1,091,464
Fair value of liabilities assumed
Current liabilities		(77,944)
Long-term debt obligations		(556,083)
Other long-term liabilities		(96,130)

			(730,157)

Net assets acquired			361,307
Goodwill			2,175

Acquisition cost			$363,482

        On December 12, 2003, MSW Energy II purchased UAE's indirect 50% ownership of Ref-Fuel for $364.7 million, allocated as follows (in thousands):

	Useful Life	Amount
Fair value of assets acquired
Current assets		$114,035
Property, plant and equipment	2-50 years	613,195
Intangible assets	4-20 years	294,517
Other long-term assets		48,417

			$1,070,164
Fair value of liabilities assumed
Current liabilities		(72,327)
Long-term debt obligations		(536,833)
Other long-term liabilities		(96,293)

			(705,453)

Acquisition cost			$364,711

        The incremental purchase price pushed down was approximately $218.5 million and $202.2 million, for MSW Energy I and MSW Energy II, respectively as follows (in thousands):

Allocation of excess purchase price:	MSW Energy I Initial Purchase	Amortization	Adjusted MSW Energy I	MSW Energy II	Total Adjustments
Property, plant and equipment, net	$76,363	$(1,968)	$74,395	$74,395	$148,790
Intangible assets, net	154,068	(14,231)	139,837	140,433	280,270
Goodwill	(12,050)	—	(12,050)	(14,225)	(26,275)
Other long-term assets	(2,892)	—	(2,892)	(2,891)	(5,783)
Long term debt	(22,405)	2,063	(20,342)	(20,341)	(40,683)
Other long-term liabilities	25,465	1,088	26,553	24,852	51,405

Members' equity	$218,549	$(13,048)	$205,501	$202,223	$407,724

Reconciliation of excess purchase price:
Investments in Ref-Fuel	$363,482			$364,711
Historical net cost of assets acquired	144,933			162,488

Excess purchase price	$218,549			$202,223

Pro Forma Information (Unaudited)

        The accompanying unaudited pro forma consolidated statements of operations for the years ended December 31, 2003 and 2002 give effect to the ownership change as if it occurred on January 1, 2003 and January 1, 2002, respectively.

        The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the actual results of operations that would have been achieved had the MSW Transactions acquisitions taken place at the beginning of the respective years (in thousands):

	Year Ended December 31,
	2003	2002
Revenues
Waste disposal and related services	$280,986	$268,114
Energy	135,984	120,034
Other	15,402	5,949

Total net revenues	432,372	394,097
Expenses
Operating	190,032	169,866
Depreciation and amortization	68,094	77,007
General and administrative	44,302	43,642
Loss on asset retirements	2,207	1,886

Operating income	127,737	101,696
Interest income	3,231	3,740
Interest expense	(56,101)	(53,893)
Loss on early extinguishment of debt	(3,191)	—
Equity in earnings of unconsolidated affiliates	—	15,500
Other expenses, net	(115)	(590)

Income before minority interests	71,561	66,453
Minority interests in net income of subsidiaries	—	(4,885)

Net income	$71,561	$61,568

4.     Property, Plant and Equipment

        Property, plant and equipment consisted of the following (in thousands):

		December 31,
	Useful Life	2003	2002
			(Predecessor)
Plant and equipment	2-50 years	$1,191,262	$1,195,551
Land		7,417	3,899
Leasehold improvements	Up to 17 years	2,797	34,966
Landfill	13 years	5,997	11,297
Spare parts		12,253	11,878
Construction in progress		4,614	10,099

Total property, plant and equipment		1,224,340	1,267,690
Accumulated depreciation		(3,391)	(164,618)

Property, plant and equipment, net		$1,220,949	$1,103,072

        In 2002, the Company changed its accounting estimates relating to the useful lives of certain plant and equipment. The estimated useful lives for most plant assets were extended from 35 years to 50 years, and useful lives of most replacement components, included in plant and equipment, were shortened from a range of seven to ten years, to five years. The change in estimate was based upon a study performed by the Company's engineering department, information obtained from recent fair market assessments, comparisons to typical industry practices and the effect of the Company's review of capital investments which identified fully depreciated assets still in use, and assets that required replacement before its expected useful life resulting in losses being recorded on asset retirements. As a result of the change in estimate, net income was increased by approximately $2.3 million in 2002.

5.     Intangible Assets

        Intangible assets consist of the following (in thousands):

		December 31,
	Useful Life	2003	2002
			(Predecessor)
Energy contracts	6-18 years	$522,430	$381,078
Waste contracts	6 years	23,600	9,717
Financing costs	4-22 years	—	20,349
Emissions credits	Indefinite	37,827	—
Other intangibles	Indefinite	3,579	2,639

		587,436	413,783
Accumulated amortization		(3,161)	(77,052)

Intangible assets, net		$584,275	$336,731

        The following table details the amount of actual / estimated amortization expense associated with intangible assets included or expected to be included in the Company's statement of operations for each of the years indicated (in thousands):

	Energy contracts	Waste contracts	Totals
The period from January 1, 2003 through December 12, 2003	$27,293	$1,207	$28,500
The period from December 12, 2003 through December 31, 2003	2,944	217	3,161

(Estimated)
2004	$57,822	$4,124	$61,946
2005	57,822	4,124	61,946
2006	57,822	4,124	61,946
2007	57,823	4,124	61,947
2008	57,722	4,124	61,846
Thereafter	230,475	2,763	233,238

Total	$519,486	$23,383	$542,869

6.     Goodwill

        The changes in the carrying amount of goodwill are as follows (in thousands):

	December 31,
	2003	2002
		(Predecessor)
Beginning balance	$—	$28,066
Goodwill MSW Energy I	2,175	—

Ending balance	$2,175	$28,066

        The calculation of adjusted net income (excluding goodwill amortization) as if SFAS 142 were adopted January 1, 2001 is as follows (in thousands):

	The period from December 12, 2003 through December 31, 2003	The period from January 1, 2003 through December 12, 2003	For the Year ended December 31, 2002	For the Year ended December 31, 2001

Reported net income	$8,082	$103,071	$108,604	$75,279
Add back — Goodwill amortization	—	—	—	232

Adjusted net income	$8,082	$103,071	$108,604	$75,511

7.     Investments in Unconsolidated Affiliates and Equity in Earnings of Unconsolidated Affiliates

American Ref-Fuel Partnerships

        Prior to April 30, 2001, the Company's interests in the American Ref-Fuel Partnerships were accounted for using the equity method of accounting. The following table details the Company's ownership percentages and share of net earnings related to such entities (in thousands):

	Ownership Percentage	Four Months ended April 30, 2001
Ref-Fuel Management	50%	$(222)
Hempstead	50%	6,720
Essex	50%	1,701
Niagara	50%	250
Seconn	50%	(783)
Semass	50%	1,951

		$9,617

        The following is a summary of aggregate financial information for the Company's investments in the American Ref-Fuel Partnerships for the period ended April 30, 2001 (in thousands):

Four Months ended April 30, 2001
Condensed statement of operations
Revenues	$138,359
Net income	22,915
Company's share of net income	9,617
Distributions received from unconsolidated affiliates	3,025

        The Company's investment in the American Ref-Fuel Partnerships exceeded its share of the underlying equity in the Partnerships' net assets by approximately $98 million at December 31, 2000. Such difference was being amortized using the straight-line method over the estimated economic lives of the related assets, ranging from four to 29 years. Differences between the equity earnings of unconsolidated affiliates reported by the Company and the Company's proportionate share of the combined earnings of the related unconsolidated affiliates resulted principally from the related amortizations.

        Subsequent to the Allied Transaction, the results of operations of the American Ref-Fuel Partnerships are included in the consolidated statement of operations.

Equipment Leasing Entities

        Between April 30, 2001 and April 30, 2002, the HENS owned 99 percent noncontrolling interests in equipment leasing entities and accounted for them using the equity method. Summarized combined financial information are as follows (in thousands):

H,E,N and S Leasing Companies, LLC
Combined Balance Sheets April 30, 2002
Current assets	$53,212
Noncurrent assets	404,028

$457,240

Current liabilities	$52,176
Noncurrent liabilities	207,408
Members' equity	197,656

$457,240

	Combined Statements of Operations
	For the period January 1, 2002 to April 30, 2002	For the period April 30, 2001 to December 31, 2001
Net revenue	$30,291	$31,198
General and administrative expenses	238	362
Depreciation and amortization expense	10,597	10,841

Operating income	19,456	19,995
Interest income	245	934
Interest expense	(4,044)	(4,055)

Net income	$15,657	$16,874

The Company's equity in earnings of equipment leasing entities	$15,500	$16,705

8.     Accounts Payable and Other Current Liabilities

        Accounts payable and other current liabilities consisted of the following (in thousands):

	December 31,
	2003	2002
		(Predecessor)
Accounts payable	$23,587	$22,506
Incentive plan accruals	3,628	23,119
Compensation liabilities	7,924	9,867
Short-term portion of deferred revenue	—	1,887
Other	4,471	8,306

	$39,610	$65,685

9.     Financing Arrangements

        Long-term debt obligations of the Company consisted of the following (in thousands):

			December 31,
	Interest Rate (average rate)
		Final Maturity	2003	2002
				(Predecessor)
ARC LLC-supported debt
Senior Notes	6.26%	2015	$259,000	$—
Niagara Series 2001A	5.45%-5.625%	2015	165,010	165,010
Seconn Corporate Credit Bonds	5.50%-6.45%	2022	43,500	43,500
Hempstead Corporate Credit Bonds	5.00%	2010	42,670	42,670
Credit facility term loans	Variable (3.92%)	Retired in 2003	—	191,250
Credit facility revolving loan	Variable (3.03%)	Retired in 2003	—	58,000

ARC LLC-supported debt			510,180	500,430

Other debt
Hempstead project debt	4.40%-5.00%	2009	133,278	149,999
Essex project debt	5.32%-7.48%	2020	108,662	119,983
Seconn project debt	5.125%-5.50%	2015	53,499	57,107
Semass Series 2001A	5.50%-5.625%	2016	134,345	134,345
Semass Series 2001B	5.00%-5.50%	2010	118,010	118,010
Semass Series 2001C	2.90%-4.00%	2004	13,935	39,695

			561,729	619,139

Other obligations			378	336

Total debt at par value			1,072,287	1,119,905
Unamortized debt premium, net			70,400	36,491
Current portion			(81,907)	(83,561)

Total long-term debt obligations			$1,060,780	$1,072,835

        On April 30, 2001, ARC LLC entered into a $325 million credit facility (the Credit Facility) with a group of lending institutions. The Credit Facility provided for term loans of $215 million to be borrowed by ARC LLC and its subsidiaries (the Term Loans) and for a revolving credit facility of up to $110 million (the Revolving Loan) The Term Loans bore interest which, at ARC LLC's option, was based on the base rate, as defined, plus 1.5 percent or the Eurodollar rate, as defined, plus 2.5 percent. The Revolving Loan bore interest at a rate determined on the date of the borrowing based on the Term Loan interest rate, discussed above, plus an applicable margin of (a) 0.25 percent to 2.125 percent for base rate advances or (b) 1.25 percent to 3.125 percent for Eurodollar rate advances. Commitment fees of up to 0.5 percent were assessed to ARC LLC on the unused portion of the Revolving Loan. The Credit Facility allowed ARC LLC to extend the term of the Revolving Loan for one year. Additionally, subsequent to the one-year extension, ARC LLC could convert the Revolving Loan into a one-year term loan. As such, amounts due under the Revolving Loan were classified as long-term.

        On May 9, 2003, ARC LLC completed the sale of $275 million aggregate principal amount of 6.26 percent Senior Notes due 2015. The proceeds of the financing were used to repay $242.6 million under the outstanding Credit Facility, fund debt service reserve accounts and for general corporate purposes. As part of this refinancing, ARC LLC entered into a three-year amended and restated

revolving credit facility (the Amended Credit Facility) for up to $75 million, including $45 million of which could be used for letters of credit. Under the terms of the Amended Credit Facility, the Company is subject to certain financial covenants, as defined, with respect to leverage and adjusted cash flow coverage ratios. As of December 31, 2003, there were no borrowings and $7.0 million of letters of credit outstanding under the Amended Credit Facility. Pursuant to the terms of certain guarantee agreements as of December 31, 2003, the Company was contingently obligated to issue $29 million in letters of credit in the event that the ratings of ARC LLC's senior debt are reduced to below investment grade. The Amended Credit Facility allows for two one-year extensions at ARC LLC's request. As a result of the refinancing, the Company expensed approximately $3.3 million of deferred financing costs associated with the retired debt.

        ARC LLC-supported debt includes obligations of subsidiary companies for which the Company has issued a guarantee. Other debt obligations mainly consist of indebtedness supported by the facility to which the indebtedness belongs and certain contingent credit support obligations of the Company.

        Certain of the debt agreements held by the Company contain restrictions on cash distributions and new borrowings. Substantially all of the assets and revenues of the facilities owned or controlled and operated by subsidiaries of ARC LLC are pledged to trustees under the terms of the debt agreements. In addition, the terms of the documents governing these obligations limit the business activities and the circumstances and timing of making partnership distributions.

        During 2001, the Company refinanced all variable rate borrowings to fixed rate borrowings with various redemption dates. The Company retired $226.1 million and legally defeased $286.9 million during the year, resulting in a loss of $3.7 million related to the payment of call premiums, the expense of unamortized financing costs and other activities.

        The aggregate amounts of long-term debt mature as follows (in thousands):

2004	$81,907
2005	87,489
2006	79,070
2007	90,466
2008	98,472
Thereafter	634,883

$1,072,287

        The fair market value of the Company's indebtedness as of December 31, 2003 and 2002, approximated $1.1 billion and $1.2 billion, respectively. The Company determined fair values based on quoted market values.

10.   Other Long-Term Liabilities

        Other long-term liabilities consist of the long-term portion of the following (in thousands):

		December 31,
	Amortization Period (years)
		2003	2002
			(Predecessor)
Long-term waste contracts acquired	9-17	$131,676	$96,640
Operating lease acquired	14	42,094	70,386
Deferred revenue	8-20	3,130	14,427
Long-term incentive plan accruals		2,894	1,417
Energy contract levelization	12	995	34,735
Landfill liabilities	13	10,017	8,144
Other		1,664	1,684

		$192,470	$227,433

        See Note 15 for amortization of certain other long-term liabilities.

11.   Operational and Other Agreements

        Hempstead, Essex, Seconn, Semass and Delaware Valley operate under various long-term service agreements, the terms of which extend from 2009 through 2020. These service agreements require the projects to provide disposal services for waste delivered by counterparties to these agreements at prices determined by various formulas contained in such agreements. Duke and Allied are each obligated to fund one-half of the cash shortfalls of Essex arising out of operating cost needs subject to an accumulated combined total of $50 million unless funds are required to satisfy certain environmental claims. In the event of such environmental claims, the cumulative total is increased to the lesser of (a) $100 million; or (b) $50 million plus cumulative Essex distributions. In circumstances of default, Duke and Allied would be responsible to fund up to amounts not expended for funding prior cash shortfalls. On April 30, 2001, Essex and ARC LLC entered into agreements with Duke and Allied requiring Essex and ARC LLC to reimburse, indemnify and defend Duke and Allied from any liability in respect to these obligations.

        With respect to the Delaware Valley facility, ARC LLC has guaranteed amounts payable by Delaware Valley pursuant to certain agreements. ARC LLC has indemnified the Delaware County Solid Waste Authority for amounts arising out of, or relating to any failure of Delaware Valley under its service agreement. In conjunction with the acquisition of the facility, ARC LLC also provides an indemnity to the sellers of the facility from all environmental damages as a result of remedial action and releases or threatened releases of hazardous substances at the facility.

Credit Support

        In order to provide the Company with an additional source of funds to meet calls on the Company's project support obligations, MSW Energy I and UAE Energy Corp. (collectively referred to as the Members) have each entered into the Equity Contribution Agreement pursuant to which each of the Members have agreed to provide up to $50 million in equity capital to the Company. Each of the Members' obligation to make equity contributions under the Equity Contribution Agreement is conditioned upon the other making an equal contribution and is limited to each making no more than

$50 million of aggregate equity contributions. If either of the Members is not rated at least BBB by S&P, such Member is required to provide a letter of credit from a commercial bank that is rated at least A-by S&P to secure its obligations under the Equity Contribution Agreement.

Significant Customers

        All of the Company's WTE facilities are contracted to sell power under long-term power contracts with utility companies, the terms of which expire from 2009 to 2021. These contracts require the facilities to deliver, and the utility companies to purchase, substantially all of the power generated by the facilities at rates defined in the contracts. Total revenues recognized under these energy contracts approximated $7.2 million, $143.5 million, $144.1 million, and $107.2 million for the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003 and the years ended December 31, 2002 and 2001, respectively, representing approximately 29.0 percent, 32.3 percent, 32.9 percent and 35.5 percent, respectively, of total net revenues.

12.   Commitments and Contingencies

Environmental and Regulatory Risk

        The Company operates in an environmentally sensitive industry and is subject to extensive federal, state and local laws and regulations adopted for the protection of the environment. The laws and regulations primarily applicable to the Company are those related to discharge of emissions into the air and management of solid waste but can also include those related to water use, discharges to water, wetlands preservation and hazardous waste management. Certain of these laws have extensive and complex requirements relating to obtaining construction and operating permits, monitoring, record keeping and reporting. While management believes that it is in substantial compliance with permits and other applicable environmental laws relating to the Company, its facilities, from time to time, may not be in full compliance with all such laws.

        Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The Company incurs operating costs and capital expenditures related to various environmental protection and monitoring programs. Such expenditures have not had a material adverse effect on the Company's consolidated financial position or results of operations. However, federal, state and local regulatory authorities may consider proposals to restrict or tax certain emissions, which proposals, if adopted, could impose additional costs on the operation of the Company.

Landfill Agreements

        Semass Partnership, a subsidiary of Ref-Fuel Semass, has a waste management agreement (the WMA) dated May 25, 1982, as amended, with the Carver, Marion, Wareham Regional Refuse Disposal District (CMW). The WMA allows Semass Partnership to utilize a portion of a landfill (the CMW Landfill), which CMW leases from Wankinco River, Inc. (Wankinco).

        From May 1997 through July 1999, Wankinco provided notices purportedly terminating the lease on the CMW Landfill based upon an allegation that the lease term automatically expired due to alleged failures to strictly comply with the terms of the lease. In June 1997, Semass Partnership and CMW filed suit against Wankinco and A. D. Makepeace Company, Inc., Wankinco's parent company, seeking a declaratory judgment that Semass Partnership and CMW may continue to operate the CMW

Landfill. Trial of the matter before the court was completed in 2001 and a decision was received by the Company in December 2002, which decided virtually all issues in favor of the Semass Partnership. The Semass Partnership avoided both forfeiture of possession and any liability for damages due to landfill operations. Wankinco filed a notice of appeal in January 2003. Apart from this decision, the Semass Partnership and Wankinco continue litigating several other actions involving regulatory issues at the landfill.

        Management believes that the ultimate resolution of these matters will not have a material adverse impact on the results of operations, future cash flows or financial position of the Company.

        In March 1990, the Semass Partnership, CMW and Wankinco entered into an agreement related to the CMW Landfill, as amended (the Settlement Agreement), which requires, among other things, the Semass Partnership to make annual deposits into an environmental protection trust fund (the Fund) in lieu of obtaining environmental impairment liability insurance for the CMW Landfill. The Semass Partnership is required under the Settlement Agreement to deposit $500,000 annually into the Fund, payable in equal quarterly installments. Certain additional deposits are required subject to the availability of cash in accordance with the Loan Agreement. The Semass Partnership's obligation to make deposits into the Fund ceases when the Fund reaches a balance of $20.0 million. Proceeds from the Fund are to be used primarily for remediation of the CMW Landfill in the event of environmental damage. The Semass Partnership and Wankinco are each entitled to receive one-half of the balance of the Fund upon final closure of the CMW Landfill and receipt of required governmental approvals. During the years ended December 31, 2003 and 2002, the Semass Partnership made the required quarterly deposits into the Fund and charged operations for one-half of the deposits into the Fund, representing one-half of the balance of the Fund which will be disbursed to Wankinco upon final closure of the CMW Landfill. Additional charges to operations may be required in future years if any disbursements are required from the Fund to remediate any environmental damages. To date, management is not aware of any such environmental damages. As of December 31, 2003 and 2002, the balance in the Fund is approximately $13.5 million and $11.2 million, respectively, and is included in restricted cash and long-term investments. A corresponding liability of approximately $6.5 million and $5.6 million, representing approximately one-half of the deposits and related earnings in the Fund, is included in other long-term liabilities as of December 31, 2003 and 2002, respectively.

        By letter dated February 10, 2004, Wankinco alleged a default under the Settlement Agreement and the lease on the CMW Landfill, related to an alleged failure by the Company to properly fund a $125,000 quarterly deposit. Management believes that the deposit was properly made, that no default exists under the Settlement Agreement or lease, and that the ultimate resolution of this matter will not have a material adverse impact on the results of operation, future cash flows or financial position of the Semass Partnership or the Company.

Future Minimum Payments Under Operating Leases

        Delaware Valley leases the Delaware Valley Project pursuant to an operating lease that expires in July 2019. The Company also leases office space for its Montvale, New Jersey headquarters pursuant to operating leases expiring in August 2007.

        As of December 31, 2003, total minimum net rental payments on these leases are as follows (in thousands):

2004	$13,487
2005	14,178
2006	13,611
2007	13,768
2008	12,477
Thereafter	93,260

$160,781

        The Company is contingently liable for the payment of stipulated losses, a portion of which is included minimum net rental payments for Delaware Valley reflected in the table above. This stipulated loss value as of December 31, 2003 is approximately $177.4 million. See "Management, Discussion and Analysis of Financial Condition and Resulsts Operations—Supplemental Discussion and Analysis of Ref-Fuel Holdings—Critical Accounting Policies." Total net rental expense was $0.3 million, $6.7 million, $6.5 million and $3.2 million for the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the years ended December 31, 2002 and 2001, respectively.

Capital Expenditures

        As of December 31, 2003, the Company has commitments for capital expenditures of approximately $14.2 million, all of which are expected to be incurred in 2004.

Other Matters

        The Company is involved in various claims or litigation in the ordinary course of business. Management believes that the ultimate resolution of these matters, either individually or in the aggregate, will not have a material adverse impact on the future results of operations, cash flows or financial position of the Company.

        The Company is required to provide financial assurance to government agencies under applicable environmental and procurement regulations relating to the landfill operations and waste disposal contract. Performance bonds to secure the obligations, of which $29 million in surety bonds was outstanding as of December 31, 2003, satisfy these financial requirements.

13.   Related Party Transactions

        Included in the consolidated statement of operations for the years ended December 31, 2002 and 2001 are revenues of approximately $12.2 million and $25.8 million, respectively, generated from the waste disposal services provided to Allied and expenses of $1.0 million and $6.8 million, respectively, for the hauling of ash and disposal of bypass waste by Allied for the four months ended April 30, 2002 and the year ended December 31, 2001, respectively.

        All of the revenues from the equipment leasing entities explained in Note 1 are derived from operating leases between those entities and Allied; as such, the equity in earnings of equipment leasing entities of $15.5 million is from Allied for the year ended December 31, 2002. As of the Redemption, Allied is no longer an affiliated entity.

        Prior to the Allied Transaction, the Company issued certain notes payable to and notes receivable from certain of the American Ref-Fuel Partnerships. These notes bore interest at 6.12 percent, and were satisfied in conjunction with the Allied Transaction. Interest income under the notes receivable approximated $1.7 million for the four months ended April 30, 2001, at which point they were satisfied. Interest expense pursuant to the notes payable approximated $4.5 million for the four months ended April 30, 2001, at which point they were satisfied.

        In the ordinary course of business, the Company and its subsidiaries hold insurance policies with AIG, for which the AIG insurance company subsidiaries receive customary annual premiums. As of June 30, 2003, AIG and its subsidiaries are related parties of the Company.

14.   Employee Compensation and Benefit Plans

Retirement Savings Plan

        The Company is the sponsor of the American Ref-Fuel Company Retirement Savings Plan (the Savings Plan), which covers substantially all of the Company's employees. The Savings Plan, adopted July 1, 1988, as amended, incorporates a defined contribution account for each employee with deferred savings features permitted under Internal Revenue Code Section 401(k). Employees may make voluntary contributions to one or more of various investment funds through payroll deductions. The Company's matching contribution is defined as 50 percent of the first five percent of covered compensation contributed by the employee. In addition, the Company makes a basic contribution on an employee's behalf in an amount equal to three percent of an employee's regular earnings which are less than the Social Security Wage Base, plus six percent of an employee's regular earnings in excess of the Social Security Wage Base. Company contributions are directed to the investment funds in the same proportion as the employees have directed their voluntary contributions. Amounts contributed to the Savings Plan were approximately $0.2 million, $2.7 million, $3.0 million and $1.7 million for the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the years ended December 31, 2002 and 2001, respectively.

Long-Term Incentive Plans

        The Company has granted certain appreciation rights and/or performance awards to its officers and certain key employees that were issued under long-term incentive plans. The incentive plans are administered by the compensation committee of the Board of Directors of the Company. The first Long-Term Incentive Plan (the LTI Plan) was completed prior to 2001, except for certain payments that participants were allowed to defer to periods ending October 1, 2003, in exchange for additional compensation. The expenses related to the deferral were recognized ratably over the deferral period.

        The Long-Term Compensation Plan (the LTC Plan), effective as of January 1, 2001, replaced the LTI Plan. Awards under the LTC Plan are based on the achievement of certain management objectives during each plan year. Awards under the LTC Plan mature in equal amounts of 25 percent in the current year and the three subsequent years.

        The Company recognized compensation expense related to the LTI Plan and LTC Plan of approximately $0.3 million, $4.9 million, $4.1 million and $2.9 million during the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003, and the years ended December 31, 2002 and 2001, respectively. The Company's obligation under the LTI Plan and LTC Plan is approximately $4.6 million and $24.5 million at December 31, 2003 and 2002, respectively, of which approximately $2.4 million and $1.4 million is included in other long-term liabilities with the remainder in current liabilities. The Company paid out approximately $0.0 million, $25.2 million, $0.9 million and $0.2 million under these plans for the period from December 12, 2003 through December 31, 2003, the period from January 1, 2003 through December 12, 2003 and for the years ended December 31, 2002 and 2001.

Severance Agreements

        The Company maintains severance agreements with seven officers where under certain conditions of separation of employment provide for the payment of base salary plus bonus. The maximum contingent liability under these arrangements is $2.2 million.

15.   Supplemental Disclosure of Cash Flow Information

        Depreciation and amortization expense included in the Statements of Cash Flows consists of the following expenses (revenues) (in thousands):

Asset/liability	Statement of operations	The period from December 12, 2003 through December 31, 2003	The period from January 1, 2003 through December 12, 2003	For the Year Ended December 31, 2002	For the Year Ended December 31, 2001

Property, plant and equipment	Depreciation and amortization (1)	$3,391	$55,838	$67,249	$43,978
Energy contracts	Energy revenues	3,286	27,293	25,984	12,505
Long-term waste contracts	Waste disposal and related services	(477)	(7,454)	(8,453)	(6,283)
Lease	Operating expenses (rent expense)	—	(5,009)	(5,279)	(3,519)
Debt	Interest expense	(494)	(4,097)	(4,608)	(907)
Deferred revenue	Waste disposal and related services and energy revenues	—	(909)	(198)	(1,762)

Total		$5,706	$65,662	$74,695	$44,012

(1) Includes amortization of intangible assets and amortization of goodwill
Supplemental cash flow information
Cash paid for interest		$11,094	$54,594	$57,306	$65,175

Noncash investing and financing activities
Recapitalization of the HENS					$144,194
Redemption of Class B minority interest in the HENS (Note 3)				$144,194
Push-down basis of accounting — MSW Energy I		$205,501
Push-down basis of accounting — MSW Energy II		$202,223
Unrealized gain on investments		$517

16.   Subsequent Event

        On January 26, 2004, affiliates of CSFB Private Equity entered into a securities purchase agreement with Highstar Renewable Fuels II LLC (Highstar II), an affiliate of AIGGIG, pursuant to which the CSFB Private Equity affiliates agreed to sell to Highstar II 40% of the outstanding shares of common stock of UAE Holdings. Upon the consummation of the transactions contemplated by the securities purchase agreement, the CSFB Private Equity affiliates will collectively own 60% and Highstar II will own 40% of the outstanding shares of common stock of UAE Holdings.

        Concurrently with the execution of the aforementioned purchase agreement, Highstar, MSW Acquisition, and UAE Holdings entered into a membership interests purchase agreement pursuant to which Highstar agreed to sell to MSW Acquisition 10% and to UAE Holdings 0.01% of the outstanding membership interests in MSW Energy I. Prior to such transaction, Highstar will transfer 39.89% of our membership interests to its wholly-owned subsidiary, Highstar I. Upon the consummation of the transactions contemplated by the membership interests purchase agreement, MSW Acquisition will own 60%, Highstar and Highstar I will own 39.99% and UAE Holdings will own 0.01% of the outstanding membership interests in MSW Energy I, and UAE Holdings will be the managing member of MSW Energy I.

        The transactions described above (the Equalization Transactions) will result in CSFB Private Equity affiliates collectively owning a 59.88% indirect interest in Ref-Fuel Holdings and Highstar, Highstar I and Highstar II collectively owning a 39.92% indirect interest in Ref-Fuel Holdings.

        The parties will enter into a stockholders' agreement and members' agreement that will provide for the governance of UAE Holdings, MSW Energy I and their subsidiaries. The consent of both the CSFB Private Equity affiliates and an affiliate of AIGGIG will be required to take certain significant actions at UAE Holdings, MSW Holdings and, in many cases, their subsidiaries. The agreements will also provide for transfer restrictions, a right of first offer, tag-along rights, drag-along rights and participation rights with respect to UAE Holdings and MSW Energy I. The parties will also enter into a registration rights agreement with respect to UAE Holdings.

        The transactions contemplated by the aforementioned agreements will be conditioned upon the consummation of each other and will also be subject to certain closing conditions, including the receipt of all necessary governmental approvals. These transactions are expected to close in the second quarter of 2004.

        We have not authorized any person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

MSW ENERGY HOLDINGS II LLC
MSW ENERGY FINANCE CO. II, INC.

OFFER TO EXCHANGE

$225,000,000 principal amount of 7 3/8% Series B Senior Secured Notes due 2010, which have been registered under the Securities Act,
for any and all of the outstanding 7 3/8% Series A Senior Secured Notes due 2010

        Until August 29, 2004, all dealers that buy, sell or trade the exchange notes, whether or not participating in the exchange offer, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments and subscriptions.

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Exchange Offer
Terms of the Exchange Notes
Risk Factors
MSW Energy II Unaudited Summary Pro Forma Condensed Consolidated Financial and Other Data
Supplemental Information Ref-Fuel Holdings Summary Condensed Consolidated Financial and Other Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
THE TRANSACTIONS
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS OF REF-FUEL HOLDINGS
MSW ENERGY HOLDINGS II LLC
MSW ENERGY FINANCE CO. II, INC.
REF-FUEL HOLDINGS LLC
REGULATION
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
THE EXCHANGE OFFER
DESCRIPTION OF THE NOTES
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
MSW Energy Holdings II LLC Attention: Michael Gruppuso c/o American Ref–Fuel Company, 155 Chestnut Ridge Road, Montvale, NJ 07645 Phone No. (800) 727-3835
INDEX TO PRO FORMA FINANCIAL STATEMENT
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENT
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 (in thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003
INDEX TO HISTORICAL FINANCIAL STATEMENTS
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited, in thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF MEMBER'S EQUITY (Unaudited, in thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited, in thousands)
MSW Energy Holdings II LLC and Subsidiary Notes to Consolidated Financial Statements
MSW ENERGY HOLDINGS II LLC
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND THE PERIOD FROM INCEPTION (AUGUST 20, 2003) TO DECEMBER 31, 2003 AND REPORT OF INDEPENDENT AUDITORS
Report of Independent Auditors
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES Consolidated Balance Sheet December 31, 2003 (In Thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES Consolidated Statement of Operations (In Thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES Consolidated Statement of Member's Equity (In Thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES Consolidated Statement of Cash Flows (In Thousands)
MSW ENERGY HOLDINGS II LLC AND SUBSIDIARIES NOTES TO FINANCIAL STATEMENTS December 31, 2003
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Balance Sheets (In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Statements of Operations and Other Comprehensive Income (Unaudited, In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Statements of Members' Equity (Unaudited, In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Statements of Cash Flows (Unaudited, In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Notes to Consolidated Financial Statements
REF-FUEL HOLDINGS LLC AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002 AND FOR THE PERIOD FROM DECEMBER 12, 2003 THROUGH DECEMBER 31, 2003, THE PERIOD FROM JANUARY 1, 2003 THROUGH DECEMBER 12, 2003, AND FOR THE YEARS ENDED DECEMBER 31, 2002 AND DECEMBER 31, 2001, AND REPORTS OF INDEPENDENT AUDITORS
Report of Independent Auditors
Report of Independent Auditors
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Balance Sheets (In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Statements of Operations (In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Statements of Members' Equity (In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Consolidated Statements of Cash Flows (In Thousands)
Ref-Fuel Holdings LLC and Subsidiaries Notes to Consolidated Financial Statements
PROSPECTUS
MSW ENERGY HOLDINGS II LLC MSW ENERGY FINANCE CO. II, INC.
OFFER TO EXCHANGE